Exhibit 10.28
AGREEMENT AND PLAN OF MERGER
AMONG
CDK GLOBAL, INC.,
SPYDER MERGER CORP.,
ROADSTER, INC.,
AND
FORTIS ADVISORS LLC, AS THE STOCKHOLDER REPRESENTATIVE
Dated as of June 2, 2021

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EXHIBITS
Exhibit A    [Reserved]
Exhibit B    Certificate of Merger
Exhibit C    Letter of Transmittal
Exhibit D    Written Consent
Exhibit E    Data Room Index
Exhibit F    Paying Agent Agreement
Exhibit G    Warrant Cancellation Agreement
Exhibit H    PPP Escrow Agreement

SCHEDULES
Schedule 1.1A        Net Working Capital Calculation
Schedule 1.1B        Conduct of the Business

    v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER is made as of June 2, 2021, among CDK Global, Inc., a Delaware limited liability company (“Purchaser”), Spyder Merger Corp., a Delaware corporation and a wholly-owned Subsidiary of Purchaser (“Merger Sub”), Roadster, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as representative of the stockholders of the Company for certain purposes described in this Agreement (the “Stockholder Representative”). Purchaser, Merger Sub, the Company, and the Stockholder Representative are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in ARTICLE 1.
PRELIMINARY STATEMENTS
A.    The Company is engaged in the business of providing online vehicle retailing solutions and other services related thereto for retailers and manufacturers, including (a) a consumer-facing retailing and communication platform, (b) interactive website and mobile applications, inventory and pricing tools, trade-in tools and services, service and protection plans, physical accessory sales, credit application and financing services, electronic transaction processing and contracting services and (c) support, training and consulting services with respect to online retailing and related workflows (the “Business”).
B.    Purchaser desires to acquire the Company through a merger of Merger Sub with and into the Company.
C.    The respective boards of directors of each of the Company, Purchaser, and Merger Sub have unanimously approved this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.
D.    The respective boards of directors of each of the Company and Merger Sub have declared this Agreement to be advisable and in the best interests of their respective stockholders and have directed that this Agreement be submitted to their respective stockholders for approval.
E.    Concurrently with the execution of this Agreement, certain Stockholders are entering into support agreements with Purchaser, pursuant to which each such Stockholder has, among other things, irrevocably agreed to, among other things, execute a written consent in favor of adopting this Agreement and exercising the drag-along provisions of Article 4 of the Voting Agreement (the “Drag-Along”).
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS
Section 1.1Definitions. The following terms shall have the following meanings for purposes of this Agreement:
“Accounting Firm” has the meaning set forth in Section 3.3(c).
“Accounting Principles” has the meaning set forth in Section 3.2(a).
“Adjustment Holdback Amount” means Three Million Dollars ($3,000,000).
“Advisory Group” has the meaning set forth in Section 11.4.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.
“Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules.
“Aggregate Option Exercise Price” means $1,848,753.51.
“Aggregate Warrant Exercise Price” means $133,175.43.
“Anti-Corruption Laws” means all Laws relating to the prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.
“Antitrust Law” means any federal, state, or foreign antitrust, competition, or trade regulation, statute, rule, regulation, Order, decree, administrative and judicial doctrine, or other Law, that is designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Clayton Act, 15 U.S.C. §§ 12-27, as amended, and the HSR Act.
“As-Converted Series A Preferred Stock” means, with respect to each share of Series A Preferred Stock, the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to Section B.4 of Article IV of the Company Charter.
“As-Converted Series B Preferred Stock” means, with respect to each share of Series B Preferred Stock, the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible pursuant to Section B.4 of Article IV of the Company Charter.

“As-Converted Series B-1 Preferred Stock” means, with respect to each share of Series B-1 Preferred Stock, the number of shares of Common Stock into which such share of Series B-1 Preferred Stock is then convertible pursuant to Section B.4 of Article IV of the Company Charter.
“Authorized Action” has the meaning set forth in Section 11.1.
“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan, or (c) any retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, non-discretionary bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan within the meaning of Section 3(3) of ERISA.
“Business” has the meaning set forth in the preliminary statements to this Agreement.
“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York or Chicago, Illinois are authorized or required to be closed for business.
“Cancelled Shares” has the meaning set forth in Section 2.5(b).
“Cap” has the meaning set forth in Section 10.3(b).
“Capital Lease” means any lease that would have been required to be classified as a capital lease in accordance with GAAP prior to the adoption of ASC 842 (and excluding, for the avoidance of doubt, any lease that would have been classified as an operating lease in accordance with GAAP prior to the adoption of ASC 842).
“CARES Act” has the meaning set forth in Section 4.15(o).
“Cash” means cash and cash equivalents, excluding (a) cash pledged or held as collateral under any letters of credit (but only to the extent drawn upon), surety bonds, performance bonds, or other similar instruments, (b) cash that is not freely useable because it is subject to legal or other restrictions on transfer and (c) credit card receivables arising in connection with sales to customers who made such purchase using a credit card or debit card.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).
“Claim Notice” has the meaning set forth in Section 10.4.
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Closing Date Cash” means the aggregate amount of Cash of the Company calculated as of the Determination Time in accordance with the Accounting Principles. Closing Date Cash shall (a) be calculated net of issued but uncleared checks and drafts written or issued by the Company as of the Determination Time and (b) include checks, drafts, wire transfers and other deposits deposited or in transit for the account of the Company; provided, however, that Closing Date Cash shall not be (i) reduced by issued but uncleared checks and drafts written or issued described in clause (i) above or (ii) increased by checks, drafts, wire transfers and other deposits described in clause (ii) above, in either case to the extent such amounts are reflected as a Current Liability or Current Asset, respectively, in the determination of Closing Date Net Working Capital.
“Closing Date Indebtedness” means (a) the aggregate amount of Indebtedness of the Company calculated as of the Determination Time in accordance with the Accounting Principles plus (b) all Transfer Taxes plus (c) the Net Tax Amount plus (d) Collected Deferred Revenue plus (e) Four Hundred Eighteen Thousand Dollars ($418,000) in respect of certain matters identified by Purchaser during its due diligence with respect to the Company. Notwithstanding the foregoing, to avoid duplication, “Closing Date Indebtedness” shall not include (i) any liability to the extent such liability is accrued as a Current Liability for purposes of Closing Date Net Working Capital and (ii) the amount of the PPP Loan (which is the subject matter of Section 2.9(b)).
“Closing Date Net Working Capital” means an amount equal to Current Assets minus Current Liabilities, in each case as calculated in accordance with the Accounting Principles as illustrated in the calculation set forth on Schedule 1.1A.
“Closing Date Payoff Indebtedness” means all Closing Date Indebtedness, other than Closing Date Indebtedness described in clause (c) of the definition of “Closing Date Indebtedness” and Transfer Taxes.
“Closing Equityholder Payment Amount” means an amount equal to the Estimated Merger Consideration less the Adjustment Holdback Amount less the Indemnity Holdback Amount less the PPP Escrow Amount less the Stockholder Representative Amount.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collected Deferred Revenue” means the aggregate amount of deferred revenue of the Company calculated as of the Determination Time in accordance with the Accounting Principles,

but only to the extent the applicable customer has funded such deferred revenue in Cash as of the Determination Time.
“Common Stock” means the Company’s common stock, $0.0001 par value per share.
“Common Stockholder” means a holder of Common Stock.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company 401(k) Plan” means the Roadster Inc. Retirement Trust.
“Company Benefit Plan” means each Benefit Plan that is sponsored or maintained by the Company or any or its ERISA Affiliates, to which the Company or any of its ERISA Affiliates is a party or in which the Company or any of its ERISA Affiliates participates or with respect to which the Company has or could have any Liability.
“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated May 1, 2020.
“Company Copyrights” means the copyrights and works of authorship (and any applications for registration of the same) owned by the Company.
“Company Data” means all data, meta-data, or information (a) transmitted to the Company by users or customers of any Company’s products or Company website, or (b) contained in any Company IT Systems or other databases of the Company and all other information, data and compilations thereof used by, or necessary to the Business of, the Company.
“Company Equity Plan” means the 2015 Stock Option and Grant Plan.
“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company.
“Company IT Systems” has the meaning set forth in Section 4.9(a).
“Company Options” means the issued and outstanding options to purchase shares of Common Stock under the Company Equity Plan.
“Company Patents” means the patents and pending patent applications owned by the Company.
“Company Real Property” has the meaning set forth in Section 4.7(b).
“Company Records” means all customer lists, supplier lists, product price lists, sales records, product specifications, advertising materials, engineering data, maintenance schedules,

and operating and production records relating to the Company or used in connection with the Business.
“Company Registered Intellectual Property” has the meaning set forth in Section 4.8(a).
“Company Software” has the meaning set forth in Section 4.8(h).
“Company Trademarks” means the trade names, trademarks, service names, service marks, and Internet domain names (and applications for registration of the same) owned by the Company.
“Company Warrants” means any and all warrants or other rights, other than Preferred Stock or Company Options, to purchase Company Stock or any other securities of the Company.
“Company’s Knowledge” means the actual knowledge of Andy Moss, Michael Lenz, Rudi Thun, Matthew Wolf, Elizabeth Macnew, Trey Matteson, and, solely with respect to Section 4.8 and Section 4.9, Shui Wing Lo and Kevin Whitley, in each case after reasonable inquiry, including consulting with such individual’s direct reports with operational responsibility for the matters in question.
“Competing Transaction” has the meaning set forth in Section 6.5.
“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of June 30, 2020, between CDK Global, Inc. and the Company, together with the Clean Team Amendment to Non-Disclosure Agreement executed by CDK Global, Inc. and the Company on March 3, 2021.
“Consent” means a consent, authorization, or approval of, or a filing, notification, or registration with, a Person.
“Continuing Employee” has the meaning set forth in Section 7.2(a).
“Contract” means any contract, agreement, letter of intent, agreement in principle, lease, license, sales order, purchase order, indenture, mortgage, note, bond, guaranty, or other legally binding arrangement or understanding, whether written or oral.
“Counsel” has the meaning set forth in Section 12.17.
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“Current Assets” means the aggregate amount of (a) accounts receivable (including credit card receivables arising in connection with sales to customers who made such purchases using a credit card or debit card); provided that the accounts receivable described in this clause (a) shall exclude any accounts receivable that as of the Closing Date are aged more than ninety (90) days and (b) ordinary course prepaid expenses, in each case calculated as of the Determination Time in accordance with the Accounting Principles; provided, that Current Assets shall exclude, for the avoidance of doubt, Cash and any current or deferred Income Tax assets, in each case calculated as of the Determination Time in accordance with the Accounting Principles.
“Current Liabilities” means the aggregate amount of current liabilities (excluding any portion included in Indebtedness or Transaction Expenses) of the Company, calculated as of the Determination Time in accordance with the Accounting Principles, including (a) accounts payable, (b) payroll liabilities, (c) accrued expenses, (d) all accrued and unpaid current Tax liabilities other than any Income Tax liabilities or Taxes otherwise included in Closing Date Indebtedness or Transaction Expenses and (e) all deferred revenue other than Collected Deferred Revenue, in each case calculated as of the Determination Time in accordance with the Accounting Principles.
“Currently Conducted” means the Business as currently conducted by the Company, including the conduct of the Business consistent with its existing plans therefor in the jurisdictions listed on Schedule 1.1B.
“Data Room” means (i) the virtual data room on Intralinks, having the name “Project Spyder,” and (b) the virtual data room on Dropbox, having the name “Project Spyder,” in each case as established by the Company in connection with the transactions contemplated by this Agreement, and the index of each of which is set forth in Exhibit E.
“Deductible” has the meaning set forth in Section 10.3(a).
“Determination Time” means 12:01 a.m. Central Time on the Closing Date.
“DGCL” has the meaning set forth in Section 2.1.
“Disclosure Schedules” has the meaning set forth in ARTICLE 4.
“Dissenting Shares” has the meaning set forth in Section 2.6.
“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.
“Drag-Along” has the meaning set forth in the preliminary statements to this Agreement.
“Effective Time” has the meaning set forth in Section 2.2(b).
“Employee Option Holder Amount” means an aggregate amount equal to the sum of the Per Option Merger Consideration payable to all Employee Option Holders.

“Employee Option Holders” means Option Holders who are current or former Employees and identified with an asterisk on the Preliminary Payment Allocation Statement and the Final Allocation Statement.
“Employees” means, as of any time of determination, those individuals employed by the Company at such time.
“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).
“Environmental Law” means any applicable Laws (including common law) concerning the protection of human health or the environment (including ambient air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources), including Laws (a) imposing Liability in connection with cleanup, investigation or remediation relative to any Release or threatened Release, (b) relating to exposure to Hazardous Substances and protection of worker health and safety, and (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of Hazardous Substances.
“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.
“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, convertible notes or other securities exercisable for or convertible into any of the securities described in clause (a).
“Equityholders” means the Stockholders, the Option Holders and the Warrant Holders, collectively.
“Equityholder Indemnified Party” has the meaning set forth in Section 10.3.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414 of the Code.
“Estimated Closing Statement” has the meaning set forth in Section 3.2(a).
“Estimated Merger Consideration” has the meaning set forth in Section 3.2(a).

“Final Payment Allocation Statement” has the meaning set forth in Section 3.3(d).
“Final Merger Consideration” means the Merger Consideration, as the same becomes final and binding pursuant to Section 3.3. For the avoidance of doubt, the Final Merger Consideration shall not exceed the Maximum Merger Consideration.
“Financial Statements” means (a) the unaudited financial statements of the Company for the fiscal years ended December 31, 2019 and December 31, 2020 (including, in each case, balance sheets, statements of operations, statements of cash flows and statement of stockholders’ equity) and (b) the unaudited financial statements of the Company, for the three (3) month interim period ended March 31, 2021 (including, balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity).
“Foreign Official” means (i) any officer or employee of a foreign Governmental Authority, or of a public international organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority or public international organization or (ii) candidate for foreign public office, foreign political party, or foreign political campaign.
“Fully-Diluted Common Stock” means the aggregate number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time, including (a) if the Series A Liquidation Preference Amount for each share of Series A Preferred Stock is less than the Series A Participation Amount for such shares, the As-Converted Series A Preferred Stock, (b) if the Series B Liquidation Preference Amount for each share of Series B Preferred Stock is less than the Series B Participation Amount for such shares, the As-Converted Series B Preferred Stock, (c) if the Series B-1 Liquidation Preference Amount for each share of Series B-1 Preferred Stock is less than the Series B-1 Participation Amount for such shares, the As-Converted Series B-1 Preferred Stock, (d) the number of shares of Common Stock for which all In-the-Money Warrants are exercisable as of immediately prior to the Effective Time and (e) the number of shares of Common Stock for which all In-the-Money Options are exercisable as of immediately prior to the Effective Time.
“Fully-Diluted Common Stockholder Proceeds” means an amount equal to the Final Merger Consideration less the Preferred Stock Liquidation Preference Amount (if any) less the Stockholder Representative Amount.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.20, Section 4.23, Section 4.28, Section 4.29, Section 5.1, and Section 5.6.
“GAAP” means generally accepted accounting principles in the United States.
“General Indemnity Holdback Amount” means One Million Eight Hundred Thousand Dollars ($1,800,000).

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra-national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative law functions, including quasi-governmental entities established to perform such functions.
“Hazardous Substance” means petroleum or any material or substance in such concentration that it is regulated or controlled as a hazardous substance, toxic substance, hazardous waste, or pollutant under any Environmental Law.
“Health Plan” means a group health plan as defined in Section 733(a)(1) of ERISA.
“Healthcare Reform Laws” means, collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010 and regulations and guidance issued thereunder.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“In-the-Money Options” means Company Options having an exercise price per share below the Per Share Common Stock Merger Consideration.
“In-the-Money Warrants” means Company Warrants having an exercise price per share below the Per Share Common Stock Merger Consideration.
“Inbound IP License” has the meaning set forth in Section 4.8(c).
“Income Taxes” means Taxes imposed on or measured by or determined with reference to gross or net income (however denominated) (but not including, for the avoidance of doubt, any withholding, sales, use, real or personal property, transfer or similar Taxes).
“Indebtedness” means, with respect to any Person, without duplication, the principal, accrued and unpaid interest and any prepayment premiums, penalties, or other fees and expenses, and any expense reimbursement or other payment obligations, in each case determined as of the Determination Time in accordance with the Accounting Principles, in respect of (a) all indebtedness of such Person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations but excluding trade payables), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under Capital Leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, in each case, solely to the extent drawn upon, (g) all obligations under surety bonds and performance bonds, in each case, solely to the extent drawn upon, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument and (i) all Liabilities of any other Person described in clauses (a) through (h) above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation.
“Indemnity Holdback Amount” means the sum of (a) the General Indemnity Holdback Amount plus (b) the Special Indemnity Holdback Amount.
“Indemnified Party” means any Person entitled to be indemnified pursuant to pursuant to ARTICLE 10.
“Information Security Reviews” has the meaning set forth in Section 4.9(c).
“Initial Closing Statement” has the meaning set forth in Section 3.3(a).
“Insurance Policies” has the meaning set forth in Section 4.23.
“Intellectual Property” means all intellectual property or other proprietary rights in and to: (a) patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof, (b) trademarks, service marks, trade names, service names, trade dress, and Internet domain names, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights, database rights, and works of authorship, (d) Know-How, and (e) Software.
“Interim Balance Sheet” has the meaning set forth in Section 4.4(b).
“Know-How” means trade secrets, inventions, discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections.
“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.
“Letter of Transmittal” has the meaning set forth in Section 2.10(a).
“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law or Order.
“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation, or other violation with respect to Intellectual Property.

“Lookback Date” means January 1, 2018.
“Losses” means any and all losses, claims, damages, costs, expenses (including reasonable attorneys’, consultants’, experts’, and other professional advisors’ fees and expenses), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, Liabilities, and other charges, including costs of mitigation, damages for lost profits, damages based on a multiple of earnings or a diminution in value, and special, indirect, and consequential damages, in each case, whether or not arising out of a Third Party Claim, but excluding any punitive damages, except to the extent such punitive damages are paid to a third party in connection with a Third Party Claim.
“Material Adverse Effect” means any event, change, or occurrence that, individually or in the aggregate with any other events, changes, or occurrences, has or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company (on a short-term or long-term basis), taken as a whole, excluding any event, change, or occurrence resulting from: (a) effects generally affecting the industries or segments thereof in which the Company operates; (b) general business, economic, or political conditions (or changes therein); (c) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) any failure by the Company to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur); (e) changes in Law or interpretation thereof or GAAP or interpretation thereof; (f) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, epidemic, pandemic or disease outbreak (including COVID19), weather condition, explosion or fire, in each case, after the date hereof, (g) any sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority, and (h) changes, events, occurrences, developments, or effects arising from or relating to (A) the taking of any required by this Agreement or taken at the express written request of Purchaser or its Affiliates; provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a), (b), (c), (e), (f) and (g), above shall be excluded only to the extent such matters do not disproportionately impact the Company as compared to other Persons operating in same industry.
“Material Contracts” has the meaning set forth in Section 4.10.
“Material Customer” has the meaning set forth in Section 4.19(a).
“Material Supplier” has the meaning set forth in Section 4.19(a).
“Maximum Merger Consideration” has the meaning set forth in Section 3.1.
“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1.
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Negative Adjustment Amount” has the meaning set forth in Section 3.3(e)(ii).
“Net Tax Amount” means an amount (not less than $0) equal to the sum of (1) all unpaid Income Taxes of the Company with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date (“Pre-Closing Income Taxes”) (calculated in accordance with the principles of Section 7.1(f)) with respect to any final Tax Return that is not yet due (including extensions) and with respect to any final Tax Return that was filed on or before the Closing Date but for which the unpaid cash Tax liabilities reflected thereon have not been paid (calculated for any Straddle Period in accordance with the principles of Section 7.1(g)) and whether due and payable prior to, at, or following, the Closing Date, and (2) the amount of the employer portion of any employment-related Taxes (including payroll Taxes) for which the due date is deferred, including pursuant to Section 2302 of the CARES Act.
“Non-Employee Option Holders” means all Option Holders other than the Employee Option Holders.
“Notice of Acceptance” has the meaning set forth in Section 3.3(b)(i).
“Notice of Disagreement” has the meaning set forth in Section 3.3(b)(i).
“Option Holder” means a holder of a Company Option.
“Order” means any order, judgment, decree, injunction, stipulation, settlement, or consent order of or with any Governmental Authority.
“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, shareholders agreement or voting agreement among equity owners, and other governing documents of an entity, as applicable, in each case as amended.
“Out-of-Money Options” means Company Options having an exercise price per share above the Per Share Common Stock Merger Consideration.
“Out-of-Money Warrants” means Company Warrants having an exercise price per share above the Per Share Common Stock Merger Consideration.
“Outbound IP License” has the meaning set forth in Section 4.8(b).
“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement. Following the Effective Time, the Surviving Corporation shall be considered a Party.
“Paying Agent” means PNC Bank, National Association.
“Paying Agent Agreement” means the Paying Agent Agreement in the form attached as Exhibit F.
“Permit” means any material permit, license, approval, or other authorization required to be obtained by any Governmental Authority.
“Permitted Liens” means (a) Liens for or in respect of Taxes or other governmental charges that are either (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established in accordance with GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the ordinary course of business or by operation of law with respect to obligations that are not yet due and payable; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens that, individually or in the aggregate, do not materially impair the use of the real property affected thereby; (d) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in the Business; (e) solely with respect to the Equity Interests of the Company, restrictions on transfer imposed under applicable securities Laws; and (f) non-exclusive licenses to Intellectual Property granted in the ordinary course of business.
“Per Option Merger Consideration” means, with respect to each In-the-Money Option, (a) the Per Share Common Stock Merger Consideration minus (b) the exercise price of such Company Option.
“Per Share Common Stock Merger Consideration” means, with respect to each share of Common Stock, the per share cash amount equal to the quotient of (a) the sum of (i) the Fully-Diluted Common Stockholder Proceeds, plus (ii) the Aggregate Option Exercise Price, plus (iii) the Aggregate Warrant Exercise Price, divided by (b) the Fully-Diluted Common Stock immediately prior to the Effective Time.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.
“Personal Information” means (a) all information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual; and (b) any other information covered by Privacy Laws (which may be defined therein as “personal data”, “personal information” or similar terms).

“Per Warrant Merger Consideration” means, with respect to each In-the-Money Warrant, (a) the Per Share Common Stock Merger Consideration minus (b) the exercise price of such Company Warrant.
“PPP Escrow Agent” means Silicon Valley Bank, or its successor under the PPP Escrow Agreement.
“PPP Escrow Agreement” means the PPP Escrow Agreement to be entered into by the Stockholder Representative and the PPP Escrow Agent, substantially in the form of Exhibit H.
“PPP Escrow Amount” means $2,123,179.54.
“PPP Loan Forgiveness Application” means a loan forgiveness application for a PPP Loan, substantially in the form promulgated by the U.S. Small Business Administration.
“PPP Loans” means any loans made to the Company the Paycheck Protection Program pursuant to the CARES Act, which description, including the lender, and the principal amount thereof are set forth on Schedule 4.26(a), and all references to the PPP Loans shall include all amounts owed to the lender related thereto, including principal, interest, costs, fees and expenses.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.
“Preliminary Payment Allocation Statement” has the meaning set forth in Section 3.2(b).
“Preferred Stock” means the Company’s preferred stock, $0.0001 par value per share, consisting of the Series A Preferred Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock.
“Preferred Stock Liquidation Preference Amount” means an aggregate amount equal to the sum of (a) if payable pursuant to Section 2.5(b), the Series A Liquidation Preference Amount, plus (b) if payable pursuant to Section 2.5(c), the Series B Liquidation Preference Amount, plus (iv) if payable pursuant to Section 2.5(d), the Series B-1 Liquidation Preference Amount.
“Preferred Stockholder” means a holder of Preferred Stock.
“Privacy Agreements” has the meaning set forth in Section 4.9(f).
“Privacy Law” means any applicable Law that (a) relates to the confidentiality, Processing, privacy, security, protection, transfer or trans-border data flow of Personal Information; (b) relates to the privacy or interception, recording or monitoring of communications, (c) provides rights to an individual whose Personal Information is being processed; or (d) provides for a duty to notify an individual whose Personal Information has been, or may have been, the subject of a Security Breach.

“Privacy Policies” has the meaning set forth in Section 4.9(g).
“Privileged Communications” has the meaning set forth in Section 12.17.
“Proceeding” means an action, suit, arbitration, proceeding, audit, hearing, examination, investigation, or other litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority.
“Processing” means any operation or set of operations which is performed on Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Proposed Adjustments” has the meaning set forth in Section 3.3(b)(ii).
“Pro-Rata Share” means, with respect to each Equityholder, an amount equal to the quotient of (a) the aggregate portion of the Merger Consideration received by such Equityholder divided by (b) the Merger Consideration. The aggregate Pro Rata Shares of all Equityholders shall equal 100%.
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser Indemnified Party” has the meaning set forth in Section 10.2.
“Purchaser Plans” has the meaning set forth in Section 7.2(b).
“R&W Insurance Policy” means that certain representation and warranty insurance policy to be issued for the benefit of Purchaser based upon the binder previously delivered by Purchaser to the Company.
“Real Property Lease” has the meaning set forth in Section 4.7(b).
“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including, but not limited to, the Paying Agent Agreement and the PPP Escrow Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, injection, deposit or discharge of any Hazardous Substance in, onto or through the environment.
“Released Claims” has the meaning set forth in Section 7.4(a).
“Releasees” has the meaning set forth in Section 7.4(a).

“Releasor” has the meaning set forth in Section 7.4(a).
“Remedial Action” means any action that is required under any Environmental Law to (a) investigate, clean up, remediate, remove, respond to, treat or in any other way address a Release, or a threat of Release, into the environment, including the performance of required studies, investigations, restoration or monitoring or (b) assess or restore the environment or natural resources.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, insurance providers, and advisors.
“Required Stockholder Approval” has the meaning set forth in Section 4.24.
“Responsible Party” means (a) with respect to claims for indemnification pursuant to Section 10.2, the Stockholder Representative on behalf of the Equityholders, and (b) with respect to claims for indemnification pursuant to Section 10.3, Purchaser.
“Security Breach” means any actual, alleged or threatened misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure of, or lock-up or making unavailable of any Company Data.
“Security Program” has the meaning set forth in Section 4.9(c).
“Series A Liquidation Preference Amount” means an aggregate amount per share of Series A Preferred Stock equal to the sum of (a) $0.8711 plus (b) all declared but unpaid dividends on such share of Series A Preferred Stock.
“Series A Participation Amount” means, with respect to each share of Series A Preferred Stock, the product of (a) the number of shares of As-Converted Series A Preferred Stock into which such share of Series A Preferred Stock is convertible as of the Effective Time multiplied by (b) the Per Share Common Stock Merger Consideration.
“Series A Preferred Stock” means Preferred Stock designated as “Series A Preferred Stock” in accordance with the Company Charter.
“Series B Liquidation Preference Amount” means an aggregate amount per share of Series B Preferred Stock equal to the sum of (a) $1.1206 plus (b) all declared but unpaid dividends on such share of Series B Preferred Stock.
“Series B Participation Amount” means, with respect to each share of Series B Preferred Stock, the product of (a) the number of shares of As-Converted Series B Preferred Stock into which such share of Series B Preferred Stock is convertible as of the Effective Time multiplied by (b) the Per Share Common Stock Merger Consideration.

“Series B Preferred Stock” means Preferred Stock designated as “Series B Preferred Stock” in accordance with the Company Charter.
“Series B-1 Liquidation Preference Amount” means an aggregate amount per share of Series B-1 Preferred Stock equal to the sum of (a) $2.9231 plus (b) all declared but unpaid dividends on such share of Series B-1 Preferred Stock.
“Series B-1 Participation Amount” means, with respect to each share of Series B-1 Preferred Stock, the product of (a) the number of shares of As-Converted Series B-1 Preferred Stock into which such share of Series B-1 Preferred Stock is convertible multiplied by (b) the Per Share Common Stock Merger Consideration.
“Series B-1 Preferred Stock” means the Preferred Stock designated as “Series B-1 Preferred Stock” in accordance with the Company Charter.
“Shares” means the Preferred Stock and the Common Stock, collectively.
“Special Indemnity Holdback Amount” means Ten Million Dollars ($10,000,000).
“Standard Inbound Licenses” means (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental non-exclusive Trademark and feedback licenses entered into the ordinary course of business, (iii) licenses to Software under a “open source,” “shareware,” or “freeware” license, (iv) licenses contained in an the Company’s standard form employee or consulting agreement, and (v) licenses for generally commercially available software.
“Standard Outbound Licenses” means (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental non-exclusive Trademark and feedback licenses entered into the ordinary course of business, (iii) non-exclusive licenses granted to the Company’s service providers or vendors for the purpose of providing services to the Company, and (iv) non-exclusive licenses to Company Intellectual Property granted to the Company’s customers in substantially similar to the Company’s standard form customer agreement.
“Stockholder Notice” has the meaning set forth in Section 6.6(b).
“Stockholder Representative” has the meaning set forth in the preamble to this Agreement.
“Stockholder Representative Amount” means One Hundred Fifty Thousand Dollars ($150,000).
“Stockholder Representative Engagement Agreement” has the meaning set forth in Section 11.4.
“Stockholder Representative Expenses” has the meaning set forth in Section 11.3.

“Stockholder Representative Group” has the meaning set forth in Section 11.4.
“Stockholders” means the Preferred Stockholders and the Common Stockholders.
“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.
“Software” means (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (b) database software that is accessed using computer programs; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (d) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs.
“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Takeover Laws” has the meaning set forth in Section 4.24.
“Target Net Working Capital” means Two Million Dollars ($2,000,000).
“Tax” or “Taxes” means all taxes and similar charges, fees, duties, levies, or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, digital services, value added, stamp, user, transfer, registration, escheat or unclaimed property, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof).
“Tax Claim” has the meaning set forth in Section 7.1(d).
“Tax Return” means any report, return, or other information or filing required or permitted to be supplied to a Governmental Authority in connection with any Taxes, including any schedules, amendments or attachments to such reports, returns, declarations or other filings that are filed with or submitted to, or that are required to be filed with or submitted to, any Governmental Authority.
“Third Party Claim” has the meaning set forth in Section 10.5.
“Transaction Engagement” has the meaning set forth in Section 12.17.
“Transaction Expenses” means, without duplication, (a) all fees and expenses incurred or payable by the Company in connection with this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of the Company in connection with this Agreement and the transactions contemplated by this Agreement, (b) all transaction bonuses, stay or retention payments, change-of-control payments, and other similar payments or bonuses payable to any employee of the Company solely as a result of the consummation of the transactions contemplated by this Agreement, and the employer’s share of any employment, payroll or similar Taxes incurred with respect to such payments, excluding, however, any arrangement (including the termination of any employee of the Company) entered into with or at the direction of Purchaser and/or its Affiliates, (c) the cost of the directors’ and officers’ “tail” insurance policy obtained by the Company pursuant to Section 6.10, (d) the employer’s share of any employment, payroll or similar Taxes incurred with respect to the payment by the Company to Employee Option Holders of the Employee Option Holder Amount and (e) fifty percent (50%) of the fees and expenses (i) of the Paying Agent pursuant to the Paying Agent Agreement and (ii) relating to the R&W Insurance Policy in accordance with Section 12.1, in the case of each of clause (a), clause (b), and clause (c), to the extent not paid prior to the Closing.
“Transaction Tax Deductions” means, without duplication, any deduction permitted for income Tax purposes that is deductible at a “more likely than not” or higher level of comfort in a Pre-Closing Tax Period resulting from or attributable to (i) Transaction Expenses, (ii) bonus or similar payments made to employees of the Company or its Subsidiaries or payments to any of the Stockholders (including, in each case, the employer portion of any employment or payroll taxes related thereto) in connection with the consummation of the Transactions, (iii) the exercise of, or any payment with respect to, any Option in connection with the consummation of the Transaction, and (iv) the satisfaction of any portion of Indebtedness (including deductions attributable to capitalized fees, interest and original issue discount). Notwithstanding the foregoing, for this purpose seventy percent (70%) of any Transaction Tax Deductions that are success-based fees within the meaning of Treasury Regulations Section 1.263(a)-5(f) shall be considered deductible consistent with Revenue Procedure 2011-29.
“Transfer Taxes” has the meaning set forth in Section 7.1(e).
“Unresolved Adjustments” has the meaning set forth in Section 3.3(c).
“Unresolved Balance” has the meaning set forth in Section 3.3(c).

“Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of June 15, 2018, by and among the Company and the Stockholders listed on the Schedules attached thereto.
“Warrant Cancellation Agreement” has the meaning set forth in Section 2.10(a).
“Warrant Holder” means a holder of a Company Warrant.
“Working Capital Adjustment” has the meaning set forth in Section 3.1(e).
“Written Consent” has the meaning set forth in Section 6.6(a).
Section 1.2Other Definitional Provisions and Interpretation; Schedules. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Underlined references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. Any document, list, or other item shall be deemed to have been “provided” to Purchaser for all purposes of this Agreement if a correct copy of such document, list, or other item was posted in the Data Room at least two (2) Business Days prior to the date of this Agreement. Any information disclosed in any Schedule shall be deemed to be disclosed for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other Schedule.

ARTICLE 2.
THE MERGER; CLOSING
Section 2.1The Merger. On the terms and subject to the conditions contained in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger will have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
Section 2.2Closing; Effective Time.
(a)The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 12:00 p.m. (Central Time) on June 2, 2021, or, if each of the conditions set forth in ARTICLE VIII has not been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions) as of such date, then the Business Day immediately following the date on which each of the conditions set forth in ARTICLE VIII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions); provided, however, that the Closing may occur remotely by exchange of documents and signatures via email or other manner as may be mutually agreed upon by Purchaser and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
(b)Concurrently with the Closing, the Parties shall cause a certificate of merger, in the form attached as Exhibit B (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as Purchaser and the Company may agree and specify in the Certificate of Merger. The time when the Merger becomes effective is referred to in this Agreement as the “Effective Time.”
Section 2.3Certificate of Incorporation and Bylaws. From and after the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, except in each case that the name of the Surviving Corporation set forth therein shall be changed to the name of the Company.

Section 2.4Directors and Officers. From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal, or death and (b) the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal, or death.
Section 2.5Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any Stockholder:
(a)each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and Surrendered Certificate(s), the Per Share Common Stock Merger Consideration, in cash, without interest, when and as provided in this Agreement, and each such share of Common Stock after such conversion shall automatically be cancelled and retired and shall cease to exist;
(b)each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and Surrendered Certificate(s), the greater of (i) the Series A Liquidation Preference Amount applicable to such share as of the Effective Time and (ii) the Series A Participation Amount for such share as of the Effective Time, in either case in cash, without interest, when and as provided in this Agreement, and such Series A Preferred Stock after such conversion shall automatically be cancelled and retired and shall cease to exist;
(c)each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal, the greater of (i) the Series B Liquidation Preference Amount applicable to such share as of the Effective Time and (ii) the Series B Participation Amount for such share as of the Effective Time, in either case in cash, without interest, when and as provided in this Agreement, and such Series B Preferred Stock after such conversion shall automatically be cancelled and retired and shall cease to exist;
(d)each share of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal, the greater of (i) the Series B-1 Liquidation Preference Amount applicable to such share as of the Effective Time and (ii) the Series B-1 Participation Amount for such share as of the Effective Time, in either case in cash, without interest, when and as provided in this Agreement, and such Series B-1 Preferred Stock after such conversion shall automatically be cancelled and retired and shall cease to exist;

(e)each Share issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or owned by the Company, Purchaser, or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange for such Share (the Shares described in this Section 2.5(e), “Cancelled Shares”); and
(f)each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid share of common stock, $0.01 par value, of the Surviving Corporation.
Section 2.6Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time and held by a Stockholder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who otherwise complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the consideration specified in Section 2.5 but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL. If, after the Effective Time, any such Stockholder withdraws, fails to perfect, or otherwise loses such right to appraisal, the Dissenting Shares held by such Stockholder shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the consideration specified in Section 2.5. The Company shall give Purchaser (a) prompt notice of, together with copies of, any demands received by the Company for appraisal of Shares pursuant to the DGCL and (b) the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written Consent of Purchaser, (i) make any payment with respect to, or settle or offer to settle, any such demand, (ii) waive any failure to properly make or effect any such demand or to take any action required to perfect such appraisal rights, or (iii) agree to do any of the foregoing.
Section 2.7Treatment of Company Options and Company Warrants.
(a)At the Effective Time, each Company Option that is outstanding and that is unexercised and vested and exercisable as of immediately prior to the Effective Time shall be, in accordance with the terms of the Company Equity Plan, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company, the Option Holder or any other Person, cancelled and each holder of such Company Option shall cease to have any rights with respect thereto, other than the right to receive, with respect to each In-the-Money Option, an amount in cash, without interest, and less any applicable Taxes, when and as provided in this Agreement, equal to the Per Option Merger Consideration. After the Effective Time, each Option Holder shall only be entitled to the payments described in this Section 2.7(a). For the avoidance of doubt, all Company Options that are Out-of-Money Options and any Company Options that are not vested and exercisable as of immediately prior to the Effective Time (including those that are In-the-Money Options) shall be cancelled and the holders thereof shall not have any right to receive any consideration in respect thereof.

(b)At the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company, the Warrant Holder or any other Person, deemed cancelled and each Warrant Holder shall cease to have any rights with respect thereto, other than the right to receive, with respect to each Company Warrant that is an In-the-Money Warrant, an amount in cash, without interest, and less any applicable Taxes, when and as provided in this Agreement, equal to the Per Warrant Merger Consideration. After the Effective Time, each Warrant Holder shall only be entitled to the payments described in this Section 2.7(b). For the avoidance of doubt, all Company Warrants that are Out-of-Money Warrants shall be cancelled and the holders thereof shall not have any right to receive any consideration in respect thereof.
Section 2.8Holdbacks.
(a)At the Closing, Purchaser shall hold back and retain an aggregate amount equal to the sum of (i) the Adjustment Holdback Amount, which shall serve as a source of recovery (but not the sole source of recovery) for amounts owed to Purchaser pursuant to Section 3.3(e), plus (ii) the Indemnity Holdback Amount, which shall serve as a source of recovery (but not the sole source of recovery) for all claims pursuant to Section 10.2(a).
(b)The Adjustment Holdback Amount shall be retained by Purchaser or paid to the Paying Agent for distribution to the Equityholders, as applicable, pursuant to Section 3.3(e).
(c)Purchaser shall disburse to the Paying Agent no later than five (5) Business Days following the eighteen (18) month anniversary of the Closing Date the then-remaining portion of the Indemnity Holdback Amount (if any), net of the aggregate amount of any (x) payments made to Purchaser pursuant to Section 3.3(e)(ii), (y) claims for indemnification for which the Purchaser Indemnified Parties have been reimbursed as of such date pursuant to Article X and (z) outstanding claims for indemnification that have been validly noticed or filed pursuant to Article X, by wire transfer of immediately available funds in accordance with the Paying Agent Agreement. Thereafter, the Paying Agent shall disburse the amount (if any) transferred to it pursuant to this Section 2.8(c) to the Equityholders and the Company (with respect to the portion of any such payment payable to Employee Optionholders) in accordance with this Agreement and the Company Charter.
(d)The Parties agree for all Tax purposes that (i) the right of the Equityholders to the Adjustment Holdback Amount and the Indemnity Holdback Amount is, in each case, intended to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and (ii) Purchaser shall be treated as the owner of the Adjustment Holdback Amount and the Indemnity Holdback Amount solely for Tax purposes, and all interest and earnings earned thereon shall be allocable to Purchaser and (iii) if and to the extent any amounts are released from the Adjustment Holdback Amount and the Indemnity Holdback Amount to the Equityholders, interest may be imputed on a portion of such amounts, as required by Sections 483 or 1274 of the Code. All Parties hereto shall file all Tax Returns consistently with the foregoing, except as otherwise required by a Governmental Authority.
Section 2.9Payments by Purchaser. At the Closing, Purchaser shall make the following payments:
(a)to the Paying Agent to pay on behalf of the Company the Closing Equityholder Payment Amount, by wire transfer of immediately available funds in accordance with the Paying Agent Agreement, which amount shall be disbursed by the Paying Agent to the Equityholders and the Company pursuant to Section 2.10(b) and (c), respectively;
(b)to the PPP Escrow Agent, the PPP Escrow Amount to be managed and paid out by the PPP Escrow Agent pursuant to the terms of the PPP Escrow Agreement;
(c)pay to the Stockholder Representative an amount equal to the Stockholder Representative Amount, by wire transfer of immediately available funds to the account the Stockholder Representative designates in writing to Purchaser at least three (3) Business Days prior to the Closing Date;
(d)pay the applicable Persons identified in the pay-off letters delivered by the Company pursuant to Section 2.12(f) the respective amounts of the Closing Date Payoff Indebtedness set forth in such pay-off letters, by wire transfer of immediately available funds to the account or accounts designated in each such pay-off letter; and
(e)pay to the applicable Persons identified in the invoices delivered by the Company pursuant to Section 2.12(g), or as set forth in the Estimated Closing Statement, the respective amounts of the Transaction Expenses set forth in such invoices or Estimated Closing Statement, by wire transfer of immediately available funds to the account or accounts designated in each such invoice or the Estimated Closing Statement; provided that, with respect to expenses described in clause (d) of the definition of “Transaction Expenses,” such amounts shall be retained by Purchaser.
Each of the foregoing payments (other than the PPP Escrow Amount and the Stockholder Representative Amount) will be considered payments on behalf of the Company and in respect of obligations and liabilities of the Company.
Section 2.10Cancellation of Company Options and Company Warrants; Closing of Stock Transfer Books; Unclaimed Funds.
(a)Promptly following the execution hereof (and in any event within five (5)Business Days), the Company shall deliver to each (i) Stockholder, and Non-Employee Option Holder and Warrant Holder a letter of transmittal in the form attached as Exhibit C (the “Letter of Transmittal”) in exchange for the applicable consideration specified in Section 2.5, Section 2.7(a) and Section 2.7(b) (subject to the delivery by such Warrant Holder of the Warrant Cancellation Agreement in addition to such Letter of Transmittal), respectively, and (ii) Warrant

Holder a warrant cancellation agreement in the form attached as Exhibit G (each, a “Warrant Cancellation Agreement”).
(b)Upon the delivery to the Paying Agent by an Equityholder of (i) in the case such Equityholder is a Stockholder or Non-Employee Option Holder, a properly completed and duly executed Letter of Transmittal with respect to such Shares or Company Options, respectively, and (ii) in the case such Equityholder is a Warrant Holder, a properly completed and duly executed Warrant Cancellation Agreement and Letter of Transmittal with respect to such Company Warrants, the Paying Agent shall pay to such Equityholder the portion of the Closing Equityholder Payment Amount to which such Equityholder is entitled, as set forth in the Preliminary Payment Allocation Statement. Until so delivered, as applicable, each such Share, Company Option or Company Warrant, as applicable, shall represent solely the right to receive the applicable consideration specified in Section 2.5 or Section 2.7, as applicable, in respect of each share represented by such Shares, such Company Option or such Company Warrant, respectively.
(c)Following the receipt by the Paying Agent of the Closing Equityholder Payment Amount, the Paying Agent shall in accordance with the Paying Agent Agreement pay to the Company to the payroll account thereof specified in the Final Payment Allocation Statement the portion thereof equal to the Employee Option Holder Amount. Following the receipt by the Company of (i) the Employee Option Holder Amount, (ii) any portion of the Indemnity Holdback Amount payable to the Employee Option Holders pursuant to Section 2.8(c), (iii) any portion of the Adjustment Holdback Amount payable to the Employee Option Holders pursuant to Section 3.3(e) and (iv) the portion of any cash disbursements (if any) made from the Stockholder Representative Amount pursuant to Section 11.3 payable to Employee Option Holders, Purchaser shall cause the Company to pay to each Employee Option Holder through the Company’s payroll system on the first payroll date of the Company following the date on which the Company receives the such amount (which payments shall be reduced, to the extent applicable, by the amount of any Taxes that are required to be deducted and withheld with respect to such payment) the applicable portion of such amount described in clause (i) through (iv) above payable thereto as set forth in the Final Payment Allocation Statement.
(d)If any payment under this Agreement is to be made to a Person other than the Person in whose name is registered in the books and records of the Company, it shall be a condition to such payment that a proper form for transfer is delivered to the Paying Agent and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Shares or shall have established to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not payable.
(e)From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Shares on the books of the Company. If, after the Effective Time, any documentation formerly representing Shares are presented to Purchaser or the Surviving Corporation, they shall be surrendered and canceled as provided in this Section 2.10.

(f)Twelve (12) months following each of (i) the Effective Time, (ii) the final determination of the Final Merger Consideration pursuant to Section 3.3, (iii) the release of the General Indemnity Holdback Amount, if any, pursuant to Section 2.8(c)(i) and (iv) the release of the Special Indemnity Holdback Amount, if any, pursuant to Section 2.8(c)(ii), Purchaser will be entitled to require the Paying Agent to deliver to Purchaser any funds delivered to the Paying Agent pursuant to Section 2.9(a), Section 3.3(e)(ii), Section 2.8(c)(i) and Section 2.8(c)(ii) that have not been disbursed to holders of Shares, Company Options or Company Warrants and thereafter such holders shall be entitled only to look to Purchaser and the Surviving Corporation (subject to abandoned property, escheat, or other similar Laws) for the consideration payable in exchange for such Shares, Company Options or Company Warrants, as applicable.
Section 2.11Deliveries by Purchaser and Merger Sub. At or prior to the Closing, Purchaser and Merger Sub shall deliver, or cause to be delivered, to the Company each of the following:
(a)each Related Agreement to which Purchaser is a party, executed by Purchaser;
(b)the Paying Agent Agreement, executed by the Purchaser and the Paying Agent;
(c)a copy of the certificate of incorporation of Merger Sub, certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(d)a certificate of good standing of Merger Sub, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(e)a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);
(f)a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Purchaser, certifying as to (i) the resolutions approved by the board of directors of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements and (ii) the names and signatures of the officers of Purchaser authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Purchaser under this Agreement and its Related Agreements; and
(g)a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Merger Sub, certifying as to (i) no amendments to the certificate of incorporation of Merger Sub since the date of certification referenced in paragraph

(c) above, (ii) the bylaws of Merger Sub, (iii) the resolutions approved by the board of directors of Merger Sub authorizing the execution, delivery, and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement, (iv) the resolutions approved by Purchaser, as the sole stockholder of Merger Sub, adopting this Agreement, and (v) the names and signatures of the officers of Merger Sub authorized to execute this Agreement and the other documents to be delivered by Merger Sub under this Agreement.
Section 2.12Deliveries by the Company. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Purchaser and Merger Sub each of the following:
(a)the Paying Agent Agreement, executed by the Stockholder Representative;
(b)a copy of the certificate of incorporation of the Company, certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(c)a certificate of good standing of the Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(d)a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary of the Company, certifying as to (i) no amendments to the certificate of incorporation of the Company since the date of certification referenced in paragraph (c) above, (ii) the bylaws of the Company, (iii) the resolutions approved by the board of directors of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, (iv) the Written Consent, and (v) the names and signatures of the officers of the Company authorized to execute this Agreement and the other documents to be delivered by the Company under this Agreement;
(e)(i) a duly executed certification from the Company dated no more than thirty (30) days prior to the Closing Date in accordance with the provisions of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Code, and (ii) a duly executed notice in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) to be filed by Purchaser after the Closing (on behalf of the Company) with the IRS within thirty (30) days of when the certification in Section 2.12(e)(i) was provided to Purchaser;
(f)letters of resignation from each individual requested by Purchaser pursuant to Section 6.11;
(g)an executed pay-off letter and UCC-3 termination statements and other Lien terminations or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office,

United States Copyright Office, or any other similar Governmental Authority), in each case in form and substance reasonably satisfactory to Purchaser, from each Person to whom any amount of the Closing Date Payoff Indebtedness is owed, evidencing the satisfaction in full of all such Closing Date Payoff Indebtedness and the release or termination of all Liens relating to such Closing Date Payoff Indebtedness;
(h)an invoice from each Person (other than any Employee) to whom any amount of the Transaction Expenses is owed, indicating the aggregate amount of Transaction Expenses owed to such Person;
(i)a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), and Section 8.2(g);
(j)the PPP Escrow Agreement, executed by the Stockholder Representative and the PPP Escrow Agent; and
(k)such other documents, certificates, or instruments as Purchaser may reasonably request in order to effect the transactions contemplated by this Agreement and the Related Agreements.
ARTICLE 3.
MERGER CONSIDERATION; ADJUSTMENT
Section 3.1Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) shall be an amount equal to:
(a)Three Hundred Sixty Million Dollars ($360,000,000);
(b)plus the aggregate amount of Closing Date Cash;
(c)minus the aggregate amount of Closing Date Indebtedness;
(d)minus the aggregate amount of Transaction Expenses; and
(e)(i) plus the amount by which Closing Date Net Working Capital exceeds Target Net Working Capital or (ii) minus the amount by which Target Net Working Capital exceeds Closing Date Net Working Capital (such amount, the “Working Capital Adjustment”); provided, however, that if the foregoing calculation would result in the Merger Consideration exceeding Three Hundred Sixty Seven Million Dollars ($367,000,000), the Merger Consideration shall be Three Hundred Sixty Seven Million Dollars ($367,000,000) (the “Maximum Merger Consideration”).
Notwithstanding anything to the contrary herein, the Adjustment Holdback Amount and the Indemnity Holdback Amount shall not constitute Merger Consideration unless and until such amounts become payable pursuant to Section 2.8.

Section 3.2Estimated Merger Consideration; Allocation Statement.
(a)Simultaneously with the execution and delivery of this Agreement, the Company shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Transaction Expenses and (iv) the Working Capital Adjustment, and based on the foregoing, the Merger Consideration (such estimated amount, the “Estimated Merger Consideration”), together with reasonable supporting materials and calculations. The Company shall prepare the Estimated Closing Statement in accordance with GAAP, consistently applied with the accounting principles, policies and procedures used in the preparation of the Financial Statements to the extent consistent with GAAP (collectively, the “Accounting Principles”). Prior to the Closing, Purchaser will be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Merger Consideration set forth therein, and the Company shall permit Purchaser and its Representatives reasonable access to the books and records of the Company and to such historical financial information relating to the preparation of the Estimated Closing Statement and the calculation of the Estimated Merger Consideration as Purchaser may request. The Company shall consider in good faith any reasonable changes Purchaser proposes to the Estimated Closing Statement and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted.
(b)On the Business Day prior to the Closing Date, the Company shall deliver to Purchaser and the Paying Agent a statement (the “Preliminary Payment Allocation Statement”), certified by the Chief Executive Officer of the Company, which sets forth, as of the Closing Date, the following:
(i)the names, addresses and email addresses (to the extent available) of (A) all Stockholders and the number and class of Shares held by such Persons; (B) all Option Holders and the number of shares of Common Stock subject to each vested In-the-Money Option held by each Option Holder, together with the exercise price per share for each vested In-the-Money Option held by each Option Holder; and (C) all Warrant Holders, the number of shares of Common Stock subject to each Company Warrant held by each Warrant Holder, together with the exercise price per share for each Company Warrant held by each Warrant Holder; and
(ii)the portion of the Closing Equityholder Payment Amount that is payable to each of the Persons described in clause (i) above, as calculated pursuant to this Agreement and the Company Charter.
Section 3.3Determination of Final Merger Consideration.
(a)Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Stockholder Representative (i) an unaudited balance sheet of the Company as of the Closing Date and (ii) a statement (the “Initial Closing Statement”) setting forth

Purchaser’s good faith calculation of (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Transaction Expenses and (iv) the Working Capital Adjustment, and based on the foregoing, the Merger Consideration, together with reasonable supporting materials and calculations. Purchaser shall prepare the Initial Closing Statement in accordance with this Agreement and the Accounting Principles.
(b)The Stockholder Representative will be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date the Stockholder Representative receives the Initial Closing Statement. During such thirty (30) day period, the Stockholder Representative and its Representatives will have reasonable access (subject to any applicable Laws or Orders arising out of or relating to, and any Purchaser or Company policies or procedures implemented in response to, the COVID-19 pandemic, including restrictions on in-person gatherings) to the books and records of the Company, to work papers prepared by Purchaser or Purchaser’s Representatives to the extent they relate to the Initial Closing Statement, and to such historical financial information relating to the Initial Closing Statement as the Stockholder Representative may reasonably request, and will be entitled to meet with Representatives of Purchaser on a mutually convenient basis in order to obtain and discuss such information; provided, that such access does not unreasonably interrupt the normal course of business of Purchaser and its Affiliates (including the Company). All access and information contemplated by this Section 3.3(b) shall be subject to the terms and conditions of a non-disclosure agreement in form and substance satisfactory to Purchaser. At or prior to the end of such thirty (30) day period, the Stockholder Representative shall either:
(i)deliver a notice to Purchaser confirming that no adjustments are proposed by the Stockholder Representative to Purchaser’s calculation of the Merger Consideration or any of its components, as set forth on the Initial Closing Statement (in which case Purchaser’s calculation of the Merger Consideration as set forth in the Initial Closing Statement shall constitute the Final Merger Consideration) (a “Notice of Acceptance”); or (ii)    deliver a notice to Purchaser to the effect that the Stockholder Representative disagrees with Purchaser’s calculation of the Merger Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement (which shall only include disagreements based on mathematical errors or based on the Merger Consideration not being calculated in accordance with this Agreement and the Accounting Principles) and the adjustments that, in the Stockholder Representative’s view, should be made to the calculation of the Merger Consideration or any of its components, as applicable, in order to comply with this Agreement and the Accounting Principles (collectively, the “Proposed Adjustments”); provided, however, that if the Stockholder Representative fails to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period, then the calculation of the Merger Consideration as set forth in the Initial Closing Statement shall be final and binding on the Parties as the Final Merger Consideration.

(c)If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after Purchaser’s receipt of the Notice of Disagreement, notify the Stockholder Representative whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, the Stockholder Representative and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If the Proposed Adjustments are so resolved in writing, such agreement of the Stockholder Representative and Purchaser shall constitute the Final Merger Consideration. If, however, any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Merger Consideration resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after Purchaser’s notice to the Stockholder Representative of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either the Stockholder Representative or Purchaser, the Unresolved Adjustments will be submitted to Grant Thornton LLP or, if such firm is unable or unwilling to act, to a nationally recognized firm with no material relationships with any Stockholder, the Stockholder Representative, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes as mutually agreed by Purchaser and the Stockholder Representative (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of the Stockholder Representative, and shall make available to the Accounting Firm the books and records of the Company, work papers prepared by Purchaser, the Stockholder Representative, or their respective Representatives to the extent they relate to the Initial Closing Statement or the Notice of Disagreement, as the case may be, and other historical financial information relating to the Initial Closing Statement, in each case as the Accounting Firm may request. The Accounting Firm shall act as an expert and not as an arbitrator with respect the review contemplated by this Section 3.3(c) and the scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the Accounting Principles; (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 3.3, as applicable, a calculation of the Merger Consideration, including each of its components; and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 3.3(c). The Accounting Firm may, at its discretion, conduct a conference concerning the Unresolved Adjustments, at which conference Purchaser and the Stockholder Representative shall have the right to present additional books and records, work papers, documents, materials, and other information and to have their respective Representatives present, but in no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written approval of the other Party. The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Merger Consideration by the Accounting Firm will, absent manifest error, be final and binding on the Parties as the Final Merger Consideration, and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.3(c) shall be borne by Purchaser, on the one hand, and the Stockholder Representative (on behalf of the Equityholders), on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100, and the written determination of the Accounting Firm states that $80 of the Unresolved Balance is resolved in Purchaser’s favor and $20 of the Unresolved Balance is resolved in the Stockholder Representative’s favor, Purchaser would bear 20% of the Accounting Firm’s costs and expenses, on the one hand, and the Stockholder Representative (on behalf of the Company Equityholders) would bear 80% of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 3.3 shall be borne by such Party (and in the case of the Stockholder Representative, on behalf of the Equityholders).
(d)Promptly (and in any event within two (2) Business Days) after the determination of the Final Merger Consideration in accordance with this Section 3.3, the Stockholder Representative shall prepare and deliver to Purchaser and the Paying Agent a statement (the “Final Payment Allocation Statement”) setting forth, as of the Closing Date, the following:
(i)the names and addresses of (A) all Stockholders and the number and class of Shares held by such Persons; (B) all Option Holders and the number of shares of Common Stock subject to each vested In-the-Money Option held by each Option Holder, together with the exercise price per share for each vested In-the-Money Option held by each Option Holder; and (C) all Warrant Holders, the number of shares of Common Stock subject to each Company Warrant held by each Warrant Holder, together with the exercise price per share for each Company Warrant held by each Warrant Holder;
(ii)the portion of the Final Merger Consideration payable to each of the Persons described in clause (i) above, as calculated pursuant to this Agreement and the Company Charter; and
(iii)based on the foregoing and the Preliminary Payment Allocation Statement, the portion of the Adjustment Holdback Amount, the Indemnity Holdback Amount and the PPP Escrow Amount, in each case, to which each such Person is entitled.
(e)Within five (5) Business Days after the date on which the Final Merger Consideration becomes final and binding in accordance with this Section 3.3, if:

(i)the Final Merger Consideration is greater than, or equal to, the Estimated Merger Consideration, then (A) Purchaser shall pay to the Paying Agent, for distribution to the Equityholders, by wire transfer of immediately available funds in accordance with the Paying Agent Agreement, an aggregate amount in cash equal to the sum of (A) such difference plus (B) the Adjustment Holdback Amount; or
(ii)the Final Merger Consideration is less than the Estimated Merger Consideration, then (A) Purchaser shall permanently retain from the Adjustment Holdback Amount an amount (the “Negative Adjustment Amount”) in cash equal to such difference and (B) pay to the Paying Agent, for distribution to the Equityholders, by wire transfer of immediately available funds in accordance with the Paying Agent Agreement, the remaining portion of the Adjustment Holdback Amount, if any; provided that, if the Negative Adjustment Amount is greater than the Adjustment Holdback Amount, Purchaser may also permanently retain from the Indemnity Holdback Amount the difference between the Negative Adjustment Amount and the Adjustment Holdback Amount.
(f)The Parties shall treat any payments made pursuant to this Section 3.3 as an adjustment to the aggregate Merger Consideration for Tax purposes, unless otherwise required by Law.
Section 3.4Withholding. Each of Purchaser, the Surviving Corporation, and the Paying Agent (each a “Withholding Party”) shall be entitled to deduct and withhold from any amount payable under this Agreement such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made. In the event that Withholding Party determines that withholding is required under applicable Law and permitted under this Agreement such Withholding Party will make commercially reasonable efforts to notify the Stockholder Representative, on behalf of the recipient of such payment, at least one (1) Business Day prior to the Closing Date or any subsequent date that the applicable payment is to be made to provide such recipient with an opportunity to provide any form or documentation or take such other steps in order to avoid such withholding and, if such deduction or withholding cannot be avoided, will timely remit any such amounts deducted or withheld to the applicable Governmental Authority.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding subsection of the disclosure schedules delivered to Purchaser and Merger Sub (the “Disclosure Schedules”), the Company represents and warrants to Purchaser and Merger Sub as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date) as follows:

Section 4.1Organization and Authorization of the Company.
(a)The Company is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to conduct the Business as Currently Conducted. The Company is validly licensed or qualified to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business as Currently Conducted makes such licensing or qualification necessary except where the failure to be licensed or qualified would not reasonably be expected to be material to the Company. A correct list of all of the foreign and U.S. jurisdictions in which the Company is so licensed or qualified to do business is set forth on Schedule 4.1(a).
(b)The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and, subject to obtaining the Required Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and its Related Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been validly authorized by all necessary action by the board of directors of the Company, and, other than obtaining the Required Stockholder Approval, no other corporate action by the Company or the Stockholders is necessary to authorize this Agreement or its Related Agreements or to consummate the transactions contemplated hereby or thereby. The Company has validly executed and delivered this Agreement, and, at the Closing will have validly executed and delivered its Related Agreements. This Agreement and each of the Related Agreements to which the Company is a party constitute, or when executed and delivered by the Company shall constitute, the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to the Enforceability Limitations.
(c)The Company’s board of directors, at a meeting duly called and held at which all directors of the Company were present or participated and voted, has unanimously adopted resolutions (i) determining that this Agreement, the Merger, and the other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Stockholders, (ii) approving and declaring advisable this Agreement, the Merger, and the other transactions contemplated by this Agreement, (iii) approving the Company’s Related Agreements and the transactions contemplated thereby, (iv) determining that the Merger Consideration is fair to the Stockholders, (v) directing that the adoption of this Agreement be submitted to a vote of the Stockholders, and (vi) recommending adoption of this Agreement by the Stockholders.
(d)Complete and correct copies of the Company’s Organizational Documents in effect as of the date of this Agreement, and stock transfer ledger have been provided to Purchaser. The Company is not in default under or in violation of its Organizational Documents. At the Closing, the Company’s Organizational Documents, minute books, and stock transfer ledger will be in the possession of the Company

(e)Schedule 4.1(e) sets forth a list of all of the current officers and directors of the Company (including, for each such individual, the position held).
Section 4.2Capitalization of the Company.
(a)The authorized capital stock of the Company consists of 64,398,510 shares, consisting of (i) 37,952,892 shares of Common Stock and (ii) 26,445,618 shares of Preferred Stock, of which (A) 10,330,699 shares are designated as Series A Preferred, (B) 6,697,046 shares are designated as Series B Preferred and (C) 9,417,873 shares are designated as Series B-1 Preferred. There are 6,550,934 shares of Common Stock issued and outstanding, 10,330,699 shares of Series A Preferred issued and outstanding, 6,697,046 shares of Series B Preferred issued and outstanding and 8,184,720 shares of Series B-1 Preferred issued and outstanding and none of the foregoing outstanding shares are shares of restricted stock granted pursuant to the Company Equity Plan. All such issued and outstanding shares of capital stock of the Company (x) have been duly authorized, (y) are validly issued, fully-paid, and non-assessable, and (z) were not issued in violation of any preemptive right, subscription right, right of first refusal or other similar right, the Organizational Documents of the Company, any requirements set forth in applicable Contracts or applicable Law. The Conversion Rate (as defined in the Company Charter) for the Series A Preferred Stock is $0.8711, for the Series B Preferred Stock is $1.1206 and for the Series B-1 Preferred Stock is $2.9231. The Series A Liquidation Preference Amount is $0.8711. The Series B Liquidation Preference Amount is $1.1206. The Series B-1 Liquidation Preference Amount is $2.9231.
(b)The Company has reserved an aggregate of 4,980,698 shares of Common Stock for issuance pursuant to the Company Equity Plan (including shares subject to outstanding Company Options). As of the date hereof, a total of (i) 3,842,028 shares of Company Common Stock are subject to outstanding Company Options, of which 2,748,063 were vested and exercisable, and (ii) 182,355 shares of Company Stock are subject to outstanding Company Warrants, in each case as of the date hereof. None of the outstanding Company Options may be exercised prior to vesting. Complete and correct copies of the Company Warrants, Company Equity Plan, the standard form of agreements under the Company Equity Plan and each agreement for stock options or stock under the Company Equity Plan that does not conform to the standard form of agreement have been made available to Purchaser, and the Company Equity Plan and such agreements have not been amended, modified or supplemented since being made available to Purchaser, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Equity Plan or such agreements in any case from those made available to Purchaser. Complete and correct copies of the Company Warrants have been made available to Purchaser. The terms of the Company Equity Plan permit the treatment of Company Options as provided herein, without the consent or approval of any holders of Company Options, the Stockholders or any other Person other than the board of directors of the Company, which board approval was obtained prior to the execution and delivery hereof by the Company, a complete and correct copy of which has been provided by the Company to Purchaser. All Company Options and shares of Common Stock issued upon exercise thereof have been issued under the Company Equity Plan in compliance with Law and all requirements set forth in applicable Contracts and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. No Company Option has been granted with an exercise price less than the fair market value of a share of Common Stock on the date on which the grant of such Company Option was by its terms to be effective. All options with respect to shares of Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee, consultant or director of the Company. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply with the terms of the Company Equity Plan, all Contracts applicable to such Company Options and all applicable Laws.
(c)Schedule 4.2(c) sets forth each Employee and each other Person with an offer letter or other Contract that contemplates or commits to making a grant of any option to purchase any Shares or any other Equity Interest of the Company, or who has otherwise been promised any option to purchase any Shares or any other Equity Interest of the Company, which option has not been granted, or other security has not been issued, as of the date hereof.
(d)Except for this Agreement, the Company Options and the Company Warrants, there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating the Company to issue, transfer, sell, repurchase, or redeem any of its Equity Interests. There are no outstanding or authorized stock appreciation, phantom, or similar rights with respect to the Company. There are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the Company’s Equity Interests. The Company has not created any “phantom stock,” stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of capital stock of the Company. The Company has no outstanding debt or debt instruments providing for voting rights with respect to the Company to the holders thereof. No Person is entitled to any preemptive or similar rights to subscribe for capital stock of the Company. The Company has not granted to any Person the right to demand or request that the Company effect a registration under the Securities Act of 1933, as amended, of any securities held by such Person or to include any securities of such Person in any such registration by the Company. There is no Liability for dividends accrued and unpaid by the Company.
(e)The Company does not directly or indirectly own, or have any interest in or right to acquire, any Equity Interests of any other Person. The Company does not directly or indirectly control (as such term is defined in the definition of “Affiliate”) any other Person.
(f)As of the date hereof, there are no declared but unpaid dividends.
(g)Schedule 4.2(g) sets forth the following information:
(i)a true and complete list of each Stockholder, the number and series of Shares held by such Stockholder, whether any of such Shares (and, if so, how many) were received upon the exercise of Company Options, and confirmation of whether or not such Stockholder has executed and delivered the Voting Agreement;
(ii)a true and complete list of each Option Holder, the number of Company Options held by such Option Holder and the number of shares of Common Stock subject to such Company Option, together with (A) the exercise price per share for each such Company Option, (B) the date of grant and vesting schedule (if applicable) for each such Company Option, (C) the extent to which each such Company Option is vested as of the date hereof, (D) whether each such Company Option is an incentive stock option or non-statutory stock option under the Code and (E) whether the vesting of such Company Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any; and
(iii)a true and complete list of each Warrant Holder, the number of Company Warrants held by such Warrant Holder and the number of shares of Common Stock subject to such Company Warrant, together with (A) the exercise price per share for each such Company Warrant, and (B) whether such Company Warrant will be deemed automatically exercised by any of the transactions contemplated by this Agreement or upon any other event or condition.
No Equity Interests of the Company will be issued or outstanding as of the Closing Date that are not set forth on Schedule 4.2(g)
(h)The (i) Aggregate Option Exercise Price represents a true and correct calculation of the aggregate exercise price of all In-the-Money Options and (ii) Aggregate Warrant Exercise Price represents a true and correct calculation of the aggregate exercise price of all In-the-Money Warrants.
Section 4.3Governmental Consents; No Conflicts.
(a)The execution, delivery, and performance by the Company of this Agreement or its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) the Consents set forth on Schedule 4.3(a).
(b)Except as set forth on Schedule 4.3(b), the execution, delivery, and performance by the Company of this Agreement and its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of the Company under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, (i) any Law or Order applicable to or binding on the Company or any of its properties or assets, (ii) any Contract to which the Company is a party or by which the Company or any of its properties or assets is bound, including any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (iii) any Permit held by the Company, or (iv) any of the Organizational Documents of the Company, except, in the case of each of clauses (ii) and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, be material to the Company.
Section 4.4Financial Statements; No Undisclosed Liabilities.
(a)Set forth in Schedule 4.4(a) are true and complete copies of the Financial Statements. The Financial Statements (x) have been prepared from the books and records of the Company in accordance with GAAP in all material respects, consistently applied, (y) are complete and correct in all material respects, and (z) present fairly, in all material respects, the financial condition and results of operations, changes in cash flows, and changes in stockholders’ equity of the Company as of the respective dates thereof and for the respective periods covered thereby, subject to, in the case of the Interim Balance Sheet, normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of the Company are correct, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company. No financial statements of any Person other than the Company are required by GAAP to be included in the Company’s financial statements.
(b)The Company does not have any Liabilities, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the most recent balance sheet included in the Financial Statements (the “Interim Balance Sheet”) in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (iii) Liabilities arising in connection with the transactions contemplated under this Agreement and the Related Agreements; and (iv) Liabilities set forth on Schedule 4.4(b). There are no “off-balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company.
(c)Since the Lookback Date, the Company has maintained internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the Lookback Date, there has not been (x) any significant deficiency or material weakness in any system of internal accounting controls used by the

Company, (y) any fraud that involves any of the management or other Employees who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (z) any claim or allegation regarding the foregoing clause (y), in each case, that has resulted in or would reasonably be expected to result in material loss or liability to the Company.
(d)Schedule 4.4(d) sets forth a correct list of all Indebtedness of the Company and identifies for each item of Indebtedness the outstanding amount thereof as of the date of this Agreement, including, for each item of Indebtedness, the Contract(s) governing such item of Indebtedness. All Indebtedness may be prepaid at the Closing without penalty under the terms of the Contract(s) governing such Indebtedness.
Section 4.5Absence of Certain Changes. Except as set forth on Schedule 4.5, since the date of the Interim Balance Sheet, (a) the Company has conducted the Business in the ordinary course of business consistent with past practice and (b) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, except as set forth on Schedule 4.5, the Company has not taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the Consent of Purchaser pursuant to Section 6.2.
Section 4.6Assets.
(a)Except for assets disposed of in the ordinary course of business since the date of the Interim Balance Sheet or as set forth on Schedule 4.6(a), the Company has good and valid title to, a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) reflected on the Interim Balance Sheet or acquired, leased, or licensed by the Company since the date of the Interim Balance Sheet, free and clear of any Lien (other than Permitted Liens).
(b)The tangible properties and assets owned, leased, or licensed by the Company, including all buildings, plants, structures, improvements, fixtures, machinery, equipment, vehicles, and other tangible assets, are free from material defects, are in good operating condition (reasonable wear and tear excepted), and are reasonably suitable for the uses for which intended.
(c)Except as set forth on Schedule 4.6(c), after giving effect to the termination of related party Contracts, services, support, and other arrangements pursuant to Section 6.8, the properties and assets owned, leased, or licensed by the Company constitute all of the properties and assets used in or necessary to conduct the Business as Currently Conducted.
Section 4.7Real Property.
(a)The Company does not own, has never owned, and does not have any right to acquire any real property.

(b)Schedule 4.7(b) sets forth a correct list of all Contracts pursuant to which the Company leases, subleases, licenses, or otherwise occupies any real property as tenant, subtenant, or licensee (each, a “Real Property Lease”), together with the address of the related property (collectively, the “Company Real Property”). The Company has provided to Purchaser a complete and correct copy of each Real Property Lease, including all amendments, modifications, exhibits, and schedules. The Company has a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed and complied with all of its covenants and obligations under each Real Property Lease, and neither the Company nor, to the Company’s Knowledge, any other party to a Real Property Lease is in, or is alleged to be in, breach of or default under such Real Property Lease, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute such a breach or default. The Company does not sublease, as sublessor, any portion of the Company Real Property to any other Person.
(c)The Company Real Property constitutes all of the real property used in or necessary to conduct the Business as Currently Conducted. There is no condemnation, expropriation, or other Proceeding in eminent domain pending or, to the Company’s Knowledge, threatened affecting any portion of the Company Real Property.
Section 4.8Intellectual Property.
(a)Schedule 4.8(a)(i) (with respect to the Company Trademarks), Schedule 4.8(a)(ii) (with respect to the Company Patents), and Schedule 4.8(a)(iii) (with respect to the Company Copyrights) set forth correct lists of all of the Company Trademarks, Company Patents, and Company Copyrights, including the application and registration or grant number (if applicable) and relevant jurisdiction, in each case, registered with a Governmental Authority (collectively, “Company Registered Intellectual Property”). All of the Company Registered Intellectual Property is subsisting, and to the Company’s Knowledge, valid (or, in the case of pending applications, validly applied for) and enforceable, and the Company has good and valid title to all of the Company Intellectual Property, free and clear of any Lien (other than Permitted Liens). All registration, maintenance, and renewal fees required as of the date of this Agreement to be paid in connection with the Company Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Governmental Authorities for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing.
(b)Schedule 4.8(b) sets forth a correct list of all Contracts pursuant to which the Company licenses, as licensor, any Company Intellectual Property to any other Person, other than Standard Outbound Licenses (each, an “Outbound IP License”). The Company has provided to Purchaser a true and complete copy of each Outbound IP License, including all amendments, modifications, exhibits, and schedules. Each Outbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed and complied with all of its covenants and obligations under each Outbound IP License in all material respects, and neither the Company nor, to the Company’s Knowledge, any other party to any Outbound IP License is in, or is alleged to be in, breach of or default under such Outbound IP License, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute such a breach or default.
(c)Schedule 4.8(c) sets forth a correct list of all Contracts pursuant to which the Company licenses, as licensee, Intellectual Property from any other Person (other than Standard Inbound Licenses) (each, an “Inbound IP License”). The Company has provided to Purchaser a correct copy of each Inbound IP License, including all amendments, modifications, exhibits, and schedules. Each Inbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed and complied with all of its covenants and obligations under each Inbound IP License in all material respects, and neither the Company nor, to the Company’s Knowledge, any other party to any Inbound IP License is in, or is alleged to be in, breach of or default under such Inbound IP License, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute such a breach or default.
(d)The Company Intellectual Property and the rights of the Company under the Inbound IP Licenses constitute all of the rights to Intellectual Property used in or necessary to conduct the Business as Currently Conducted.
(e)Except as set forth on Schedule 4.8(e), since the Lookback Date, no Proceeding has been filed against the Company, and the Company has not received any written or, to the Company’s Knowledge, oral communication from any other Person, (i) challenging the ownership, validity or enforceability of any Company Intellectual Property or (ii) alleging that the conduct of the Business by the Company violates, infringes, or misappropriates the Intellectual Property rights of such Person. The conduct of the Business as Currently Conducted does not violate, infringe, or misappropriate, and the conduct of the Business since the Lookback Date has not violated, infringed, or misappropriated, the Intellectual Property of any other Person.
(f)To the Company’s Knowledge, no Person has violated, infringed, or misappropriated any of the Company Intellectual Property. Since Lookback Date, the Company has not filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of the Company’s rights to the Company Intellectual Property. The representations set forth in Section 4.8(e) and Section 4.8(f) are the sole representations made by the Company with respect to the violation, infringement or misappropriation of any Intellectual Property.

(g)Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property rights for or under the direction or supervision of the Company (including any Company Intellectual Property) has executed and delivered to the Company a valid and enforceable Contract providing for (i) the non-disclosure by such Person of all trade secrets and Know-How of the Company; (ii) the assignment by such Person (by way of a present grant of assignment) to the Company of all of such Person’s right, title, and interest in and to such Intellectual Property rights created on behalf of the Company, and (iii) the waiver of any moral rights or similar rights in any jurisdiction. To the Company’s Knowledge, no Person is in breach of or default under any such Contract, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute such a breach or default.
(h)Schedule 4.8(h) contains a correct list of the most current embodiment of each item of Software included in the Company Intellectual Property (the “Company Software”). The Company has a valid license or right to use all third party Software that is required to operate or modify the Company Software as done by the Company as of the date of this Agreement. The Company Software performs in all material respects in accordance with the technical documentation relating thereto. There are no ownership rights of any other kind held by any other Person with respect to the Company Software and no ownership rights in the Company Software have otherwise been transferred to any third party. In no instance has the eligibility of the Company Software for protection under applicable patent or copyright law been forfeited or otherwise reverted to the public domain by omission of any required notice or any other action, except as determined by the Company in its reasonable business judgment. No Company Software, or any no portion thereof, is licensed pursuant to an “open source,” “shareware,” or “freeware” license.
(i)None of the source code or related materials for any Company Software has been licensed or provided to, or used or accessed by, any Person other than employees, directors and independent contractors of the Company who have entered into written confidentiality obligations with the Company with respect to such source code or related materials. The Company is not a party to any source code escrow agreement or other agreement requiring the deposit of any source code or related materials for any Company Software, or that will otherwise result in will result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Software to any Person. Neither this Agreement nor the transactions contemplated by this Agreement will result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Software to any Person.
(j)The Company Software consists solely of website-based applications reliant upon the incorporation thereof into a third-party website for functionality and in all cases the functionality or components of such website provided by the Company Software do not represent the entirety of the functionality or components provided on third-party websites. For the avoidance of doubt, the Company does not provide standalone websites and any website into which the Company Software is incorporated offers additional components or functionality aside from any components or functionality provided by the Company Software.

Section 4.9Information Technology; Data Privacy and Security.
(a)All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, used by the Company (collectively, the “Company IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring, and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as Currently Conducted. The Company has in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information, necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media) without material disruption to, or material interruption in, the conduct of the Business.
(b)The Company has good and valid title to all of the data that constitutes Company Intellectual Property and any other Company Data owned or purported to be owned by the Company, free and clear of any Lien (other than Permitted Liens).
(c)The Company has established, maintains, and is in compliance with a comprehensive written information security program (“Security Program”) that (i) complies with all applicable Privacy Laws, industry standard practices, applicable Privacy Policies (defined below), and applicable Privacy Agreements (defined below), (ii) includes and incorporates administrative, technical, organizational, and physical security procedures and measures that are reasonable and appropriate to preserve the security, confidentiality, and integrity of transactions and all Company Data in the Company’s possession or control and are designed to protect against Security Breaches and (iii) is designed to protect against unauthorized use, access, interruption, modification, or corruption of the Company IT Systems and the systems of any third party service providers that have access to any Company Data or Company IT Systems. The Company has (A) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks Security Breaches and security incidents related to the Company IT Systems and products (collectively, “Information Security Reviews”); (B) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (C) made available true and accurate copies of all Information Security Reviews; and (D) timely installed (at a minimum within the timeframe recommended by the applicable software or equipment suppliers) software security patches and other fixes to identified technical information security vulnerabilities.
(d)The Company IT Systems are sufficient for current needs of the Business as Currently Conducted, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. Except as described in Schedule 4.9, since the Lookback Date, there has been no (i) material disruption, interruption, outage, or continued substandard performance affecting any Company IT System, (ii) unauthorized use, access, interruption, modification, or corruption of any Company IT System, or (iii) written complaints from, notices from, or Proceedings conducted or claims asserted by any Person, including any Governmental Authority, against the Company regarding any actual or alleged security breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System.
(e)The Company has had no actual Security Breaches. There is no pending, nor has there ever been any complaint or Proceeding against the Company initiated by (i) any Person; or (ii) any other Governmental Authority, alleging that there has been a Security Breach or alleging that any activity of the Company is in violation of any applicable Privacy Laws, Privacy Agreements or Privacy Policies, and to the Company’s Knowledge, there is no reasonable basis for any such complaint or Proceeding.
(f)The Company is, and at all times has been, (1) in compliance in all respects with all applicable Privacy Laws, including those applicable to Personal Information, the Company IT Systems, the Company’s services, and the Company’s website, and (2) in compliance in all material respects with (i) all applicable contractual obligations concerning data privacy and security relating to Personal Information in the possession or control of the Company or maintained by third parties having access to such information under Contracts (or portions thereof) to which the Company is a party that are applicable to the Company, (ii) all applicable data transfer agreements and data processing agreements to which the Company is a party and (iii) the requirements of any privacy or security-related self-regulatory organizations or certifications to which the Company belongs (clauses (i), (ii) and (iii), collectively, “Privacy Agreements”). The Company has not transferred any Personal Information (including, without limitation, by remote access to such Personal Information) across any international borders except in compliance with applicable Privacy Laws.
(g)The Company is, and at all times has been, in compliance in all material respects with all applicable prior internal and public-facing privacy policies of the Company regarding its privacy policies and practices (collectively, the “Privacy Policies”), and the Privacy Policies have been maintained to be consistent with the actual practices of the Company. The Privacy Policies permit the Company’s current uses of the Personal Information, and the Company has sought and obtained the appropriate consent from the applicable Persons for such uses to the extent such consents are required by Privacy Laws. The Privacy Policies have made all disclosures to Persons required by Privacy Laws, and none of such disclosures made or contained in the Privacy Policies has been inaccurate, misleading or deceptive or in violation of any Privacy Laws in any material respect. The Company has made available a true, correct, and complete copy of the Privacy Policy in effect since the Lookback Date. The Company has not distributed and does not distribute marketing communications to any Person, except in accordance with Privacy Laws and its Privacy Agreements, and opt-in consent has been obtained from all Persons located in jurisdictions where such opt-in consent is required to marketing by electronic means in accordance with Privacy Laws.  Without limiting the generality of the forgoing, the Company is clearly identified as a service provider for its customers with respect to its customers’ Personal Information in all Privacy Policies and Privacy Agreements, where applicable. The Company holds records evidencing all consents referred to under this Section 4.9(g).

(h)The Company has all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the data contained in the Company Data as currently done by the Company in the operation of the Business of the Company, and the Company has the right to transfer such rights as needed to effectuate the transactions contemplated by this Agreement.
(i)With respect to the Personal Information the Company’s customers collect in connection with the Company’s services, the Company contractually requires its customers to comply with applicable Privacy Policies and Privacy Laws as a data controller of such Personal Information.
(j)The Company contractually requires all third party vendors, affiliates, and other persons providing services to the Company that have access to or receive Personal Information from or on behalf of the Company, to comply with all applicable Privacy Laws, Privacy Agreements and Privacy Policies, and to take reasonable steps to ensure that all such Personal Information in such third parties’ possession or control is protected in a manner consistent with the requirements of the Security Program.
(k)The execution, delivery, or performance by the Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated under this Agreement and the Related Agreements will not violate in any material respects any applicable Privacy Laws or Privacy Policies or Privacy Agreements, in each case, binding on the Company or result in or give rise to any right of termination or other right to impair or limit the Company’s rights to own or use any Personal Information used in or necessary for the conduct of its Business.
(l)The Company has, no greater than seven (7) days prior to the date hereof, (i) created an immutable backup of all systems and data required to operate the Business, which backup cannot be edited, encrypted, or deleted in each case for a period of no less than three hundred sixty-five (365) days from and after the date hereof, (ii) tested the backup to confirm it is fully accessible and functional and (iii) confirmed the immutability of such backup, including by attempting to delete the backup using an administrator account.  As of the Closing, such immutable backup shall be in the possession of the Company, whether contained on the Company IT Systems or otherwise.
Section 4.10Material Contracts. Schedule 4.10 sets forth a correct list of all of the Contracts of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound, in each case, as of the date of this Agreement:
(a)any Contract with any supplier of goods or services that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $100,000 in 2020 or 2021, (ii) requires the Company to purchase all of its requirements for any good or service from such supplier, or (iii) contains any minimum or “take or pay” purchase or volume requirements;

(b)any Contract with any customer that (i) has resulted in or that is reasonably expected to result in sales to the Company of more than $100,000 in 2020 or 2021 or (ii) requires the Company to sell any product or service exclusively to such customer, or (iii) obligates the Company to provide such customer with equal or preferred pricing terms as compared to the pricing terms offered by the Company to any other customer, including any Contract with any “most favored nation” provision;
(c)any Contract under which the Company is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $50,000 in 2020 or 2021;
(d)any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Business, in each case that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $50,000 in 2020 or 2021, or (iii) grants such Person exclusive rights to sell, distribute, or promote in any geographical area or any particular product;
(e)any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;
(f)any Contract relating to the acquisition by the Company of any business, Equity Interests, or material assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);
(g)any Contract relating to the sale or other disposition by the Company of any business, Equity Interests, or material assets (whether by merger, sale of Equity Interests, sale of assets, or otherwise);
(h)any Contract relating to the incurrence of Indebtedness of more than $100,000 or places a Lien (other than a Permitted Lien) on any of the material assets of, the Company;
(i)any Contract relating to any joint venture, partnership, strategic alliance, or similar relationship;
(j)any Contract under which the Company has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person, in each case, of more than $50,000;
(k)any collective bargaining agreement or other similar Contract with any labor organization, union, or association;
(l)any Contract, other than any Company Benefit Plan, with (i) any current or former officer or director of the Company or (ii) any other current or former employee of,

independent contractor of, or consultant to the Company providing for, in the case of this clause (ii), aggregate future annualized payments by the Company of more than $100,000;
(m)any Contract that limits the freedom of the Company to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of the Company’s products or services;
(n)any Contract restricting the ability of the Company to solicit or hire any other Person;
(o)any power of attorney;
(p)any Outbound IP License or Inbound IP License;
(q)any Contract with any Governmental Authority;
(r)any Contract with any Material Customer or Material Supplier;
(s)any Contract relating to an interest rate cap, interest rate swaps, currency, commodity or other derivative or hedging transaction or similar Contract; and
(t)any other Contract that is material to the Business.
The Company has provided to Purchaser a true and complete copy (or, with respect to any oral Contract, a true and reasonably complete written summary of the terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Schedule 4.10 (including all amendments, modifications, exhibits, and schedules) (collectively with the Real Property Leases, the “Material Contracts”). Except as set forth on Schedule 4.10, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed or complied with all material covenants and obligations under each Material Contract, and neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, material breach of or default under such Material Contract, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute such a material breach or default by the Company or, to the Company’s Knowledge, any other party to such Material Contract. The Company has not received any written or, to the Company’s Knowledge, oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and the Company has not given any such written or oral notice to any counterparty to a Material Contract. The Company has not waived any of its material rights under any Material Contract.
Section 4.11Permits. The Company possesses or has applied for all Permits required by applicable Law to own, lease, and operate its properties and assets and to conduct the Business as Currently Conducted. Schedule 4.11 sets forth a complete and correct list of all such Permits.

All such Permits are valid and in full force and effect, and the Company has performed in all material respects its obligations under and is, and since the Lookback Date has been in compliance, in all material respects, with all such Permits. The Company has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority (a) indicating or alleging that the Company has violated, or does not possess, any Permit required to own, lease, and operate its properties and assets or to conduct the Business as Currently Conducted or (b) threatening or seeking to withdraw, revoke, terminate, or suspend any of the Company’s Permits. None of the Company’s Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.
Section 4.12Benefit Plans.
(a)Schedule 4.12(a) sets forth a correct list of all Company Benefit Plans. A true and complete copy of each of the Company Benefit Plans, and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, have been provided to Purchaser. In the case of any Company Benefit Plan which is not in written form, the Company has provided Purchaser with a true and reasonably complete written description of such Company Benefit Plan. A true and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, and IRS determination or opinion letter with respect to each Company Benefit Plan, to the extent applicable has been provided to Purchaser, and there have been no material changes in the financial condition in the respective Company Benefit Plans from that stated in the annual reports and actuarial reports supplied.
(b)Each Company Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan and to Company’s Knowledge, no event or omission has occurred that would cause any Company Benefit Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.
(c)Neither the Company nor any of its ERISA Affiliates has, or since the Lookback Date has had, any Liability with respect to a Multiemployer Plan or a plan that is subject to Title IV of ERISA. None of the Company Benefit Plans is a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(d)No Company Benefit Plan provides for post-employment or retiree welfare benefits, except as required by applicable Laws.

(e)Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any “prohibited transactions” (as defined in section 406 of ERISA or section 4975 of the Code) in connection with any Company Benefit Plan.
(f)There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable or under Section 409A of the Code for which the Company, any of its ERISA Affiliates or any participant in any Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A of the Code) may be liable. The Company, and each Company Benefit Plan that is a Health Plan (i) is currently in compliance in all material respects with the Healthcare Reform Laws and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since January 1, 2015. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, any of its ERISA Affiliates, or any Health Plan to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.
(g)Except as may be set forth in the terms of the Company Options, neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to accelerate the time of vesting or the time of payment, or increase the amount, of any compensation or benefits due to any current or former director, officer, or employee of the Company. None of the payments contemplated by the Company Benefit Plans in connection with this Agreement and the transactions contemplated by this Agreement (whether alone or together with any other actions) would, in the aggregate, constitute excess parachute payments as defined in section 280G of the Code (without regard to subsection (b)(4) thereof) and excluding the effect of any arrangement entered into by or at the direction of Purchaser or its Affiliates. No Company Benefit Plan or any other Contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of the Company or any of its ERISA Affiliates provides for a “gross-up” or similar payment from the Company or any of its affiliates in respect of any taxes that may become payable under Sections 409A or 4999 of the Code.
(h)There are no Proceedings (other than routine claims for benefits, none of which, individually or in the aggregate, are material to the Company) pending or, to the Company’s Knowledge, threatened involving any Company Benefit Plan or the assets of any Company Benefit Plan.
(i)There is no action currently contemplated by the Company or any of its ERISA Affiliates, and no action has been taken by the Company or any of its ERISA Affiliates, in respect of the Company or its Subsidiaries’ service providers or such individuals’ employment, compensation or benefits, in each case, in response to the COVID-19 pandemic.
Section 4.13Employee and Labor Matters.

(a)The Company has provided to Purchaser a list of each Employee and independent contractor providing services to the Company as of the date of this Agreement, and in the case of each such Employee and independent contractor, the following information, as applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of services; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt; (v) whether absent from active employment and if so, the date such absence commenced, and the anticipated date of return to active employment; (vi) annual salary or hourly rate; (vii); bonus target or other incentive compensation (if applicable); (viii) accrued but unused vacation or paid time off (if applicable); and (ix) for independent contractors, their fee arrangement with the Company.
(b)None of the Employees is represented by a union or other labor organization or group that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and no union organizational campaign is pending or, to the Company’s Knowledge, threatened with respect to any of the Employees. There is no pending or, to the Company’s Knowledge, threatened, strike, lockout, work stoppage, slowdown or other concerted action or labor dispute with respect to or involving any Employees of the Company, and there have been no such actions since the Lookback Date.
(c)The Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices or terms and conditions of employment, including worker classification, wages, hours of work, discrimination, harassment, retaliation, collective bargaining, immigration, workers’ compensation, unemployment compensation, withholding, and occupational safety and health. All independent contractors and consultants providing personal services to the Company have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company have been properly classified under the Fair Labor Standards Act and similar state laws. The Company (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former employees, consultants, and independent contractors, (ii) is not liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.
(d)There is no pending or, to the Company’s Knowledge, threatened charge, claim, or Proceeding against the Company by or before the Equal Employment Opportunity Commission or any state or local Governmental Authority concerning employment practices and there have been no such charges, claims or Proceedings since the Lookback Date and, to the Company’s Knowledge, there is such charge, claim or Proceeding threatened or reasonably anticipated against the Company.
(e)The Company has not taken and currently has no plans to take any action with respect to the transactions contemplated by this Agreement that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.
(f)No executive officer or other key employee of the Company is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement that would adversely affect or conflict with the present business activities of the Company and, to the Company’s Knowledge, no executive officer or other key employee of the Company is planning to terminate his or her employment with the Company for any reason (or no reason), including the consummation of the transactions contemplated by this Agreement.
(g)The Company has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing, orally to a member of management or human resources personnel) of which it had Knowledge since the Lookback Date. With respect to each such allegation with potential merit, the Company has taken corrective action that is reasonably calculated to prevent further improper action.
(h)A Form I-9 has been completed and retained with respect to each current employee, and, where required by law, former employees. The Company has not been the subject of any audit or other Proceeding, claim, demand, assessment or judgments nor, to the Company’s knowledge, has the Company been the subject of an investigation, inquiry or other any audit or other Proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.
Section 4.14Environmental Matters.
(a)The Company is, and since the Lookback Date has been, in compliance with all Environmental Laws applicable to the Business.
(b)Since the Lookback Date, no written or, to the Company’s Knowledge, oral notice from any Governmental Authority has been received by the Company claiming that (i) the operation of the Business is in violation of any Environmental Law or Environmental Permit or (ii) the Company is responsible (or potentially responsible) for Remedial Action with respect to the operation of the Business.
(c)The Company has not released any Hazardous Substances on, into, or from any Company Real Property or any other real property formerly leased or occupied by the Company, in each case, in violation of any Environmental Laws or which has given rise to any Liabilities or investigatory, reporting, corrective, or remedial obligations pursuant to Environmental Laws.
(d)No Company Real Property or other real property formerly leased or occupied by the Company (i) has been, pursuant to CERCLA or any similar Law, placed or, to the Company’s Knowledge, is proposed to be placed on the National Priorities List, the CERCLIS, or any state or regional equivalent list of known or suspected contaminated sites or (ii) is subject to a written claim, Order, or other written request or written demand to effect removal or take Remedial Action.
(e)The Company has not assumed by Contract or by operation of law, or agreed to indemnify any other Person against, any Liabilities under Environmental Laws.
Section 4.15Taxes.
(a)All Tax Returns of the Company have been timely filed as required by applicable Law. Each such Tax Return and filing is accurate and complete. All Taxes and estimated Taxes owed by the Company, whether or not shown on such Tax Returns, have been fully and timely paid as required by applicable Law.
(b)None of the Tax Returns of the Company has ever been audited or investigated by any Governmental Authority. No Proceeding by any Governmental Authority is pending or, to the Company’s Knowledge, threatened with respect to Taxes of the Company. No issues have been raised in any examination by any Governmental Authority of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined.
(c)The Company has complied with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which the Company is required by Law to withhold or collect, including sales and use taxes, goods and services taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, stockholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. All Tax Returns in respect of such withheld amounts that are required to be filed by the Company have been filed, and all statements required to be furnished to payees by the Company have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete.
(d)There are no Liens (other than Liens for current Taxes not yet due and payable) on any of the properties or assets of the Company or the Shares.
(e)The Company is not liable for the Taxes of any Person other than the Company as a result of filing unitary, combined, or consolidated Tax Returns, as a transferee or successor or by Contract (other than Taxes imposed under provisions of commercial contracts entered into in the ordinary course of business the primary purpose of which is other than Taxes).
(f)The Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and the Company has not requested or been granted an extension of the time for filing any Tax Return (other than automatic extensions for income Tax Returns).

(g)The Company is not a “foreign person” as defined in section 1445(f)(3) of the Code.
(h)The Company is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) at any time during the applicable period specified in Code §897(c)(1)(A)(ii).
(i)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) change in (or improper use of) any method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law); (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business or (vii) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.
(j)There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code, the separate return limitation year rules or comparable provisions of foreign state or local Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement)
(k)The Company has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or 361 of the Code.
(l)The Company has not entered into a “reportable transaction” within the meaning of Treasury Regulation §1.6011-4.
(m)No written claim has been made by a Tax authority in a jurisdiction where Tax Returns with respect to the Company are not filed asserting that the Company is or may be subject to Tax in that jurisdiction. The Company has no permanent establishment or fixed place of business in any other country other than the United States.
(n)The Company has not requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period after the Closing Date. The Company is not and has never been the beneficiary of any Tax exemption or Tax holiday.

(o)The Company has not deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) (“CARES Act”) or otherwise taken advantage of any change in applicable law in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company to any Governmental Authority. The Company has not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(p)No Person holds Equity Interests of the Company that are non-transferable or subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
Section 4.16Proceedings and Orders.
(a)Except as set forth on Schedule 4.16(a), there are, and since the Lookback Date have been, no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its directors, officers, employees, representatives, or agents in their capacities as such or relating to their employment, services or relationship with the Company, nor, to the Company’s Knowledge, are there any facts or circumstances which may give rise to any such Proceeding. Except as set forth on Schedule 4.16(a), there are, and since the Lookback Date have been, no Proceedings by the Company pending against any other Person. None of the Proceedings set forth or required to be set forth on Schedule 4.16(a) would, if determined adversely to the Company, materially and adversely affect the Company or the Business. Except as set forth on Schedule 4.16(a), the operation of the Business is not, and since the Lookback Date has not been, subject to any Order. The Company is and has been in compliance with all Orders set forth on Schedule 4.16(a). The Company is not a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which the Company has any continuing Liability.
(b)There are no Proceedings pending or, to the Company’s Knowledge, threatened by or against the Company with respect to this Agreement, the Related Agreements to which the Company is a party or the transactions contemplated hereby or thereby or that, if determined adversely to the Company, would prevent or delay the consummation by the Company of the transactions contemplated by this Agreement or the Related Agreements.
Section 4.17Compliance with Laws. The Company is, and except as set forth on Schedule 4.17 has at all times since the Lookback Date been, in compliance in all material respects with all Laws applicable to its properties, its assets, its products and the Business. Since the Lookback Date, the Company has not received any written or, to the Company’s Knowledge, oral notice from a Governmental Authority alleging that the Company is not in compliance with any applicable Law.
Section 4.18Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of business. All accounts receivable reflected in the Interim Balance Sheet are, to the Company’s Knowledge, good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet, which allowance was calculated in accordance with GAAP, and all accounts receivable to be reflected in the calculation of Closing Date Net Working Capital will be, to the Company’s Knowledge, good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined in accordance with GAAP. Schedule 4.18 sets forth such amounts of accounts receivable as of the date hereof that are subject to asserted claims by, and any other disputes with, customers and reasonably detailed information regarding asserted claims made since the Lookback Date, including the type and amounts of such claims.
Section 4.19Material Customers and Material Suppliers.
(a)Schedule 4.19(a) sets forth a correct list of (i) the top twenty-five (25) customers of the Company, excluding reseller, distributor and vehicle manufacturer customers (based on the total amount of sales to such customer) for the year ended December 31, 2020, and for the two-month period ended February 28, 2021, (ii) all resellers and distributors whereby the Company has appointed a third party as a “reseller” of one or more of its products to the end users thereof and (iii) all vehicle manufacturer customers whereby the Company provides products or services directly to vehicle manufacturer customers pursuant to a contract between the Company and such vehicle manufacturers (each, a “Material Customer”), including in each case the total amount of sales to each such Material Customer during the applicable period and the percentage of the total sales of the Company represented by such sales, and (iii) the top twenty (20) suppliers and vendors to the Company (based on total amount purchased from such supplier or vendor) for the year ended December 31, 2020, and for the two-month period ended February 28, 2021 (each, a “Material Supplier”), showing the total amount of purchases by the Company from each such Material Supplier during the applicable period and the percentage of the total amount of purchases by the Company represented by such purchases.
(b)Except as set forth in Schedule 4.19(b), since the Lookback Date, there has been (i) no adverse change in the business relationship, or any material dispute, between the Company and any Material Customer or Material Supplier, (ii) no adverse change in any material term or condition of any Contract between the Company and any Material Customer or Material Supplier, and (iii) no written, or, to the Company’s Knowledge, oral, indication received by the Company that any Material Customer or Material Supplier intends to reduce its purchases from or sales to, as applicable, the Company or that any Material Customer or Material Supplier intends to terminate, not renew, or materially amend the terms and conditions of any Contract with the Company.
(c)Since the Lookback Date, no Material Customer or Material Supplier has made any breach of contract, indemnification, or similar claim against the Company. All Material Customers are current in their payment of invoices and the Company does not have, and since January 1, 2020 has not had, any material disputes with any Company Customer that arose and remained unresolved. The Company is current in its payments to all Material Suppliers and the Company does not have, and since January 1, 2020 has not had, any material dispute concerning Contracts with or products and/or services provided by any Material Supplier that arose or remained unresolved. There are no warranty claims made or refunds requested by any Material Customer with respect to any Company product or service except for normal warranty claims and refunds in the ordinary course of business consistent with past practice and that would not result in a reversal of any material amount of revenue received by the Company. Neither the Company nor any of its Representatives have made any oral commitments or promises with respect to the Company product or service, including pricing, future features, or the like, to any former, current or prospective customer.
Section 4.20Related Party Transactions.
(a)Except as set forth on Schedule 4.20(a), no officer, director, or Employee of the Company, or any individual in any such officer’s, director’s, or Employee’s immediate family, (i) is a party to any Contract with the Company, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by the Company or otherwise used in the conduct of the Business, (iii) provides any goods or services to the Company (other than in such person’s capacity as an officer, director, or Employee of the Company), or (iv) to the Company’s Knowledge, has an interest in any Person that is a customer of, or supplier or vendor to, the Company.
(b)The Company has not made, and does not have outstanding, any loans to any of its officers, directors, Employees, Equityholders or, to the Knowledge of the Company, any of their respective relatives or Affiliates.
Section 4.21Bank Accounts. Schedule 4.21 sets forth a correct list of all bank accounts, safe deposit boxes, and lock boxes maintained by or on behalf of the Company and the persons authorized to sign or otherwise act with respect thereto.
Section 4.22Insurance. Schedule 4.22 sets forth a correct list of all policies of insurance owned or held by the Company (collectively, the “Insurance Policies”), which includes the name of the insurer under each such Insurance Policy, the type of policy, policy number and the term and amount of coverage thereunder. The Company has provided to Purchaser correct copies of all of the Insurance Policies. All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no written notice of cancellation, termination or premium increase has been received by the Company with respect to any of the Insurance Policies. The Company is and has been in compliance in all material respects with all such Insurance Policies. Schedule 4.22 also sets forth a correct list of all claims which have been made by or on behalf of the Company since the Lookback Date under any of the Insurance Policies, including any claims that are currently pending under the Insurance Policies. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits.

Section 4.23Required Stockholder Approval. The only vote or consent of the Equityholders required to adopt this Agreement and approve the Merger, the Company’s Related Agreements, the other transactions contemplated hereby and thereby, and the other matters set forth in the Written Consent, is the affirmative vote of the holders of at least (i) a majority of the outstanding Shares and (ii) holders of at least sixty-two percent (62%) of the outstanding Preferred Stock (the “Required Stockholder Approval”). No other vote of the Stockholders is required by Law, the Organizational Documents of the Company, or any Contract to which the Company is a party.
Section 4.24Takeover Laws. The board of directors of the Company has taken all action necessary in order to exempt this Agreement, the Company’s Related Agreements, the Merger, and the other transactions contemplated by this Agreement and the Company’s Related Agreements from, and this Agreement, the Company’s Related Agreements, the Merger, and the other transactions contemplated by this Agreement and the Company’s Related Agreements are exempt from, the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law. No other “business combination,” “control share acquisition,” “fair price,” “moratorium,” or other similar anti-takeover Law (collectively, “Takeover Laws”) is applicable to this Agreement, the Company’s Related Agreements, the Merger, and the other transactions contemplated by this Agreement and the Company’s Related Agreements.
Section 4.25Disclosure. None of the representations or warranties of the Company contained in this Agreement, none of the information contained in the Schedules, and none of the other information or documents provided or made available to Purchaser or any of its Representatives by the Company, any Stockholder, or any of their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
Section 4.26CARES Act Compliance.
(a)Schedule 4.26(a) sets forth the PPP Loan that the Company has received and the Company has no outstanding applications for any other PPP Loan. The Company was eligible for its PPP Loan at the time of application and truthfully and accurately completed the application for its PPP Loan.
(b)The Company has made available to Purchaser complete and correct copies of all documentation related to the PPP Loan, including the original loan application, the loan documents from the lender, documentation of eligibility and economic need, the PPP Loan Forgiveness Application submitted by the Company to the lender, and all other documentation as specified in such PPP Loan Forgiveness Application.
(c)To the extent that the consummation of the transactions contemplated by this Agreement will result in an event of default under the PPP Loan documents, the Company has obtained all necessary waivers, approvals and consents.

(d)The Company used the proceeds of the PPP Loan solely in accordance with all Laws governing such receipt and use, as the same have been modified from time to time prior to the Closing Date by the applicable Governmental Authority or further legislation, as applicable. In the event of a modification of the regulation that provided clarity and an opportunity to cure, the Company has taken all such opportunities to cure any defect in its compliance.
(e)The Company has used all of the proceeds of the PPP Loan in compliance with Section 1102 of the CARES Act and U.S. Small Business Administration regulations published in the Federal Register before the date of this Agreement.
(f)Schedule 4.26(f) sets forth all funds other than the PPP Loan received by the Company pursuant to the CARES Act, including any COVID-19 relief funds, loans or grants issued by a Governmental Authority. The Company (i) has met the qualifications to receive such funds that were in effect at the time of such receipt; (ii) has truthfully and accurately in all material respects submitted any attestations or applications required for receipt of such funds that were in effect at the time of such receipt; (iii) was in compliance with all terms and conditions required in order to receive such funds at the time such funds were received; (iv) otherwise met all requirements and qualifications in order to (A) receive such funds at the time such funds were received and (B) retain and use such funds from and after the date such funds were received; and (v) have made available to Purchaser complete and correct copies of all material documentation related to such funds.
Section 4.27Anti-Corruption Matters.
(a)Neither the Company nor any director, officer, agent, representative, employee, or other Person acting on behalf of the Company has (i) violated any provision of the Anti-Corruption Laws, (ii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Foreign Official to obtain or retain business, (iii) used or attempted to use any corporate funds for any unlawful contribution, gift, entertainment, travel expense, or other unlawful expenses relating to political activity or a charitable donation, or (iv) made any offer, promise to pay, or direct or indirect unlawful payment to or for the use or benefit of any Foreign Official. Neither the Company nor any director, officer, agent, representative, employee, or other Person acting on behalf of the Company has made any such unlawful offer to or for the use and benefit of any other Person where there was a belief or awareness that there was a high probability that the recipient would use such offer for any purpose as described in this Section 4.27. The Company has instituted and maintains and enforces policies and procedures designed to promote compliance with the Anti-Corruption Laws.
(b)No Representative of the Company is a Foreign Official.
(c)There are no, and there have not been any, Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any director, office, agent, representative, employee, or other Person acting on behalf of the Company involving a violation or alleged violation of any Anti-Corruption Law.

Section 4.28Drag-Along.
(a)The Company and the applicable Stockholders have taken all steps necessary to validly exercise the Drag Along set forth in Section 4.1 of the Voting Agreement with respect to the transactions contemplated hereby.
(b)This Agreement and the Related Agreements and the transactions contemplated hereby and thereby do not give rise to any fact or circumstance that would restrict the valid exercise of the Drag-Along pursuant to Section 4.2 of the Voting Agreement.
Section 4.29Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of the Company, other than Code Advisors, LLC, the fees and expenses of which shall constitute Transaction Expenses.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
Except as set forth in the corresponding subsection of the schedules delivered to the Company, the Purchaser and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date (as though made on the Closing Date) as follows:
Section 5.1Organization and Authorization. Each of Purchaser and Merger Sub is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Purchaser and Merger Sub has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and, subject to the adoption of this Agreement by Purchaser, in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement and its Related Agreements. The execution, delivery, and performance by each of Purchaser and Merger Sub of this Agreement and its Related Agreements and the consummation by each of Purchaser and Merger Sub of the transactions contemplated by this Agreement and its Related Agreements have been validly authorized by all necessary action by the board of directors of each of Purchaser and Merger Sub, and, other than the adoption of this Agreement by Purchaser, in its capacity as the sole stockholder of Merger Sub, no other corporate action by Purchaser or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Each of Purchaser and Merger Sub has validly executed and delivered this Agreement and, at or prior to the Closing, each of Purchaser and Merger Sub will have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and each Related Agreement of Purchaser or Merger Sub will after the Closing constitute, legal, valid, and binding obligations of Purchaser or Merger Sub, as applicable, enforceable against Purchaser or Merger Sub in accordance with their respective terms, subject to the Enforceability Limitations.
Section 5.2Governmental Consents; No Conflicts.

(a)The execution, delivery, and performance by each of Purchaser and Merger Sub of this Agreement and its Related Agreements, and the consummation by each of Purchaser and Merger Sub of the transactions contemplated by this Agreement and its Related Agreements, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not be material to Purchaser or Merger Sub or prevent or materially delay the consummation by Purchaser and Merger Sub of the transactions contemplated by this Agreement or any of its Related Agreements, (ii) any Consent that is required as a result of any facts or circumstances relating solely to the Company, any Stockholder, or any of their respective Affiliates, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
(b)The execution, delivery, and performance by each of Purchaser and Merger Sub of this Agreement and its Related Agreements, and the consummation by each of Purchaser and Merger Sub of the transactions contemplated by this Agreement and its Related Agreements, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser or Merger Sub under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Purchaser, Merger Sub, or any of their respective properties or assets, (ii) any material Contract to which Purchaser or Merger Sub is a party or by which Purchaser, Merger Sub, or any of their respective properties or assets is bound, (iii) any Permit held by Purchaser or Merger Sub, or (iv) any of the Organizational Documents of Purchaser or Merger Sub except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or delay the consummation by Purchaser or Merger Sub of the transactions contemplated by this Agreement or any of its Related Agreements.
Section 5.3Proceedings. There are no Proceedings pending or, to Purchaser’s knowledge, threatened by or against Purchaser, Merger Sub, or any of their respective Affiliates with respect to this Agreement or the transactions contemplated by this Agreement or Purchaser’s Related Agreements or that, if determined adversely to Purchaser or Merger Sub, would prevent or delay the consummation by Purchaser or Merger Sub of the transactions contemplated by this Agreement or any of its Related Agreements.
Section 5.4Availability of Funds. Purchaser has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay when due the Estimated Merger Consideration and all other amounts required to be paid by it under this Agreement and its Related Agreements.
Section 5.5Merger Sub. All of the issued and outstanding shares of capital stock of Merger Sub are owned by Purchaser. Merger Sub was formed solely for the purpose of engaging in the Merger, and since the date of its incorporation has engaged in no other business, conducted any operations, or incurred any Liabilities, other than in connection with the execution of this Agreement, the performance of its obligations under this Agreement, and matters ancillary thereto.

Section 5.6Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Purchaser.
Section 5.7No Additional Representations or Warranties.
(a)Each of Purchaser and Merger Sub acknowledges that none of the Company or its Subsidiaries, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries, the Business or other matters that is not specifically included in this Agreement or the Disclosure Schedules. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any other Person has made a representation or warranty to Purchaser or Merger Sub with respect to (i) any projections, estimates or budgets for the Company or any of its Subsidiaries or the Business, or (ii) any materials, documents or information relating to the Company and any of its Subsidiaries or the Business made available to Purchaser or Merger Sub or their counsel, accountants or advisors in Company’s data room or otherwise, in each case, except as expressly covered by a representation or warranty set forth in ARTICLE 4 of this Agreement or the Related Agreements. In connection with each of Purchaser’s and Merger Sub’s investigation of the Business, the Company has delivered, or made available to Purchaser, Merger Sub and their respective Affiliates, agents and Representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of Company and its Subsidiaries and certain business plan information of the Business. Each of Purchaser and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Purchaser and Merger Sub is familiar with such uncertainties, that each of Purchaser and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Purchaser, Merger Sub and their Affiliates, agents and Representatives shall have no claim against any Person with respect thereto. Accordingly, each of Purchaser and Merger Sub acknowledges that, without limiting the generality of this Section 5.7, neither the Company, nor any of its Representatives, agents or Affiliates, has made any representation or warranty with respect to such projections and other forecasts and plans.
(b)In furtherance of the foregoing, each of Purchaser and Merger Sub acknowledges that it is not relying on any representation or warranty of Company, other than those representations and warranties specifically set forth in ARTICLE 4 of this Agreement and the Related Agreements. Each of Purchaser and Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in ARTICLE 4 and the Related Agreements.

ARTICLE 6.
PRE-CLOSING COVENANTS AND AGREEMENTS
Section 6.1Access to Information. From the date of this Agreement until the Closing Date, the Company shall give Purchaser and its Representatives full access, upon reasonable advance notice and during normal business hours, to the offices, facilities, books, and records of the Company, shall make the officers and employees of the Company available to Purchaser and its Representatives as they may from time to time request, and shall provide Purchaser and its Representatives with any and all additional information concerning the Company or the Business as they may from time to time request. The Company shall have the right to have a Representative present during any inspections, interviews, and examinations conducted at the offices or facilities owned or leased by the Company.
Section 6.2Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, the Company shall operate the Business in the ordinary course of business consistent with past practice. Consistent with the foregoing, the Company shall keep and maintain its assets in good operating condition and repair and use its reasonable best efforts consistent with good business practice to maintain the business organization of the Company intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with the Company. The Company shall not take any action that would, or that would reasonably be expected to, result in any of the conditions to Closing set forth in ARTICLE 8 not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 6.2 or to the extent Purchaser otherwise Consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing, the Company shall not:
(a)amend its Organizational Documents;
(b)(i) issue or sell any of its Equity Interests, (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any of its Equity Interests, or (iii) split, combine, reclassify, cancel, redeem, or repurchase any of its Equity Interests;
(c)sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any of its properties or assets material to the Business;
(d)make any capital expenditures in an aggregate amount of more than $50,000;
(e)create, incur, guarantee, or assume any Indebtedness in an aggregate amount of more than $50,000;
(f)enter into any transaction between the Company, on the one hand, and any Equityholder or any Affiliate of any Equityholder, on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on the Company after the Closing;

(g)make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate) of more than $50,000;
(h)acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);
(i)create any Subsidiary;
(j)enter into any new line of business;
(k)grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any Employee, in each case except (i) as required by Law or (ii) as required by the terms of any existing Contract, Company Benefit Plan, or collective bargaining agreement set forth on Schedule 4.12(a);
(l)adopt, establish, enter into, terminate, amend or modify in any material respect any Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if it were in existence on the date hereof) or take any action to accelerate the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan, except (i) as required by Law or (ii) as required by the express terms of any existing Company Benefit Plan or an existing Contract;
(m)(i) amend or modify in any material respect any Material Contract, (ii) terminate, not renew, or extend any Material Contract, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract;
(n)make any change in any accounting method, principle, policy, or procedure used by it (other than regarding Taxes, which shall be governed by clause (o) below), other than, in each case, changes required by GAAP or applicable Law;
(o)unless required by applicable Law, make or change any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or adopt or change any accounting principle, accounting policy, or accounting procedure used by it regarding Taxes;
(p)accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;
(q)delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;
(r)offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts,

commissions, incentives or inducements offered by it in the ordinary course of business consistent with prior practice, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for its products and services following the Closing;
(s)make any material change in its general pricing practices or policies or any change in its credit or allowance practices or policies;
(t)declare, set aside, or pay any dividend or any other distribution with respect to its Equity Interests;
(u)(i) settle or commence any material Proceeding or (ii) cancel any other debts owed to or claims held by it other than, in the case of this clause (ii), in the ordinary course of business consistent with past practice;
(v)waive, abandon, or otherwise dispose of any rights in or to any Company Intellectual Property;
(w)adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or
(x)agree to do, approve, or authorize any of the foregoing.
Section 6.3Consents and Approvals.
(a)On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, and (iii) to obtain or make each Consent of or with a Governmental Authority that, if not obtained or made, would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement; provided, however, that no Party shall have any obligation to offer or pay any material consideration (or incur any obligation) in order to obtain any such Consents; and provided, further, that the Company shall not make any agreement or understanding affecting the Shares, the Company, or the Business as a condition for obtaining any such Consents except with the prior written Consent of Purchaser.
(b)Notwithstanding anything in this Agreement to the contrary, Purchaser and its Affiliates shall, on behalf of the Parties, control, lead, and be responsible for all communications and strategy for dealing with any Governmental Authority, including any communications and strategy relating to the negotiation of any settlement of a Proceeding relating to the Agreement or Related Agreements, whether under Antitrust Law or otherwise, and the Company shall take all reasonable actions to support the Purchaser and its Affiliates in connection therewith, provided that, Purchaser and its Affiliates shall consult with the Company and consider in good faith the views of the Company with respect to dealing with any Governmental Authority. Without limiting the generality of the foregoing, if Purchaser determines that it is necessary or advisable to do so (or to the extent otherwise required by applicable Governmental Authority or Law), the Parties shall respond promptly to inquiries from any Governmental Authority in connection with any Proceeding or request for information or other communication concerning this Agreement or the Related Agreements or the transactions contemplated hereby or thereby, in any case that may be initiated by any Governmental Authority pursuant to any Antitrust Law relating to this Agreement or the Related Agreements, and supply as promptly as practicable such information or documentation as may be requested pursuant to any applicable Antitrust Law by any Governmental Authority. The Company shall not, and shall cause its Representatives to not, participate in any meeting or discussion relating to the transactions contemplated by this Agreement and Related Agreements, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives Purchaser the opportunity to attend and observe, unless otherwise prohibited by such Governmental Authority.
(c)In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, subject to applicable legal limitations including redaction where necessary, each Party agrees to (i) furnish to the other Parties such information and assistance as the other Parties may reasonably request in connection with its preparation of any notifications, filings, communications, or other submissions to any Governmental Authority relating to the HSR Act or any other applicable Antitrust Law (subject in all cases to Purchaser’s right to control, lead and be responsible for all communications and strategy for dealing with such Governmental Authority), (ii) keep the other Parties apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other Parties with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, and (iii) use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3(a) in a manner so as to preserve any applicable privilege.
(d)Except as otherwise permitted in this Agreement, Purchaser and its Affiliates shall not acquire or agree to acquire, by merging with or into, consolidating with, by purchasing all or a portion of the assets of or all or a portion of the equity in, any entity owning or having any rights in any business of the type and character of, or that competes with, all or any part of, the Business, including entering into, or agreeing to enter into, any license (other than customary licenses in connection with commercial agreements entered into in the ordinary course of business) or joint venture, which could reasonably be expected to, in each case, or in the aggregate, (i) impose any delay in the obtaining of, or increase the risk of not obtaining the expiration, termination or waiver of any applicable waiting period or any Consent, approval, permit, ruling, authorization or clearance pursuant to the Antitrust Laws necessary to consummate the transactions contemplated hereby or by the Related Agreements, (ii) increase the risk of any Governmental Authority initiating a Proceeding relating to the Agreement or Related Agreements or entering an injunction or order prohibiting the consummation of the transactions contemplated by the Agreement or by the Related Agreements, (iii) increase the risk of not being able to remove any such order on injunction on appeal or otherwise, or (iv) delay or prevent the consummation of the transactions contemplated by the Agreement or Related Agreements. The Company shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement or by the Related Agreements unless Purchaser has given its prior written Consent to such extension or delay.
(e)Notwithstanding the foregoing or anything else in this Agreement to the contrary, Purchaser and its Affiliates shall not be required to (i) propose, offer, commit, agree, or consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of Purchaser, any of its Affiliates, or the Company, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of Purchaser, any of its Affiliates, or the Company, or (C) take or agree to take any action that after the Closing would limit the freedom of Purchaser, any of its Affiliates, or the Company with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Company’s) businesses, product lines, or assets, (ii) contest, defend, or resist any Proceeding brought or threatened to be brought investigating, challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the transactions contemplated by this Agreement or the Related Agreements, or (iii) appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the transactions contemplated by this Agreement or the Related Agreements.
Section 6.4Notification of Certain Matters. From the date of this Agreement until the Closing Date, each of the Company and Purchaser shall give the other prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with in any material respect any covenant or agreement of such party in this Agreement; and (b) any Proceeding commenced or, to the Company’s Knowledge or Purchaser’s knowledge, as applicable, threatened against or otherwise affecting such Party with respect to the transactions contemplated by this Agreement. No such notification will limit any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement.
Section 6.5Exclusivity. From the date of this Agreement until the Effective Time, the Company shall not, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of the Company (a “Competing Transaction”), (b) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, or (c) provide information regarding the Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives, in connection with a possible Competing Transaction with such Person. The Company shall, and shall cause its Representatives to, cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. The Company shall advise Purchaser orally and in writing of the receipt by the Company or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.
Section 6.6Required Stockholder Approval.
(a)The Company shall use its reasonable best efforts to obtain, within one (1) day following the execution and delivery of this Agreement, the Required Stockholder Approval pursuant to written consents of the Stockholders in the form attached as Exhibit D (collectively, the “Written Consent”). Promptly following receipt of the Written Consent, the Company shall deliver a correct copy, certified by the secretary or an assistant secretary of the Company, of the Written Consent to Purchaser.
(b)Promptly following, but in no event more than three (3) Business Days after, receipt of the Written Consent, the Company shall prepare and deliver (or cause to be delivered) a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company’s board of directors has unanimously adopted resolutions determining that this Agreement, the Merger, and the other transactions contemplated by this Agreement are in the best interests of the Company and the Stockholders, approving and declaring advisable this Agreement, the Merger, and the other transactions contemplated by this Agreement, and determining that the Merger Consideration is fair to the Stockholders, (ii) in accordance with Section 228(e) of the DGCL, provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include a copy of Section 262 of the DGCL and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Shares as contemplated by Section 262(d)(2) of the DGCL. Purchaser shall have the right to review and approve, in advance, the Stockholder Notice and all documents and other materials submitted to the Stockholders in accordance with this Section 6.6(b), such approval not to be unreasonably withheld, conditioned, or delayed.
Section 6.7Merger Sub Stockholder Approval. Promptly following the execution and delivery of this Agreement, Purchaser shall adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent relating thereto in accordance with the DGCL and the Organizational Documents of Merger Sub.

Section 6.8Takeover Laws. If any Takeover Law shall become applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, the Company and its board of directors shall take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such actions as are necessary to minimize the effects of any such Takeover Law on the Merger and the other transactions contemplated by this Agreement.
Section 6.9Termination of Related Party Contracts. Prior to the Closing, the Company shall take such actions as are necessary to terminate, effective as of the Closing, all Contracts, services, and other arrangements, whether written or oral (except for the Contracts set forth on Schedule 6.9), between the Company, on the one hand, and any Stockholder, Option Holder or Warrant Holder or any of their respective Affiliates, on the other hand, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts, services, or arrangements.
Section 6.10D&O Insurance. At or prior to the Closing, the Company shall obtain and fully pay for an irrevocable directors’ and officers’ “tail” insurance policy that provides coverage, for a period of six (6) years after the Closing Date, for current and former officers, directors, managers, and employees of the Company with respect to matters existing or occurring at or prior to the Closing Date (i) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and (ii) in an amount and scope at least as favorable as the existing insurance.
Section 6.11Resignations. On or prior to the Closing Date, the Company shall cause each officer and director of the Company requested by Purchaser to tender his or her resignation from such position effective as of the Closing.
Section 6.12Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the Confidentiality Agreement. Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate.
Section 6.13R&W Insurance Policy. Purchaser shall use commercially reasonable efforts to cause the R&W Insurance Policy to be issued and bound on or prior to the date hereof (in accordance with the terms of the binder therefor) and remain in full force and effect thereafter. All costs and expenses related to the R&W Insurance Policy, including, without limitation, the total premium, underwriting costs, brokerage commission, due diligence fees, Taxes related to such policy and other fees and expenses associated with such policy will be paid one-half by Purchaser, on the one hand, and one-half by the Company, on the other hand.
Section 6.14PPP Loan. Purchaser, the Company and the Stockholder Representative agree to reasonably cooperate and provide all reasonably requested information and execute and deliver such further instruments and documents as may be reasonably requested with respect to the PPP Loan, the PPP Loan Forgiveness Application and any forgiveness or audit, investigation, or inquiry in connection therewith. The Stockholder Representative (on behalf of the Equityholders) shall be responsible for all costs and expenses related to the submission of the PPP Loan Forgiveness Application and any forgiveness or audit, investigation, or inquiry in connection therewith after the Closing.
ARTICLE 7.
ADDITIONAL COVENANTS AND AGREEMENTS
Section 7.1Tax Matters.
(a)Tax Returns. The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and the Company shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by Law. At least thirty (30) days prior to the due date of any such Tax Return, the Company shall submit a copy of any such Tax Return that is an Income Tax Return to Purchaser for Purchaser’s review and approval, which approval shall not be unreasonably withheld. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company following the Closing Date. Purchaser shall permit the Stockholder Representative, at the Equityholders’ expense, to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) each such Tax Return with respect to a taxable period ending on or before the Closing Date or any Straddle Period at least thirty (30) days prior to the due date with respect to any income Tax Return or such shorter time period as is reasonable given the circumstances with respect to any non-income Tax Return. If Purchaser does not receive comments from the Stockholder Representative at least five (5) days prior to the due date of such Tax Returns, the Stockholder Representative shall be deemed to have no comments to such Tax Returns. To the extent permitted by applicable law, (i) all Transaction Tax Deductions shall be deducted on Tax Returns for the taxable period that ends (or is deemed to end) as of the end of the day on the Closing Date and (ii) any net operating losses of the Company arising in taxable periods ending (or deemed to end) on or prior to the Closing Date shall be applied against income arising in Pre-Closing Tax Periods (including, if permitted by applicable law, pursuant to a carryback).
(b)Straddle Period. In the case of a Straddle Period, the amount of any Tax based on or measured by income or receipts or imposed in connection with any transaction that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Tax of the Company that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the entire Straddle Period.

(c)Cooperation. Purchaser and the Stockholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser and the Stockholder Representative or otherwise with respect to the Company, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Purchaser, the Company and the Stockholder Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven years following the Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Stockholder Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Purchaser or its Affiliates (other than Tax Returns of the Company for Pre-Closing Tax Periods). Subject to Section 7.1(e), the Stockholder Representative shall have no obligation to prepare or file any Tax Returns.
(d)Tax Audits. Purchaser shall have the right to control the conduct of any action or threatened action with respect to Taxes of the Company (a “Tax Claim”). Purchaser shall give the Stockholder Representative prompt notice upon receipt of any written notice of a Tax Claim attributable to a Pre-Closing Tax Period or any other Tax Claim for which the Equityholders may have an indemnification obligation pursuant to Article 10. To the extent a Tax Claim relates to a Tax Claim for which the Equityholders may have an indemnification obligation pursuant to Article 10, Purchaser shall (i) keep the Stockholder Representative reasonably informed of all material developments on a timely basis, (ii) provide to the Stockholder Representative copies of any and all material correspondence from any Governmental Authority related to such Tax Claim, (iii) provide the Stockholder Representative with the opportunity to attend conferences with the relevant Governmental Authority (if reasonably practical) and (iv) not settle, adjust or otherwise resolve such Tax Claim without the prior written consent of the Stockholder Representative, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the provisions of Article X, this Section 7.1(d) shall exclusively govern the notice, conduct and procedural requirements of any Tax Claim.
(e)Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, value added Tax and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Equityholders as Closing Date Indebtedness. The Stockholder Representative and the Stockholders agree to file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts for which the Stockholders are so liable. The Stockholder Representative shall provide Purchaser with evidence satisfactory to Purchaser that such Transfer Taxes have been paid by the Stockholders.
(f)Pre-Closing Income Taxes. The determination of “Pre-Closing Income Taxes” included in Indebtedness and any indemnification for Pre-Closing Taxes pursuant to Section 10.2(i) or for any breach of a representation or warranty contained in Section 4.15 shall, in each case, be calculated in accordance with the following assumptions: (i) no election under Section 338 or Section 336 of the Code (or any comparable applicable provision of state, local or non-U.S. Tax Law) is made with respect to the transactions contemplated by this Agreement; (ii) the taxable year of the Company ends as of the end of the day on the Closing Date; (iii) no Taxes are incurred by the Company on the Closing Date after the Closing outside the ordinary course of business; (iv) the Company makes a timely election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any Transaction Tax Deductions that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f); (v) to the extent deductible under applicable Tax law at a “more likely than not” or higher level of confidence, all Transaction Tax Deductions are deducted on income Tax Returns for the taxable period that ends (or is deemed to end) as of the end of the day on the Closing Date; (vi) to the extent permitted by applicable law, any net operating losses of the Company arising in the applicable taxable periods ending (or deemed to end) on or prior to the Closing Date are applied against Income Taxes arising in Pre-Closing Tax Period(s) for which such net operating losses may be applied in accordance with applicable Law; and (vii) such Taxes shall be computed (including reporting positions, elections and accounting methods) of the Company in preparing its applicable Tax Returns, unless otherwise required under applicable Law.
(g)Prohibited Tax Actions. To the extent that any such action could (1) reasonably be expected to give rise to a Tax Claim for which the Equityholders may have an indemnification obligation pursuant to Article X or (2) otherwise reduce the amount of Merger Consideration payable pursuant to this Agreement, Purchaser, the Company and their respective Affiliates will not: (i) amend any Tax Returns of or with respect to the Company with respect to any Pre-Closing Tax Period, (ii) make or change any Tax election or change any method of accounting that has effect on any Tax Return for a Pre-Closing Tax Period, (iii) agree to extend or waive the statute of limitations with respect to Taxes of the Company for a Pre-Closing Tax Period, (iv) initiate discussions or examinations with any Governmental Authority (including any voluntary disclosures) regarding Taxes for any Pre-Closing Tax Period, or (v) engage in any transaction on the Closing Date after the Closing outside the ordinary course of business of the Company, in each such case, except with the prior written consent of the Stockholder Representative, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, Purchaser and its Affiliates shall not make any election pursuant to Code Sections 336 or 338 (or any similar or corresponding provision of state, local or non-U.S. tax law) with respect to the transactions pursuant to this Agreement.
Section 7.2Employees and Employee Benefits.
(a)During the twelve (12) month period commencing at the Closing Date, Purchaser shall provide, or shall cause the Surviving Corporation to provide the Employees who were employed by the Company immediately prior to the Closing (the “Continuing Employees”) with base compensation, bonus, incentive opportunities, and employee benefits that are substantially comparable in the aggregate to the base compensation, bonus, incentive compensation opportunities, and employee benefits that such Continuing Employees were entitled to receive immediately prior to Closing. For purposes of the foregoing, equity or equity-based compensation shall not be taken into account for determining compensation or benefits before after the Closing.
(b)To the extent applicable, with respect to employee benefit plans, programs and arrangements that are established or maintained by Purchaser (“Purchaser Plans”) and in which Continuing Employees become eligible to participate after the Closing, Continuing Employees (and their eligible dependents) shall be given credit for their service with the Company (i) for purposes of eligibility to participate and vesting (but not benefit accrual) to the extent such service was taken into account under a corresponding Company Benefit Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Purchaser Plan. Notwithstanding the foregoing provisions of this Section 7.2(b), service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.
(c)Effective as of no later than the day immediately preceding the Closing Date (but conditioned on the Closing), the Company shall take all actions that are necessary or appropriate to terminate the Company 401(k) Plan and to provide that, that, notwithstanding any other provision of the Company 401(k) Plan to the contrary, no person shall become a participant in the Plan after the termination date, no contributions shall be made to the Company 401(k) Plan by or on behalf of any person for periods after the termination date, and as of the termination date, each participant in the Company 401(k) Plan shall have a fully vested and nonforfeitable interest in all of his account balances under the Company 401(k) Plan.
(d)Notwithstanding the preceding provisions of this Section 7.2, this Section 7.2 is not intended to and shall not (i) create any third party rights, (ii) amend any Company Benefit Plan, (iii) require the Company, Purchaser or any of their Affiliates continue any Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified or (iv) provide any Continuing Employee with any rights to continued employment, specific benefits or any severance pay or similar benefits following any termination of employment.
Section 7.3Books and Records.
(a)For a period of seven (7) years after the Closing Date, Purchaser shall retain, or cause the Company to retain, all Company Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company, in each case prior to the Closing Date. Notwithstanding the foregoing, Purchaser may dispose of any such Company Records or other books and records during such seven (7) year period if the same are first are offered in writing to the Stockholder Representative and not accepted by the Stockholder Representative within thirty (30) days of such offer.

(b)After the Closing Date, Purchaser shall permit the Stockholder Representative and its Representatives to have reasonable access to (subject to any applicable Laws or Orders arising out of or relating to, and any Purchaser or Company policies or procedures implemented in response to, the COVID-19 pandemic, including restrictions on in-person gatherings), and to inspect and copy, at the Equityholders’ expense, any Company Records and other books and records referred to in Section 7.3(a) that any Stockholder requires for financial reporting, Tax, or accounting purposes; provided that the Stockholder Representative and such Stockholder agrees in writing with Purchaser to keep confidential all such Company Records and other books and records; provided, however, that in no event shall Purchaser be required to provide any Equityholder with access to such records (or copies) in connection with any Proceeding in which the interest of such records (or copies) in connection with any Proceeding in which the interest of such Equityholder, as applicable, are adverse to those of Purchaser other than in accordance with discovery rules of any applicable Governmental Authority in connection with a Proceeding.
Section 7.4Release. As an inducement to Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement, including the payment to the Equityholders of that portion of the Merger Consideration to which they are entitled hereunder, each Equityholder acknowledges and agrees as follows:
(a)As of the Closing, by the approval of this Agreement pursuant to the Organizational Documents of the Company, each Equityholder acknowledges and agrees that as of the Closing, to the fullest extent permitted by applicable Law, such Equityholder acknowledges and agrees, on behalf of itself, its Affiliates and each of their respective Representatives, successors and assigns (collectively, “Releasor”) that Releasor hereby irrevocably and unconditionally releases and forever discharges the Company, Purchaser, Merger Sub, and their respective Representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), successors or assigns (collectively, the “Releasees”) from any and all Proceedings, allegations, assertions, complaints, controversies, charges, duties, grievances, Liabilities, promises, commitments, agreements, guarantees, endorsements, duties and Losses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) arising contemporaneously with or having occurred at any time prior to the Closing or on account of, arising out of, or based in whole or in part on any act, omission, matter, cause, event, or circumstance whatsoever occurring contemporaneously with or having occurred at any time prior to the Closing (collectively, “Released Claims”). Notwithstanding the foregoing, the Released Claims shall not include, and the foregoing release shall not (i) affect or in any way limit Purchaser’s obligation to deliver the Merger Consideration to such Equityholder pursuant to the terms of this Agreement or (ii) release any rights of Releasor or any obligations of the Releasees pursuant to this Agreement or any Related Agreement.

(b)By the approval of this Agreement pursuant to the Organizational Documents of the Company, Releasor acknowledges that (i) Purchaser and Merger Sub are relying on, among other things, the provisions of this Section 7.4, in consummating the transactions contemplated hereby, (ii) Purchaser and Merger Sub would not be consummating such transactions in the absence of the release contemplated in this Section 7.4 and (iii) Releasor will derive a material and substantial benefit, directly or indirectly, from the transactions contemplated hereby.
ARTICLE 8.
CONDITIONS TO CLOSING
Section 8.1Conditions to Each Party’s Obligations. The obligations of Purchaser, Merger Sub, and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of Purchaser and the Company) of the following conditions as of the Closing Date:
(a)The applicable waiting period under the HSR Act shall have expired or been terminated.
(b)No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the transactions contemplated by this Agreement or the Related Agreements and no Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or the Related Agreements which makes the consummation of any of such transactions illegal.
(c)The Required Stockholder Approval shall have been obtained and Purchaser shall have adopted this Agreement in its capacity as the sole stockholder of Merger Sub.
Section 8.2Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions as of the Closing Date:
(a)Each of the Fundamental Representations of the Company shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of the Company set forth in ARTICLE 4 (disregarding all qualifications as to materiality or Material Adverse Effect set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date).

(b)The Company shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date.
(c)No Proceeding shall be pending by or before any Governmental Authority seeking to, or wherein an unfavorable Order would, (i) prevent the consummation of any of the transactions contemplated by this Agreement or the Related Agreements, (ii) make illegal any of the transactions contemplated by this Agreement or the Related Agreements, (iii) cause any of the transactions contemplated by this Agreement or the Related Agreements to be rescinded following the Closing, or (iv) impose any conditions, restrictions, undertakings, or limitations that, individually or in the aggregate, in the reasonable judgment of Purchaser, would impair, or could reasonably be expected to impair, the ability of Purchaser to consummate any of the transactions contemplated by this Agreement or the Related Agreements or would adversely affect, or could reasonably be expected to adversely affect, the expected economic benefits to Purchaser arising from the consummation of the transactions contemplated by this Agreement and the Related Agreements.
(d)No Governmental Authority shall have an open, existing, or pending Proceeding pursuant to any applicable Antitrust Law investigating, challenging, or seeking to enjoin the transactions contemplated by this Agreement or the Related Agreements, or have made a request for information from, or otherwise initiated any communication with, any of the Parties concerning the transactions contemplated by this Agreement which could reasonably be expected to result in any such Proceeding.
(e)Since the date of this Agreement, there shall have been no Material Adverse Effect.
(f)Holders of not more than one percent (1%) of the outstanding Shares shall have delivered to the Company a notice of appraisal with respect the Shares held by such holders pursuant to Section 262 of the DGCL.
(g)Any and all Liens (other than Permitted Liens) on the properties and assets of the Company shall have been terminated and released pursuant to documentation in form and substance satisfactory to Purchaser.
(h)Purchaser shall have received from the Company each delivery required pursuant to Section 2.12.
No waiver by Purchaser of any condition based on the accuracy of any representation or warranty of the Company, or on the Company’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Purchaser or any other Purchaser Indemnified Party provided for in this Agreement based on such representation, warranty, covenant, or agreement.

Section 8.3Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company) of the following additional conditions as of the Closing Date:
(a)Each of the Fundamental Representations of Purchaser and Merger Sub shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of Purchaser and Merger Sub set forth in ARTICLE V (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date).
(b)Purchaser and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Purchaser and Merger Sub under this Agreement on or prior to the Closing Date.
(c)The Company shall have received from Purchaser and Merger Sub each delivery required pursuant to Section 2.11.
No waiver by the Company of any condition based on the accuracy of any representation or warranty of Purchaser and Merger Sub, or on Purchaser’s or Merger Sub’s performance of or compliance with any covenant or agreement, will affect any right to any remedy of any Stockholder provided for in this Agreement based on such representation, warranty, covenant, or agreement.
Section 8.4Frustration of Closing Conditions. No Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such Party’s breach of this Agreement.
ARTICLE 9.
TERMINATION
Section 9.1Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by written notice delivered by Purchaser or the Company to the other Party (other than in the case of Section 9.1(a)) at any time prior to the Closing:
(a)by the mutual written agreement of the Company and Purchaser;

(b)by either the Company or Purchaser, if the Closing does not occur on or prior to July 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;
(c)by Purchaser, if:
(i)the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (B) (1) if capable of being cured, has not been cured by the Company by the earlier of the Outside Date and the date that is twenty (20) days after the Company’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 9.1(c) or (2) is incapable of being cured;
(ii)any of the conditions set forth in Section 8.1 or Section 8.2 has become incapable of being satisfied on or prior to the Outside Date
(iii)any Governmental Authority initiates a Proceeding pursuant to any applicable Antitrust Law seeking to investigate, challenge, or enjoin, restrain, prohibit, or otherwise make illegal any of the transactions contemplated by this Agreement or the Related Agreements, or makes a request for information from, or otherwise initiates any communication with, any of the Parties concerning the transactions contemplated by this Agreement which could reasonably be expected to result in any such Proceeding; or
(iv)the Company has not delivered to Purchaser a certified copy of the Written Consent by 5:00 p.m. (Central Time) on or prior to June 2, 2021; or
(d)by the Company, if Purchaser or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (B) (1) if capable of being cured, has not been cured by Purchaser by the earlier of the Outside Date and the date that is twenty (20) days after Purchaser’s receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(d) or (2) is incapable of being cured; or (ii) any of the conditions set forth in Section 8.1 or Section 8.3 has become incapable of being satisfied on or prior to the Outside Date.
Section 9.2Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement will immediately become void and have no further force or effect, and no Party will have any Liability to any other Party; provided, however, that (a) the first sentence of

Section 6.12, this Section 9.2, and ARTICLE 12 will survive such termination and (b) no such termination will relieve any Party from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by such Party prior to such termination.
ARTICLE 10.
INDEMNIFICATION
Section 10.1Survival. The representations and warranties contained herein and in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing except that (a) the Fundamental Representations, (b) the representations and warranties under Section 4.15, and (c) the portion of any certificate delivered pursuant to this Agreement relating to the representations and warranties described in clauses (a) and (b), in each case shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations for the applicable underlying claim. The covenants contained in this Agreement shall remain in full force and effect in accordance with their terms (or, if no survival period is specified, indefinitely). Notwithstanding the foregoing, (i) any indemnification claims asserted in good faith and in writing by notice from an Indemnified Party to a Responsible Party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of such survival period and such claims will survive until finally resolved and (ii) if, during the applicable survival period, an Indemnified Party becomes aware of facts or circumstances that could reasonably be expected to lead to a Third Party Claim, the indemnification obligations pursuant to this ARTICLE 10 shall not terminate with respect to such potential Third Party Claim if the Indemnified Party notifies the Responsible Party of the general nature of such potential Third Party Claim in accordance with Section 10.6 prior to the end of the applicable survival period, whether or not a Third Party Claim is actually made or threatened against the Indemnified Party prior to the end of the applicable survival period.
Section 10.2Indemnification of Purchaser. From and after the Closing, each Equityholder shall severally (based on each such Equityholder’s Pro Rata Share), and not jointly, indemnify and hold harmless each of Purchaser, its Affiliates (including the Surviving Corporation), and each of their respective Representatives, successors, and assigns (each, a “Purchaser Indemnified Party”) from any and all Losses suffered or incurred by such Purchaser Indemnified Party as a result of, arising out of, or relating to:
(a)any breach of or inaccuracy in any representation or warranty made by the Company in ARTICLE 4 or in any certificate delivered by the Company pursuant to this Agreement;
(b)any breach of or failure by the Company to perform any covenant or agreement of the Company contained in this Agreement that was to be performed at or prior to the Closing;
(c)any Indebtedness of the Company outstanding as of the Closing and not taken into account in calculating Closing Date Indebtedness;

(d)any Transaction Expenses not taken into account in calculating the Final Merger Consideration;
(e)the exercise by any Person of appraisal rights in connection with the Merger, including any Proceeding in respect of Dissenting Shares and any payments to any Person that was a holder of Shares, Company Options or Company Warrants, as applicable, immediately prior to Effective Time in respect of such Person’s Dissenting Shares, to the extent such payments exceed the portion of the Merger Consideration to which such Person would have been entitled pursuant to this Agreement in respect of such Dissenting Shares if such Person had not exercised appraisal rights in respect thereof;
(f)any claim made by any Person relating to the portion of the Final Merger Consideration, if any, to which such Person is entitled pursuant to this Agreement, including any claim that the Preliminary Payment Allocation Statement or the Final Payment Allocation Statement is incorrect;
(g)any claim by any current or former officer, director, manager, or employee of the Company that such Person is entitled to indemnification or advancement of expenses under the Organizational Documents of the Company, any Contract with the Company, or applicable Law with respect to any threatened, pending, or completed claim, inquiry, or Proceeding, whether criminal, civil, administrative, or investigative, based on or arising out of or relating to the fact that such Person is or was an officer, director, manager, or employee of the Company prior to the Closing;
(h)any claim by any current or former holder or alleged current or former holder of any Shares or other Equity Interests of the Company relating to or arising out of this Agreement, the Related Agreements, the Merger, or the other transactions contemplated by this Agreement and the Related Agreements, whether for breach of fiduciary duty or otherwise;
(i)any noncompliance by the Company with respect to, or alleged or actual repayment pursuant to, the applicable provisions of the CARES Act or any loan or other Contract entered into by such Persons pursuant thereto (including any ineligibility, breach, improper use of funds or proceeds, or repayment obligation pursuant to a PPP Loan), or any Proceeding resulting from a statement, certification, act or omission by the Company in connection with its participation in the Payroll Protection Program pursuant to the CARES Act;
(j)the matters described on Schedule 10.2(j); and
(k)the fraud, intentional misrepresentation, or intentional or willful breach on the part of (i) any current, former or alleged securityholder of the Company, (ii) the Company or (iii) any current or former Representative of the Company (whether or not such Company Representative was acting on behalf of the Company in committing such fraud, intentional misrepresentation or willful breach).

Other than in connection with a claim relating to a breach of the representations and warranties contained in Section 4.15(e), (i), (k) or (o), the Purchaser Indemnified Parties’ sole remedy for Losses with respect to Taxes for any breach of a representation or warranty contained in Section 4.15 shall be limited to Taxes for to Pre-Closing Tax Periods. The Equityholders shall have no indemnification obligation for any Taxes of the Company resulting from any action taken by Purchaser or its Affiliates after the Closing on the Closing Date outside the ordinary course of business.
Section 10.3Indemnification of the Equityholders. From and after the Closing, Purchaser shall indemnify and hold harmless each Equityholder and each of their respective Affiliates, Representatives, successors, and assigns (each, an “Equityholder Indemnified Party”) from any and all Losses suffered or incurred by such Equityholder Indemnified Party as a result of, arising out of, or relating to:
(a)any breach of or inaccuracy in any representation or warranty made by Purchaser or Merger Sub in ARTICLE 5 or in any certificate delivered by Purchaser or Merger Sub pursuant to this Agreement;
(b)any breach of or failure by Purchaser or Merger Sub to perform any covenant or agreement of Purchaser or Merger Sub contained in this Agreement that was to be performed at or prior to the Closing; and
(c)the fraud, intentional misrepresentation, or intentional or willful breach on the part of Purchaser or Merger Sub in connection with the transactions contemplated hereby.
Section 10.4Certain Matters Relating to Indemnification.
(a)An Indemnified Party shall not be entitled to indemnification under Section 10.2(a) or Section 10.3(a) unless the aggregate amount of Losses that would eligible for indemnification exceeds One Million Eight Hundred Thousand Dollars ($1,800,000) (the “Deductible”), in which case the Indemnified Party shall be indemnified for all such Losses in excess of the Deductible; provided, however, that the Deductible will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of the Fundamental Representations or any of the Company’s representations or warranties set forth in Section 4.15.
(b)An Indemnified Party shall not be entitled to indemnification under 10.2(a) or Section 10.3(a) for any Losses in excess of One Million Eight Hundred Thousand Dollars ($1,800,000) (the “Cap”); provided, however, that the Cap will not apply to any Losses arising out of or relating to any breach of or inaccuracy in any of the Fundamental Representations.
(c)With respect to claims for Losses under Section 10.2(a) (except with respect to the Fundamental Representations) or any of the certifications made with respect thereto pursuant to Section 2.11(e) for which a Purchaser Indemnified Party is entitled to indemnification in accordance with this Article 10, such claims shall be satisfied:
(i)first, from the General Indemnity Holdback Amount until the Cap is met; and
(ii)second, from the R&W Insurance Policy to the extent available (other than for indemnification arising or resulting from the committing, participation in or actual knowledge of the Equityholders of fraud, intentional misrepresentation or willful breach of this Agreement).
(d)With respect to claims for Losses (x) for a breach of a Fundamental Representation under Section 10.2(a) or any of the certifications made with respect thereto pursuant to Section 2.11(e) and (y) pursuant to clauses (b) through (k) of Section 10.2, in each case for which a Purchaser Indemnified Party is entitled to indemnification in accordance with this Article 10, such claims shall be satisfied:
(i)first, from the R&W Insurance Policy to the extent available (other than for indemnification arising or resulting from the committing, participation in or actual knowledge of the Equityholders of fraud, intentional misrepresentation or willful breach of this Agreement);
(ii)second, by the permanent retention by Purchaser of a portion of the Special Indemnity Holdback Amount with a value equal to such Losses (or, if such Losses exceed the then-remaining Special Indemnity Holdback Amount, the entire remaining Special Indemnity Holdback Amount);
(iii)third, if the then-remaining Special Indemnity Holdback Amount is insufficient to cover the full amount of such Losses or if the entire Special Indemnity Holdback Amount has been previously permanently retained by Purchaser, then by the permanent retention by Purchaser of a portion of the General Indemnity Holdback Amount with a value equal to such Losses (or, if such Losses exceed the then-remaining General Indemnity Holdback Amount, the entire remaining General Indemnity Holdback Amount); and
(iv)fourth, if the then-remaining General Indemnity Holdback Amount is insufficient to cover the full amount of such Losses or if the entire General Indemnity Holdback Amount has been previously permanently retained by Purchaser or released pursuant to Section 2.8, subject to the limitations contained in this Section 10.3, each Equityholder shall, within ten (10) Business Days following the date the amount of such Losses is determined, agreed or deemed agreed to be owed, pay in cash such Equityholder’s Pro Rata Share of the amount owed to such Purchaser Indemnified Party; provided, that this clause (iv) shall not apply with respect to claims under Section 10.2(a) or any of the certifications made with respect thereto pursuant to Section 2.11(e) for Losses for a breach of the representations set forth in Section 4.20. The Stockholder Representative hereby agrees to give notice to each Equityholder of such payment obligation within three (3) Business Days of such determination, agreement or deemed agreement;
provided that the aggregate liability for each Equityholder for all such claims shall not exceed its Pro Rata Share of the Merger Consideration paid or payable to the Equityholders pursuant to Section 2.5 and Section 2.7, as applicable.
(e)Nothing in this Agreement shall be deemed to limit the liability of any Party or Equityholder for actual fraud.
(f)Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach of or inaccuracy in such representation or warranty and (ii) calculating the amount of Losses resulting from, arising out of, or relating to such breach or inaccuracy.
Section 10.5Claims.
(a)As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Party shall give written notice of such claim (a “Claim Notice”) to the Responsible Party; provided, however, that the failure of the Indemnified Party to promptly give such notice shall not affect the right of the Indemnified Party to indemnification except to the extent (if any) that the defense of such claim by the Responsible Party is materially prejudiced thereby. The Claim Notice shall set forth in reasonable detail the facts and circumstances giving rise to such claim for indemnification (to the extent known by the Indemnified Party) and the amount of Losses suffered or incurred or that Indemnified Party reasonably believes it will or may suffer or incur.
(b)If the Responsible Party does not object in writing to such claim within ten (10) Business Days after receiving such Claim Notice, it shall be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification pursuant to this ARTICLE X and, subject to Section 10.4, the Indemnified Party shall be entitled to seek indemnification therefor and no subsequent objection by the Responsible Party shall be permitted. If within such ten (10) Business Day period the Responsible Party agrees that the Indemnified Party may be entitled to indemnification but objects to the amount thereof, the Indemnified Party shall nevertheless be entitled to seek indemnification for such lesser amount without prejudice to the Indemnified Party’s claim for the difference. If within such ten (10) Business Day period the Responsible Party objects in writing to such claim or the amount thereof, then the total amount of indemnification to which the Indemnified Party shall be entitled shall be determined by (x) the written agreement of Indemnified Party and the Responsible Party or (y) a final Order of any court of competent jurisdiction. The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
Section 10.6Notice of Third Party Claims; Assumption of Defense.
(a)As promptly as is reasonably practicable after receiving notice of the assertion of any claim or demand, or the commencement of any Proceeding, by any Person who is not an Indemnified Party in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), the Indemnified Party shall give a Claim Notice (in the form contemplated by Section 10.5(a)) to the Responsible Party in respect of such Third Party Claim; provided, however, that the failure of the Indemnified Party to promptly give such notice shall not relieve the Responsible Party of its obligations under this Agreement except to the extent (if any) that the Responsible Party is materially prejudiced thereby.
(b)The Responsible Party may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice delivered to the Indemnified Party within ten (10) Business Days of the receipt of the Claim Notice (subject to the conditions and limitations set forth below), assume and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided, however, that as a condition precedent to the Responsible Party’s right to assume control of such defense, it must first: (A) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Responsible Party agrees to be fully responsible for, and to provide full indemnification to the Indemnified Party for, all Losses relating to such Third Party Claim; and (B) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Responsible Party is and will be able to fully satisfy such Liability; and provided further, however, that the Responsible Party will not have the right to assume control of the defense of such Third Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if (1) such Third Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal Proceeding, (2) the Indemnified Party reasonably believes an adverse determination with respect to such Third Party Claim would be detrimental to or injure the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (3) the named parties in any such action (including any impleaded parties) include both the Indemnified Party and the Responsible Party (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicts of interests between them, (4) such Third Party Claim seeks money damages in excess of the Indemnity Holdback Amount, (5) the Responsible Party fails to actively and diligently conduct the defense of such Third Party Claim, or (6) the Indemnified Party reasonably believes the defense of such Third Party Claim would adversely affect the Indemnified Party’s relationship with any of its customers, suppliers, or other business relationships.
(c)If the Responsible Party is permitted to assume and control the defense of any Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from the counsel employed by the Responsible Party in such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Responsible Party in writing or (ii) the Indemnified Party has been advised by legal counsel that a reasonable likelihood exists of a conflict of interest between the Responsible Party and the Indemnified Party.
(d)Regardless of which Party controls the defense of any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution of such Third Party Claim, including by providing or making available to the controlling Party all witnesses, pertinent records, materials, and information relating thereto in such Party’s possession or under such Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the controlling Party or its counsel.
Section 10.7Settlement or Compromise.
(a)If the Indemnified Party is controlling the defense of any Third Party Claim, the Indemnified Party shall obtain the prior written Consent of the Responsible Party (such Consent not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement or compromise of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party will have the right to settle or compromise any such Third Party Claim without such Consent, provided that in such event the Indemnified Party shall waive any right to indemnification with respect to such Third Party Claim unless such Consent is unreasonably withheld, conditioned, or delayed.
(b)If the Responsible Party is controlling the defense of such Third Party Claim, the Responsible Party shall obtain the prior written Consent of the Indemnified Party before entering into any settlement or compromise of such Third Party Claim unless (i) such settlement or compromise involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid in full by, the Responsible Party, (iii) such settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Party, and (iv) such settlement or compromise includes a complete and unconditional release of the Indemnified Party.
(c)Any settlement or compromise made or caused to be made by the Indemnified Party or the Responsible Party, as the case may be, of any Third Party Claim in accordance with this Section 10.7 shall also be binding upon the Responsible Party or the Indemnified Party, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.
Section 10.8Calculation of Losses. Notwithstanding anything to the contrary in this Agreement, the amount of any Losses suffered or incurred by any Indemnified Party shall be calculated after giving effect to (A) any insurance proceeds actually received by the Indemnified Party with respect to such Losses from third party insurers, including the R&W Insurance Policy, net of (i) all out-of-pocket costs and expenses relating to collection of such amounts from such insurers, (ii) any deductible associated therewith and (iii) any increase in premiums resulting therefrom and (B) the amount of any cash Tax benefits actually realized (whether by actual receipt of cash Tax refund or an actual reduction of cash Taxes due and owning) by the Purchaser Indemnified Party in respect of such Losses.
Section 10.9Adjustment to Merger Consideration. To the extent permitted by Law, any amounts payable under Section 10.2 shall be treated by the Parties as an adjustment to the Final Merger Consideration.
Section 10.10No Right of Contribution. No Equityholder shall have any right of contribution, subrogation, or indemnification against the Company with respect to any claim for indemnification by the Purchaser Indemnified Parties.
Section 10.11Remedies Exclusive. From and after the Closing, and except in the case of fraud or willful misconduct (which shall be subject to the limitations set forth in this Agreement), and subject to the rights of the Purchaser Indemnified Parties under the R&W Insurance Policy, (i) the rights of the Indemnified Parties to indemnification hereunder relating to this Agreement and the transactions contemplated hereby shall be limited to recovery as set forth in this ARTICLE 10, and such indemnification rights shall be the sole and exclusive remedies of the Indemnified Parties hereunder subsequent to the Closing Date with respect to any breach of any representations and warranties of the Company set forth in this Agreement or arising in connection herewith, and (ii) to the maximum extent permitted by applicable Law, the Indemnified Parties hereby waive all other entitlements, rights, remedies, claims and causes of action hereunder with respect to any matter in any way relating thereto, whether in contract, tort, under any laws at common law or otherwise. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) any and all disputes relating to the Initial Closing Statement or the determination of the Final Merger Consideration shall be exclusively resolved in accordance with the provisions of Section 3.3 and not pursuant to this ARTICLE 10 and (b) nothing contained in this Section 10.11 or elsewhere in this Agreement shall limit or be construed to limit the rights of any Indemnified Party to make or with respect to, or otherwise waive or release, any claims for specific performance, Losses or other remedies in respect of any covenant and agreement requiring performance at or after the Closing.
For purposes of this ARTICLE 10, (i) if the Equityholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Stockholder Representative and (ii) if the Equityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Stockholder Representative.
ARTICLE 11.
STOCKHOLDER REPRESENTATIVE
Section 11.1Authority. By virtue of the approval of the Merger and this Agreement by the Equityholders and without any further action of any of the Equityholders or the Company, Fortis Advisors LLC, a Delaware limited liability company, is hereby appointed as the Stockholder Representative and as the true and lawful attorney-in-fact and exclusive agent under this Agreement and the PPP Escrow Agreement. The Stockholder Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement, the Stockholder Representative Engagement Agreement and the Related Agreements, including the full power and authority on behalf of the Equityholders to: (i) consummate the transactions contemplated by this Agreement; (ii) execute the Related Agreements and make all decisions required or allowed to be made by the Stockholder Representative pursuant to the Related Agreements; (iii) review the Initial Closing Statement delivered by Purchaser pursuant to Section 3.3(a), negotiate with Purchaser regarding any Proposed Adjustments, and otherwise take all other actions contemplated to be taken by the Stockholder Representative under Section 3.3; (iv) defend, control, settle, compromise, or take any other action on behalf of the Equityholders with respect to any matter for which any Purchaser Indemnified Party seeks indemnification under ARTICLE 10; (v) execute and deliver any amendment or waiver to this Agreement or any Related Agreement; (vi) deliver all notices required to be delivered by the Equityholders under this Agreement; (vii) take all other actions to be taken by or on behalf of the Equityholders that the Stockholder Representative may deem necessary or desirable in connection with this Agreement, the Stockholder Representative Engagement Agreement and the Related Agreements; and (ix) do each and every act and exercise any and all rights which the Equityholders are permitted or required to do or exercise under this Agreement. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the PPP Escrow Agreement and in the Stockholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedules. Such exclusive agency and proxy, and the powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Equityholder, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Indemnity Holdback Amount or the PPP Escrow Amount. The Stockholder Representative shall be entitled to: (i) rely upon the Preliminary Payment Allocation Statement, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party. All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement, the Stockholder Representative Engagement Agreement or any Related Agreement) will be binding upon all of the Equityholders and their successors as if expressly confirmed and ratified in writing by the Equityholders, and no Equityholder will have the right to object, dissent, protest, or otherwise contest the same. The Stockholder Representative may resign at any time and may be removed or replaced by a majority vote of the Advisory Group. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the PPP Escrow Agreement.
Section 11.2Reliance by Purchaser. Pursuant to such designation, each Equityholder shall have further agreed that Purchaser will be entitled to rely on any action taken by the

Stockholder Representative on behalf of such Equityholder pursuant to Section 11.1 (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Equityholder as fully as if such Equityholder had taken such Authorized Action.
Section 11.3Stockholder Representative Amount. The Stockholder Representative Amount shall be withheld from the Equityholders at Closing and paid directly to an account designated by the Stockholder Representative to be used: (i) as a fund for the fees and Stockholder Representative Expenses (including any legal fees and expenses) of, and other amounts payable by, the Stockholder Representative in connection with this Agreement, the Stockholder Representative Engagement Agreement and the Related Agreements, or (ii) as otherwise determined by the Advisory Group. The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholder Representative Amount other than as a result of its gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Amount and has no tax reporting or income distribution obligations. The Equityholders will not receive any interest on the Stockholder Representative Amount and assign to the Stockholder Representative any such interest. Subject to Advisory Group approval, the Stockholder Representative may contribute funds to the Stockholder Representative Amount from any consideration otherwise distributable to the Equityholders. Any balance of the Stockholder Representative Amount not utilized for such purposes shall be paid (via the Paying Agent), when deemed appropriate by the Stockholder Representative in its sole discretion, to the Equityholders in accordance with the Final Payment Allocation Statement. If the Stockholder Representative Amount is insufficient to satisfy the fees and Stockholder Representative Expenses of, and other amounts payable by, the Stockholder Representative, then immediately prior to the final distribution of the Indemnity Holdback Amount or PPP Escrow Amount to the Equityholders, the Stockholder Representative will be entitled to recover any such Stockholder Representative Expenses from such amounts prior to the distribution of such amounts to the Equityholders. The Stockholder Representative shall also be entitled to recover any remaining fees, Stockholder Representative Expenses, or other amounts directly from the Equityholders, and, for the avoidance of doubt, the Stockholder Representative shall not have any obligation to personally advance funds in connection with the performance of any of its duties under this Agreement, the Stockholder Representative Engagement Agreement or the Related Agreements, or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Stockholder Representative Engagement Agreement, the Related Agreements or the transactions contemplated hereby or thereby. The Stockholder Representative Group shall be indemnified, defended and held harmless by each Equityholder, severally and not jointly (in accordance with the Final Payment Allocation Statement), against all fees, losses, claims, damages, liabilities, costs, judgments, fines, amounts paid in settlement and expenses (including legal fees and expenses, costs of other skilled professionals and in connection with seeking recovery from insurers) and other amounts payable or incurred by the Stockholder Representative in connection with the performance of any of its duties under this Agreement, the Stockholder Representative Engagement Agreement or the Related Agreements, including any such fees, expenses, or other amounts that may be incurred by the Stockholder Representative in connection with any Proceeding to which the Stockholder Representative is made a party by reason of the fact it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement, the Stockholder Representative Engagement Agreement or the Related Agreements (collectively, the “Stockholder Representative Expenses”), to the extent the Stockholder Representative Amount and any remaining portion of the Indemnity Holdback Amount and PPP Escrow Amount are insufficient to pay such Stockholder Representative Expenses.
Section 11.4Exculpation. The Stockholder Representative will not, by reason of this Agreement or any Related Agreement, have a fiduciary relationship in respect of any Equityholder. Certain Equityholders have entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Representative in connection with its services under this Agreement, the PPP Escrow Agreement and the Stockholder Representative Engagement Agreement (such Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”), will be liable to any Equityholder for any action taken or omitted by it or any agent employed by it under this Agreement, any Related Agreement, or any other document entered into in connection with this Agreement, the Stockholder Representative Engagement Agreement or any Related Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for willful misconduct. The Stockholder Representative will not be liable to any Equityholder for any apportionment or authorization of distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or authorization of distribution is subsequently determined to have been made in error the sole recourse of any Equityholder to whom payment was due, but not made, will be to recover from other Equityholders any payment in excess of the amount to which such other Equityholders are determined to have been entitled. The Stockholder Representative Group will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any Related Agreement. Neither the Stockholder Representative nor any Representative engaged by it will be liable to any Equityholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of its other duties under this Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for fraud or willful misconduct.
ARTICLE 12.
MISCELLANEOUS
Section 12.1Expenses. Except as provided in Section 3.3(c), Section 7.3(b), Section 10.6(b), and Section 10.6(c), each Party shall bear its own fees and expenses with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that all fees and costs relating to the R&W Insurance Policy, including all premiums and the underwriting fees incurred or to be incurred in connection with procuring the R&W Insurance Policy, shall be apportioned one-half to Purchaser, on the one hand, and one-half to the Company, on the other hand.
Section 12.2Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by Purchaser, the Company, and the Stockholder Representative.
Section 12.3Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual, provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via email or facsimile:
If to Purchaser or Merger Sub, to:
CDK Global, LLC
950 Hassell Road
Hoffman Estates, IL 60169
Attention: Chief Executive Officer
Email: BK@CDK.com
with a copy (which will not constitute notice) to:
CDK Global, LLC
1950 Hassell Road
Hoffman Estates, Illinois 60169
Attention: General Counsel
Email: Lee.Brunz@cdk.com
and
Mayer Brown LLP
71 S. Wacker Dr.
Chicago, IL 60606
Attention: Jodi Simala; Jason Wagenmaker
Email: jsimala@mayerbrown.com;
jwagenmaker@mayerbrown.com
(ii)    If to the Stockholder Representative or, prior to the Closing, the Company, to:

Fortis Advisors LLC
Attention: Notices Department (Project Spyder)
Facsimile No.: (858) 408-1843
Email: notices@fortisrep.com

Roadster, Inc.
300 De Haro Street, Suite 334
San Francisco, CA 94103
Attention: Andrew Moss
Email: andy@roadster.com

with a copy (which will not constitute notice) to:
Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
Attention: David Johanson
Email: djohanson@goodwinlaw.com

or to such other individual or address or email address as a Party may designate for itself by notice given in accordance with this Section 12.3.
Section 12.4United States Dollars. All payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor.
Section 12.5Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party.
Section 12.6Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Parties, except that each of Purchaser and Merger Sub may, without the Consent of the Company or the Stockholder Representative, assign any of its rights under this Agreement to any Affiliate of Purchaser, but no such assignment will relieve Purchaser of any of its obligations under this Agreement.
Section 12.7No Third Party Beneficiaries. Except as provided in ARTICLE 10 (with respect to Purchaser Indemnified Parties), this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 12.8Publicity. From and after the date of this Agreement, Purchaser and the Company or any of their respective Representatives may make a press release or other public disclosure regarding the existence of this Agreement and the Related Agreements and the transactions contemplated by this Agreement and the Related Agreements without the written Consent of the other Parties; provided, however, that (a) prior to the issuance of such press release or public disclosure, the Party proposing to make such press release or disclosure shall provide to the other Party no less than three (3) Business Days prior to the issuance of such press release or disclosure a copy or a summary of such press release or disclosure and consider in good faith any changes such Party proposes to such press release or disclosure and (b) the Party proposing to issue such press release or disclosure shall not be obligated to make any changes based on such comments; provided further, that no such press release or disclosure shall disclose any material economic terms or provisions of this Agreement and the Related Agreements. Subject to this Section 12.8, Each Party shall hold confidential the terms and provisions of this Agreement and the Related Agreements and the terms of the transactions contemplated by this Agreement and the Related Agreements. Notwithstanding the foregoing, nothing in this Section 12.8 will prevent any Party or its Representatives from making any press release or other disclosure required by Law or the rules of any stock exchange, in which case the Party required to make such press release or other disclosure shall use commercially reasonable efforts to allow the other Parties reasonable time to review and comment on such release or disclosure in advance of its issuance.
Section 12.9Further Assurances. On and after the Closing Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the transactions contemplated by this Agreement.
Section 12.10Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.
Section 12.11Entire Agreement. This Agreement (including the Disclosure Schedules), the Related Agreements, and the Confidentiality Agreement contain the entire agreement among the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement.
Section 12.12No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this

Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.
Section 12.13Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.
Section 12.14Jurisdiction, Service, and Venue. Except with respect to the resolution of Unresolved Adjustments in accordance with Section 3.3, each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (and only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (b) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 12.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
Section 12.15WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.15.
Section 12.16Equitable Relief. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated hereby. It is accordingly agreed that (a) the parties hereto will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Purchaser would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.16 will not be required to provide any bond or other security in connection with any such order. The remedies available to the parties pursuant to this Section 12.16 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking the payment of any liabilities, losses, damages, costs or expenses related to any breach of this Agreement, in each case, subject to the terms of Section 9.2. If, before the Outside Date, any party hereto brings any action, in each case in accordance with Section 12.16, to enforce specifically the performance of the terms and provisions hereof by any other party, Outside End Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be.
Section 12.17Privileged Communications. Goodwin Procter LLP and the Company’s in-house legal department (collectively, “Counsel”) have acted as counsel for the Company in connection with this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements (the “Transaction Engagement”). The Parties acknowledge that (a) all communications in any form or format whatsoever between or among Counsel, on the one hand, and the Company or any of its directors, officers, employees, agents, or advisors, on the other hand, that relate in any way to the Transaction Engagement (collectively, the “Privileged Communications”) will be deemed to be attorney-client privileged communications that belong to the Company, (b) from and after the Closing, the Privileged Communications and the expectation of client confidence relating thereto shall belong solely to the Surviving Corporation and may be controlled by the Surviving Corporation and shall not be claimed by any Equityholder or any of its Affiliates, and (c) Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications, or any of its files relating to the Transaction Engagement, to any Equityholder, any of their respective Affiliates, or any of their respective Representatives by reason of any attorney-client relationship between Counsel and any Equityholder or otherwise. No Equityholder or any of its Affiliates will have access to any such Privileged Communications, or to the files of Counsel relating to the Transaction Engagement.
Section 12.18No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.
Section 12.19Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such Party forever waives any such defense.
Section 12.20Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on the face of such disclosure. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party hereto to any Person of any matter whatsoever, including any violation of Law or breach of contract.
Section 12.21Complete Agreement. This Agreement, together with the Related Agreements, the Confidentiality Agreement and the Letters of Transmittal, contain the entire agreement of the Parties regarding the subject matter of this Agreement and the transactions contemplated hereby and supersedes all prior agreements among the Parties respecting the sale and purchase of the Company.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
CDK GLOBAL, INC.
By: /s/ Lee J. Brunz
Name: Lee J. Brunz
Title: Executive Vice President, General Counsel and Secretary
SPYDER MERGER CORP.
By: /s/ Lee J. Brunz
Name: Lee J. Brunz
Title: President and Secretary
ROADSTER, INC.
By: /s/ Andrew Moss
Name: Andrew Moss
Title: Chief Executive Officer
STOCKHOLDER REPRESENTATIVE:
FORTIS ADVISORS LLC
By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A
[RESERVED]

Exhibit B
CERTIFICATE OF MERGER
MERGING
SPYDER MERGER CORP.
(a Delaware corporation)
WITH AND INTO
ROADSTER, INC.
(a Delaware corporation)
_________________________

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, as amended
__________________________

June __, 2021

Pursuant to the terms and provisions of Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Roadster, Inc., a Delaware corporation (“Roadster”), hereby certifies in connection with the merger (the “Merger”) of Spyder Merger Corp., a Delaware corporation (“Merger Sub”), with and into Roadster, as follows:
    FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) to the Merger are:

            Name                State of Incorporation

        Spyder Merger Corp.              Delaware
        Roadster, Inc.         Delaware

    SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 2, 2021, by and among CDK Global, Inc., a Delaware corporation (the “Purchaser”), Merger Sub, Roadster and Fortis Advisors LLC, a Delaware limited liability company, as representative of the stockholders of Roadster for certain purposes described in the Merger Agreement, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

    THIRD: Pursuant to the terms and provisions of the Merger Agreement, Merger Sub will merge with and into Roadster. The name of the surviving corporation (the “Surviving Corporation”) in the Merger is: “Roadster, Inc.” Upon the effectiveness of the Merger, the separate corporate existence of Merger Sub shall cease, and Roadster shall continue as the Surviving Corporation and as a wholly-owned subsidiary of the Purchaser.

    FOURTH: At the effective time of the Merger, the Amended and Restated Certificate of Incorporation, as amended, of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Annex A attached hereto incorporated herein by reference and made a part hereof.

    FIFTH: The executed Merger Agreement is on file at the office of the Surviving Corporation. The address of the office of the Surviving Corporation at which the executed Merger Agreement is on file is 1950 Hassell Road, Hoffman Estates, Illinois 60169.
    SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

    SEVENTH: This Certificate of Merger, and the Merger provided for herein, shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[ SIGNATURE PAGE FOLLOWS ]

    IN WITNESS WHEREOF, the undersigned authorized officer has duly executed this Certificate of Merger as of the date first above written.

ROADSTER, INC.

By: __________________________
Name:
Title:

ANNEX A

     AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ROADSTER, INC.
_______________________________________________________________________
1.The name of the corporation (the “Corporation”) is:
Roadster, Inc.
2.The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
3.The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
4.The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value per share.
5.The Corporation is to have perpetual existence.
6.The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, adopt, alter, amend or repeal the By-laws (the “By-laws”) of the Corporation.
7.Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the By-laws of the Corporation. Elections of directors of the Corporation need not be by written ballot unless the By-laws of the Corporation shall so provide.
8.The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is approved by the board of directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders.

9.(A) Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent now or hereafter required by law.
(B) The Corporation shall indemnify, to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the Corporation, in the discretion of the board of directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify a director or officer of the Corporation in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this paragraph shall be deemed to be a contract between the Corporation and each person referred to herein.
(C) No amendment to or repeal of the provisions of this Article 9 shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendments.

Exhibit C
LETTER OF TRANSMITTAL

FOR THE SURRENDER OF CAPITAL STOCK, COMPANY WARRANTS AND COMPANY OPTIONS OF ROADSTER, INC.

Surrendered Pursuant to the Merger
of
Spyder Merger Corp.
with and into
Roadster, Inc.

DELIVERY INSTRUCTIONS

By Courier or Overnight Delivery:
PNC Bank, National Association
Attn: M&A Team
80 S. 8th Street, Suite 3715
Minneapolis, MN 55402

  For information, please email pncpaidsupport@pnc.com or call 833-762-3855

Delivery of this Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery.

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

How to Receive Your Proceeds.
To validly tender your shares or surrender your options or warrants in order to receive your proceeds, you will need to complete the following steps. The steps below are offered through PNC PAID; however, if you wish to complete the Letter of Transmittal in hard copy, please complete the following steps:
1.Provide Registered Holder information (Section 1).
2.List the Securities being surrendered for Proceeds (Section 2).
3.Select your payment method (Section 3).
4.Sign this Letter of Transmittal (Section 4).
5.Complete Medallion Guarantee (Section 5) ONLY IF the Proceeds for Securities being surrendered for payment are to be made to any payee other than the Registered Holder.
6.Complete the applicable tax form (Exhibit B)
If the Medallion Guarantee is required as a condition of payment, please send to the following address:
PNC Bank, N.A.
Attn: M&A Team
80 S. 8th Street, Suite 3715
Minneapolis, MN 55402

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.
IF SHARES ARE REGISTERED IN DIFFERENT NAMES, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH DIFFERENT REGISTERED HOLDER. SEE INSTRUCTION 1.

THE METHOD OF DELIVERY FOR SHARES OF CAPITAL STOCK IS AT THE OPTION AND RISK OF THE OWNER OR GRANTEE, AS THE CASE MAY BE, THEREOF.

Section 1. Registered Holder Information.

Name(s) of Registered Holder(s) exactly as name(s) appear(s) on record of Shares

Address

City

State/Province

Postal/Zip Code

Country

Email Address of Registered Holder

Contact number of registered Shareholder

By providing your email address, you hereby agree and understand that you are providing your consent to the electronic delivery of any and all disclosures, information or documents about the service and related matters in connection with this LOT (“Account”). Electronic Communications covered by your consent may include, but are not limited to: PNC Privacy Policy, IRS Tax Forms, letters, notices or alerts regarding your Account, any disclosure required by federal, state or local law, and other information, documents, data records and other legal notices that may relate to your Account. Your consent will continue to apply and you will continue to receive electronically the applicable or requested information pertaining to your Account above until you are no longer an accountholder, or until you withdraw your consent. You may withdraw your consent to receiving Account documents and communications electronically at any time, by contacting us in writing at PNC Financial Services Group, Attn: Payment Administration, 80 S. 8th Street, Suite 3715, Minneapolis, MN 55402. If you do, you will receive certain Account documents issued after the date on which you withdraw such consent in paper form. Any withdrawal of your consent to Electronic Communications will be effective only after we have a reasonable period of time to process your withdrawal request. To access and retain Electronic Communications, you must have: (i) ssl enabled web browsers, (ii) an email address and a personal computer or equivalent device capable of connecting, and actually connected, to the Internet, (iii) Acrobat Reader software version 6.0 or higher to view documents in Portable Document Format (PDF). This viewer is available for download, free of charge, from www.adobe.com and (iv) sufficient electronic storage capability on your hard drive or other data storage facility or a means to print or store notices and information through your browser software.

Section 2. Description of Roadster, Inc. Capital Stock, Options or Warrants.

Security Type	Security Number	Quantity of Security

Section 3. Method of Payment.

Please SELECT ONLY ONE of the following methods of payment to receive your proceeds, and complete the corresponding “Payment Information” in Section 3(a), 3(b) or (3c).

Wire Transfer If selected, please complete the “Wire Transfer” Section 3(a) below. $65 wire fee deducted from the proceeds of the payment	Automated Clearing House If selected, please complete the “ACH” Section 3(b) below. $25 ACH fee deducted from the proceeds of the payment	Check If selected, please complete the “Check” Section 3(c) below. No Fee

Check this box ONLY if you want payment issued to a name OTHER THAN the Registered Holder. If checked, you will be required to obtain and deliver a Medallion Guarantee (See Section 5) and complete the following information before payment will be issued.

Section 3(a). Payment Information. Wire Transfer.

Bank Name
Fedwire ABA Number/SWIFT
Name on Bank Account
Account Number/IBAN
FFC Account Name (if applicable)
FFC Account Number (if applicable)
Bank Contact/Telephone Number
**You agree that any error in payment (i.e. overpayment, duplicate payment, fraudulent payment, or otherwise) will be reversed through a debit to such account.
Section 3(b). Payment Information. Automated Clearing House (ACH).

Bank Name
ABA Number
Name on Bank Account
Account Number
Account Type:
Checking
Savings

**You agree that any error in payment (i.e. overpayment, duplicate payment, fraudulent payment, or otherwise) will be reversed through a debit to such account.

Section 3(c). Payment Information. Check.

CHECK ISSUANCE Name: ______________________________________________________________________________________ Address: City: State/Province: Postal/Zip Code: Country:

Section 4. Signature Page to Letter of Transmittal

Registered Holder Name:

By:
(Signatory Entity)

Its:
(Capacity)

By:
(Signatory Entity)

Its:
(Capacity)

Signature:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:

Section 5. Medallion Guarantee

MEDALLION GUARANTEE: If payment is to be made to anyone other than the Registered Holder, your signature above must be medallion guaranteed. A Medallion Signature Guarantee stamp may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program of the Securities Transfer Association Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP) or the NYSE Medallion Signature Program, as long as the amount of the transaction does not exceed the relevant surety coverage of the medallion. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide a Medallion Signature Guarantee stamp.

LETTER OF TRANSMITTAL

Ladies and Gentlemen:
In connection with the merger (the "Merger") of Roadster, Inc. (the "Company") with Spyder Merger Corp. ("Merger Sub"), a wholly-owed subsidiary of CDK Global, Inc. ("Purchaser"), pursuant to an Agreement and Plan of Merger, dated as of June 2, 2021 (the "Merger Agreement"), by and among Purchaser, Merger Sub, the Company, and Fortis Advisors LLC, as representative of the Company's stockholders (the “Stockholders’ Representative”), the undersigned herewith surrenders the above listed shares of Company capital stock (the "Shares"), Company Warrants and/or all Company Options held by the undersigned immediately prior to the Effective Time of the Merger and the book-entry entitlements, including book entries recorded in the Company’s books and records, which immediately prior to the Effective Time of the Merger represented the Shares, in each case to be exchanged for cash, minus any required tax deductions or withholdings and certain other deductions set forth in the Merger Agreement, as adjusted and payable pursuant to the Merger Agreement. You should read the Merger Agreement and the other attachments and exhibits thereto in their entirety for a complete description of the consideration you may be entitled to receive in respect of your Shares, Company Warrants and/or Company Options. Capitalized terms used herein but not defined shall have the respective meaning set forth in the Merger Agreement. To the extent the undersigned is a Stockholder, by delivery of this Letter of Transmittal to PNC Bank, National Association, as Purchaser’s paying agent (the “Paying Agent”), the undersigned hereby (i) forever waives all dissenters' and appraisal rights, including, without limitation, under applicable Delaware law and (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to any Shares owned by the undersigned.
The undersigned understands that Purchaser and the Surviving Corporation may rely upon the representations, warranties, agreements and release contained in this Letter of Transmittal as if each such person was a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such person was a party hereto and thereto.
Pursuant to this Letter of Transmittal, the undersigned agrees to be bound by all provisions of the Merger Agreement applicable to it. The undersigned understands that Purchaser will hold back and retain cash representing the Adjustment Holdback Amount and the Indemnity Holdback Amount pursuant to Section 2.8 of the Merger Agreement to secure certain obligations under the Merger Agreement, and the undersigned hereby appoints Fortis Advisors LLC, as Stockholders' Representative on his, her or its behalf pursuant to and in accordance with the provisions of the Merger Agreement. All such amounts shall be held by Purchaser, subject to the terms and conditions of the Merger Agreement. The undersigned acknowledges and agrees that he, she or it may be entitled to receive a portion of the Adjustment Holdback Amount and/or the Indemnity Holdback Amount at the times and in the amounts set forth in the Merger Agreement subject to and in accordance with the terms of the Merger Agreement. The undersigned acknowledges that claims for Losses and other matters made on the Adjustment Holdback Amount and/or the Indemnity Holdback Amount may delay or preclude the release of any portion of the Adjustment Holdback Amount and/or the Indemnity Holdback Amount to the undersigned.
The undersigned represents and warrants to the Company, Purchaser and Merger Sub that (i) the undersigned owns, beneficially and of record, and has full authority to surrender, the Shares specified in this Letter of Transmittal, free and clear of all Liens, and/or all Company Warrants and/or Company Options held by the undersigned, (ii) other than the Shares listed in Section 2 of this Letter of Transmittal labeled "Description of Roadster, Inc. Capital Stock", and, if indicated above, the Company Warrants and/or Company Options held by the undersigned, the undersigned owns no shares of, or options, warrants, convertible securities or other instruments convertible for, the Company's capital stock or equity securities, directly or beneficially, (iii) the undersigned has full power and authority to submit, sell, assign and transfer the Shares specified in this Letter of Transmittal and surrender the Company Warrants and/or Company Options held thereby and to otherwise enter into and perform his, her or its obligations under this Letter of Transmittal and the Merger Agreement, and such sale, assignment, transfer or performance will not conflict or violate any law, regulation or order of any governmental authority applicable to the undersigned or any contract to which the undersigned is a party or by which the undersigned's assets or properties are bound, (iv) the undersigned does not have any claim or dispute with the Company, Purchaser or Merger Sub as of the date hereof, and (v) the delivery of the Shares pursuant to the provisions of the Merger Agreement will transfer valid title thereto, free and clear of any and all Liens.
Further, and without limiting the foregoing, if the undersigned is an entity, the undersigned represents and warrants to the Company, Purchaser and Merger Sub that (i) the undersigned has full corporate or other applicable power and authority to execute and deliver this Letter of Transmittal, to perform its obligations hereunder and to consummate the transactions provided for or contemplated hereby and (ii) this Letter of Transmittal has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding obligation of the undersigned enforceable against the undersigned in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
The undersigned will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Paying Agent and/or Purchaser in connection with the surrender of the Shares, Company Warrants and/or Company Options held thereby. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. The surrender of Shares, Company Warrants and/or Company Options hereby is irrevocable.
The undersigned acknowledges, agrees and confirms that:
    (a)    The undersigned has reviewed this Letter of Transmittal, the Merger Agreement and related materials provided with this Letter of Transmittal, and has agreed to be bound and abide by the provisions thereof.
    (b)    The undersigned has had an opportunity to ask questions and receive answers from the Company as deemed necessary to evaluate the transactions proposed herein.
    (c)    The undersigned understands the meaning and legal consequences of the representations, warranties and covenants in this Letter of Transmittal, and that Purchaser and the Company have relied upon such representations, warranties and covenants. The undersigned agrees to indemnify and hold harmless Purchaser, Merger Sub and the Company and any of their officers, directors, attorneys, agents and employees from and against losses, damages, liabilities or expenses incurred as a result of any breach of such representations, warranties or covenants by the undersigned.
    (d)    Generally, each Equityholder, including the undersigned shall indemnify Purchaser, Merger Sub and certain of their respective affiliated parties with respect to any Losses relating to a breach of the representations and warranties of the Company set forth in the Merger Agreement, the breach or nonperformance by the Company of the covenants of the Company set forth in the Merger Agreement, and certain other matters specified in the Merger Agreement, in each case as set forth in the Merger Agreement, as well as in connection with the Letter of Transmittal. By executing this Letter of Transmittal, the undersigned understands, agrees and acknowledges that the undersigned is hereby subject to the obligations of an "Equityholder" under the Merger Agreement, including but not limited to the obligation to indemnify Purchaser, Stockholders’ Representative and certain affiliated parties pursuant to the terms set forth in the Merger Agreement.
    (e)     By executing this Letter of Transmittal, the undersigned understands, agrees and acknowledges that the undersigned is subject to the obligations of an "Equityholder" under the Merger Agreement and shall be bound by such terms of the Merger Agreement, including but not limited to the obligation to indemnify Purchaser and certain affiliated parties pursuant to the terms set forth in the Merger Agreement and the appointment of Fortis Advisors LLC as the Stockholders' Representative under and pursuant to the terms contained therein. Each Equityholder (as defined in the Merger Agreement), including the undersigned, shall, as set forth in Section 11.3 of the Merger Agreement, indemnify the Stockholders’ Representative for any fees and expenses (including legal fees and expenses) and other amounts payable or incurred by the Stockholders’ Representative in connection with the performance of any of its duties under the Merger Agreement in excess of the Stockholder Representative Amount (as defined in the Merger Agreement).
    (f)    By the execution and delivery of this Letter of Transmittal, the undersigned consents to the Merger and acknowledges the validity and enforceability of the Merger Agreement, and WAIVES AND AGREES NOT TO ASSERT ITS RIGHTS, IF ANY, TO DISSENT OR SEEK STATUTORY APPRAISAL IN RESPECT OF THE UNDERSIGNED’S SHARES IN THE COMPANY PURSUANT TO APPLICABLE LAW (INCLUDING SECTION 262 OF THE DELAWARE GENERAL

CORPORATION LAW). THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES THAT COMPLETION AND DELIVERY OF THIS LETTER OF TRANSMITTAL CONSTITUTES THE WAIVER BY THE UNDERSIGNED OF ALL APPRAISAL AND DISSENTER’S RIGHTS, INCLUDING, WITHOUT LIMITATION, APPRAISAL RIGHTS UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WITH RESPECT TO ANY COMPANY CAPITAL STOCK HELD BY THE UNDERSIGNED AS OF IMMEDIATELY PRIOR TO THE EFFECTIVE TIME, WHETHER OR NOT THE UNDERSIGNED HAS PREVIOUSLY MADE A WRITTEN DEMAND UPON THE COMPANY OR OTHERWISE COMPLIED WITH THE APPRAISAL RIGHTS PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.
    (g)     From and after the Effective Time, for good and valuable consideration, the undersigned finally and forever releases Purchaser and the Surviving Corporation, and their respective successors, assigns, officers, directors, agents, servants, employees and all affiliates and subsidiaries, past and present, of Purchaser and the Surviving Corporation (the "Releasees") from each and every agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected (each, a "Claim" and collectively, the "Claims") that (i) the undersigned may have had in the past, may have as of the date hereof or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against any of the Releasees and (ii) have arisen or arises directly out of, or relates directly to, the undersigned's interest as an equityholder of the Company, except such Claims as are contemplated by the Merger Agreement (such Claims being the "Released Claims"). The undersigned acknowledges his, her or its understanding that the facts in respect of which this release is given may hereafter be determined to be other than or different from the facts now known or believed by the undersigned, and the undersigned hereby accepts and assumes the risks of the facts being different and agrees that this release shall be and remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts.
    The parties hereto intend that the provisions regarding the Released Claims be construed as broadly as possible, and incorporate herein similar federal, state or other laws, all of which, with respect to the Released Claims, are similarly waived by the undersigned. The undersigned has had full opportunity to review the Letter of Transmittal with any attorney or consultant of his, her or its choosing, and is not acting under any coercion or duress and is of sound mental and physical health, and of clear mind. The undersigned has fully reviewed the Letter of Transmittal and understands the terms and provisions hereof, and has had any terms unclear to him, her or it explained to him, her or it to his, her or its satisfaction by persons of his, her or its choosing. The undersigned hereby acknowledges that, as of the Effective Time, the undersigned has no ongoing interest in the Company, financial or otherwise, by reason of ownership of the capital stock of the Company, options to purchase capital stock of the Company or otherwise.
    Further, the undersigned hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any Released Claim. The undersigned represents to the Releasees that the undersigned has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Released Claim. The undersigned further agrees that he, she or it shall keep all confidential and proprietary information of the Company confidential and shall not use such confidential information other than for the benefit of the Company.
NO HOLDER OF SHARES WHO INTENDS TO EXERCISE STATUTORY DISSENTERS' OR APPRAISAL RIGHTS, INCLUDING, WITHOUT LIMITATION, UNDER DELAWARE LAW SHOULD SUBMIT FOR EXCHANGE HIS, HER OR ITS SHARES.

THE UNDERSIGNED UNDERSTANDS THAT SUBMISSION OF THIS LETTER OF TRANSMITTAL TO THE PAYING AGENT WILL CONSTITUTE A WAIVER OF HIS, HER OR ITS RIGHTS TO DEMAND DETERMINATION OF THE FAIR VALUE OF HIS, HER OR ITS SHARES PURSUANT TO THE PROVISIONS OF DELAWARE LAW OR OTHER APPLICABLE LAW. THE UNDERSIGNED FURTHER UNDERSTANDS THAT IF HE, SHE OR IT HAS FILED A COMPLAINT WITH RESPECT TO THE SHARES SUBMITTED AND SURRENDERED HEREWITH, THE UNDERSIGNED BY SUBMISSION TO THE PAYING AGENT OF THIS LETTER OF TRANSMITTAL HEREBY WITHDRAWS SUCH COMPLAINT AND AGREES THAT THE FAIR VALUE OF SUCH SHARES IS NOT MORE THAN THE CONSIDERATION PAYABLE PURSUANT TO THE MERGER AND THE COMPANY HEREBY ACCEPTS SUCH WITHDRAWAL.
PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.
The undersigned understands that surrender is not made in acceptable form until the receipt by Purchaser or its designees (including the Paying Agent) of this Letter of Transmittal, duly completed and signed, together with all accompanying evidences of authority in form reasonably satisfactory to Purchaser (which may delegate power in whole or in part to the Paying Agent) as may be required by the Instructions. All questions as to validity, form and eligibility of any surrender of Shares, Company Options and/or Company Warrants hereby will be determined by Purchaser (which may delegate power in whole or in part to the Paying Agent) and such determination shall be final and binding.
The undersigned understands that payment for surrendered Shares, Company Options and/or Company Warrants will be made as promptly as reasonably practicable after the surrender of the Shares, Company Options and/or Company Warrants is made in acceptable form.

INSTRUCTIONS
1. Delivery of Letter of Transmittal.
This Letter of Transmittal, filled in and signed, must be used in connection with the delivery and surrender of the Shares, Company Warrants and/or Company Options. A Letter of Transmittal should be received by [●], 2021 in reasonably satisfactory form.
Terms of Conversion of the Shares into the Right to Receive Cash as set forth in the Merger Agreement. Each Share (as shown in Section 2 of this Letter of Transmittal labeled "Description of Roadster, Inc. Capital Stock") will be converted as of the effective time of the Merger into the right to receive cash, without interest, and subject to applicable withholding and adjustment, as set forth in the Merger Agreement.
Conversion of Company Options into the Right to Receive Cash as set forth in the Merger Agreement. Each Company Option (as defined in the Merger Agreement) will, contingent on the consummation of the Merger, be cancelled and converted as of the effective time of the Merger into the right to receive cash, without interest, and subject to applicable withholding and adjustment and less the exercise price of such Company Options, as set forth in the Merger Agreement.

Conversion of Company Warrants into the Right to Receive Cash as set forth in the Merger Agreement. Each Company Warrant (as defined in the Merger Agreement) will, contingent on the consummation of the Merger, be cancelled and converted as of the effective time of the Merger into the right to receive cash, without interest, and subject to applicable withholding and adjustment and less the exercise price of such Company Warrants, as set forth in the Merger Agreement. Receipt of proceeds by holders of Company Warrants is contingent upon the execution of the Warrant Cancellation Agreement.
Guarantee of Signature. Stock powers and signature guarantees are unnecessary unless (a) the Shares, Company Warrants or Company Options are registered in a name other than that of the person submitting the Letter of Transmittal or (b) such registered holder completes the Special Payment Instructions or Special Delivery Instructions. In the case of (a) above, the party must provide a properly executed stock power with the signature on the stock power and on the Letter of Transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.
Signatures on Letter of Transmittal and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Shares, Company Warrants or Company Options surrendered hereby, the signature(s) must correspond exactly with the name(s) as written on the book records of the Company or as provided in the applicable Company Option and/or Company Warrant without alteration, enlargement or any change whatsoever.
If any of the Shares surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.
If any of the Shares surrendered hereby are registered in different names on the Company’s books and records, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If this Letter of Transmittal or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.
If this Letter of Transmittal is signed by the registered holder(s) of the Shares listed and surrendered hereby, no endorsements or separate stock powers are required.
2.Stock Transfer Taxes.
Equityholders will bear 100% liability (as Closing Date Indebtedness) for any transfer, stamp, documentary, sales, use, registration, value added Tax and other similar Taxes applicable to the delivery of payment for surrendered Shares; provided, however, that if any such payment is to be issued to any person(s) other than the registered holder(s) of the surrendered Shares, it shall be a condition of the issuance and delivery of such payment that the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such person(s)) payable on account of the transfer (or transfers) of the surrendered Shares shall be delivered to Purchaser or its designee (including the Paying Agent) or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to Purchaser or its designee (including the Paying Agent) before such check will be issued.
3.Validity of Surrender, Irregularities.
All questions as to validity, form and eligibility of any surrender of Shares, Company Warrants and/or Company Options hereby will be determined by Purchaser (which may delegate power in whole or in part to the Paying Agent), and such determination shall be final and binding. Purchaser reserves the right to waive any irregularities or defects in the surrender of any Shares, Company Warrants and/or Company Options, and its interpretations of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.
4.Payment to a Name other than the Registered Holder.
Indicate the name and address to which payment for the Shares, Company Warrants and/or Company Options is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.
    5. Requests for Information or Additional Copies.
Information and additional copies of this Letter of Transmittal and the Merger Agreement (including the schedules and exhibits thereto) may be obtained from the Paying Agent by writing to the address on the front of this Letter of Transmittal, by email at pncpaidsupport@pnc.com or by phone at 833-762-3855.
    6. Inadequate Space.
If the space provided on this Letter of Transmittal is inadequate, the Share certificate numbers (if applicable) and number of Shares and/or the descriptions of Company Warrants and/or Company Options should be listed on a separate signed schedule affixed hereto.
    7. Letter of Transmittal Required.

You will not receive any cash for your Shares (other than upon exercise of dissenters' or appraisal rights), the Company Warrants and/or Company Options unless and until you deliver this Letter of Transmittal, duly completed and signed, to the Paying Agent, together with any required accompanying evidences of authority in form reasonably satisfactory to Purchaser as may be required pursuant to these Instructions. No interest will be paid on amounts due for the Shares, Company Warrants and/or Company Options.
    8. Form W-9. Each stockholder surrendering Shares, Company Warrants and/or Company Options for payment is required to provide the Paying Agent with a correct Taxpayer Identification Number ("TIN") and certain other information on a Form W-9, or an appropriate IRS Form W-8, as described below.

IMPORTANT TAX INFORMATION
    United States federal income tax law generally requires that if your shares, Company Warrants and/or Company Options are accepted for payment, you or your assignee (in either case, the "Payee"), must provide the Paying Agent (the "Payor") with the Payee's correct TIN, which, in the case of a Payee who is an individual, is the Payee's social security number. If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $50 penalty imposed by the Internal Revenue Service ("IRS") and backup withholding in an amount equal to 28% of the gross proceeds received pursuant to the Merger. Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained.
    To prevent backup withholding, each Payee must provide such Payee's correct TIN by completing the " Form W-9" set forth herein, certifying that (i) the TIN provided is correct, (ii) (A) the Payee is exempt from backup withholding, (B) the Payee has not been notified by the Internal Revenue Service that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified the payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. Person (including a U.S. resident alien).
    If the Payee does not have a TIN, such Payee should consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Form W-9 (the "W-9 Specific Instructions") for instructions on applying for a TIN and apply for and receive a TIN prior to submitting the Form W-9. If the Payee does not provide such Payee's TIN to the Payor by the time of payment, backup withholding will apply.
    If the Shares are held in more than one name or is not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report.
    Certain Payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt Payee should write "EXEMPT" on the Form W-9. See the W-9 Specific Instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt, such person must submit an appropriate and properly completed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status. Such forms may be obtained from the Paying Agent or the IRS at its Internet website: www.irs.gov.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer – Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	GIVE THE SOCIAL SECURITY NUMBER OF-	For this type of account:	GIVE THE SOCIAL SECURITY NUMBER OF-

1. Individual	The individual	9. A valid trust, estate or pension trust	The legal entity (do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title~~.~~).
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account	10. Corporate account or account of LLC electing corporate status on Form 8832	The corporation
3. Husband and wife (joint account)	The actual owner of the account or, if combined funds, the first individual on the account	11. Religious, charitable or educational tax-exempt organization	The organization
4. Custodian account of a minor (Uniform Gift to Minors Act)	The minor	12. Partnership account held in the name of the business or account of multi-member LLC (other than an LLC described in item 10)	The partnership
5. Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor	13. Association, club or other tax- exempt organization	The organization
6. Account in the name of guardian or committee for a designated ward, minor or incompetent person	The ward, minor or incompetent person	14. A broker or registered nominee	The broker or nominee
7. a. The usual revocable savings trust account (grantor is also trustee) b. So-called trust account that is not a legal or valid trust under state law	The grantor-trustee The actual owner	15. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agricultural program payments	The public entity
8. Sole proprietorship account or account of single member LLC	The owner

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON FORM W-9, Cont.

Obtaining a Number

If you don't have a TIN or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number. Section references in these guidelines refer to sections under the Internal Revenue Code of 1986, as amended.

Payees Exempt From Backup Withholding

Even if the payee does not provide a TIN in the manner required, you are not required to backup withhold on any payments you make if the payee is:
1.An organization exempt from tax under section 501(a), any individual retirement account (IRA), or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).
2.The United States or any of its agencies or instrumentalities.
3.A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
4.A foreign government or any of its political subdivisions, agencies, or instrumentalities.
5.An international organization or any of its agencies or instrumentalities.
Other payees that may be exempt from backup withholding include:
6.A corporation.
7.A foreign central bank of issue.
8.A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
9.A futures commission merchant registered with the Commodity Futures Trading Commission.
10.A real estate investment trust.
11.An entity registered at all times during the tax year under the Investment Company Act of 1940.
12.A common trust fund operated by a bank under section 584(a).
13.A financial institution.
14.A middleman known in the investment community as a nominee or custodian.
15.A trust exempt from tax under section 664 or described in section 4947.

Payments Exempt From Backup Withholding

Dividends and patronage dividends that generally are exempt from backup withholding include:
•Payments to nonresident aliens subject to withholding under section 1441.
•Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.
•Payments of patronage dividends not paid in money.
•Payments made by certain foreign organizations.
•Section 404(k) distributions made by an ESOP.

Interest payments that generally are exempt from backup withholding include:
•Payments of interest on obligations issued by individuals. However, if you pay $600 or more of interest in the course of your trade or business to a payee, you must report the payment. Backup withholding applies to the reportable payment if the payee has not provided a TIN or has provided an incorrect TIN.
•Payments of tax-exempt interest (including exempt-interest dividends under section 852).
•Payments described in section 6049(b)(5) to nonresident aliens.
•Payments on tax-free covenant bonds under section 1451.
•Payments made by certain foreign organizations.
•Mortgage or student loan interest paid to you.

Other types of payments that generally are exempt from backup withholding include:
•Wages.
•Distributions from a pension, annuity, profit-sharing or stock bonus plan, any IRA, or an owner-employee plan.
•Certain surrenders of life insurance contracts.
•Gambling winnings if withholding is required under section 3402(q). However, if withholding is not required under section 3402(q), backup withholding applies if the payee fails to furnish a TIN.
•Real estate transactions reportable under section 6045(e).
•Cancelled debts reportable under section 6050P.
•Distributions from a medical savings account and longterm care benefits.
•Fish purchases for cash reportable under section 6050R.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON FORM W-9, Cont.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TIN, WRITE "EXEMPT" ON THE FACE OF THE FORM AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments other than interest, dividends and patronage dividends not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Internal Revenue Code sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N.

Privacy Act Notice. – Section 6109 of the Internal Revenue Code requires you to give your correct TIN to persons who must file information returns with the IRS to report, among other things, interest, dividends, and certain other income paid to you. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states and the District of Columbia to carry out their tax laws. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty for False Information With Respect to Withholding. — If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.
(3) Civil and Criminal Penalties for False Information. — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
(4) Misuse of Taxpayer Identification Numbers. — If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Exhibit B
[IRS Form W-9 to be attached]

Exhibit D
WRITTEN CONSENT
ROADSTER, INC.

WRITTEN CONSENT OF THE STOCKHOLDERS IN LIEU OF
SPECIAL MEETING OF THE STOCKHOLDERS

    The undersigned stockholders of Roadster, Inc., a Delaware corporation (the “Company”), who hold (i) a majority of the Company’s outstanding capital stock, (ii) at least seventy percent (70%) of the shares of the Company’s Preferred Stock voting together as a separate class on an as-converted to Common Stock basis and (iii) the holders of a majority of the outstanding shares of the Company’s Common Stock not issued or issuable upon conversion of Preferred Stock voting together as a separate class (the “Requisite Holders”), pursuant to Sections 228(a) and 251 of the Delaware General Corporation Law (the “DGCL”), hereby take the following actions and adopt the following resolutions by written consent in lieu of a duly called meeting, with the same force and effect as if duly adopted at a special meeting of the stockholders of the Company held for the purpose, effective as of the date set forth below when the requisite number of votes to approve such actions have been obtained. All capitalized terms not otherwise defined herein shall have the definitions set forth in the Merger Agreement (as defined below).

Approval of Merger

WHEREAS, each of the undersigned stockholders of the Company has reviewed the Agreement and Plan of Merger, dated as of June 2, 2021, by and among the Company, CDK Global, Inc., a Delaware limited liability company (“Purchaser”), Spyder Merger Corp., a Delaware corporation (“Merger Sub”), and the Stockholder Representative (as defined in the Merger Agreement) attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger and continuing as a wholly-owned subsidiary of Purchaser (the “Merger”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Company’s entry into the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders, has approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and has declared all of them advisable; and has recommended the approval and adoption by each of the Company’s stockholders of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
WHEREAS, each of the undersigned stockholders of the Company desires to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, BE IT:

RESOLVED:     The undersigned stockholders of the Company hereby adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the filing of the Certificate of Merger with the Delaware Secretary of State and all other transactions contemplated thereby.

RESOLVED:    That the undersigned stockholders of the Company hereby waive any notice requirement set forth in the Certificate of Incorporation of the Company, the DGCL, the Bylaws of the Company or any other agreement among the Company and any or all of the Company’s stockholders, each as so amended and currently in effect, with respect to the Merger Agreement, the Merger, the transactions contemplated by the Merger Agreement and other matters contained herein.

Termination of Stockholder Agreements
WHEREAS, the undersigned stockholders of the Company, constituting more than 70% in equity interest of the stockholders of the Company, desire to terminate certain stockholders’ agreements, including the Investors’ Rights Agreement, dated July 31, 2017, as amended, the First Refusal and Co-Sale Agreement dated July 31, 2017, as amended, and the Voting Agreement dated July 31, 2017, as amended, by and among the Company and certain stockholders named therein (collectively the “Stockholders’ Agreements”), contingent upon the execution and delivery of the Merger Agreement and the consummation of the Merger, and effective at the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, BE IT:

RESOLVED:     The undersigned stockholders of the Company hereby terminate the Stockholders’ Agreements contingent upon the execution and delivery of the Merger Agreement and the consummation of the Merger, and effective at the Effective Time (as defined in the Merger Agreement).

Stockholder Representative

RESOLVED:    The Company is hereby authorized to enter into that certain Engagement Letter with the Stockholder Representative, in substantially the form attached hereto as Exhibit B (the “Fortis Engagement Letter”), solely with respect to the provisions therein regarding the payment of the engagement fee.

RESOLVED:    The undersigned hereby approves the appointment of Fortis Advisors LLC to act as the Stockholder Representative for the purpose of performing the obligations of the Stockholder Representative pursuant to the terms of the Merger Agreement, including, without limitation, to act as the exclusive agent and attorney-in-fact for and on behalf of the stockholders in connection with and to facilitate the consummation of the transactions contemplated by the Merger Agreement.

Exercise of “Drag Along”

WHEREAS:    The undersigned hereby deems it advisable to and in the best interests of the Company and its Stockholders that the Company exercise its “drag along” rights under Section 4 of the Voting Agreement dated July 31, 2017, as amended, by and among the Company and certain stockholders named therein (the “Drag Along Exercise”).

NOW, THEREFORE, BE IT:

RESOLVED:    That each undersigned stockholder, with respect only to himself, herself or itself, hereby approves the Drag Along Exercise.

Waiver of Appraisal Rights

WHEREAS:    Any stockholder who does not vote in favor of the Merger (a “Dissenting Stockholder”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, a copy of which is attached hereto as Exhibit C, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such stockholder’s shares as to which such stockholder has exercised such dissenters’ or appraisal rights.

NOW, THEREFORE, BE IT:

RESOLVED:    That each undersigned stockholder, with respect only to himself, herself or itself, (a) hereby acknowledges that (i) such stockholder has received and read a copy of Section 262 of the DGCL, a copy of which is attached hereto as Exhibit C, and (ii) such stockholder is aware of such stockholder’s rights to dissent to the Merger and request an appraisal of the “fair value” of Shares held by such Stockholder pursuant to Section 262 of the DGCL, and (b) that by signing this Written Consent, such Stockholder adopts the Merger Agreement and hereby approves the Merger and the other Related Transactions (as defined in the Merger Agreement), and hereby irrevocably and unconditionally waives, and agrees not to exercise, any dissenters’ or other similar rights (including, without limitation, any rights under Section 262 of the DGCL) for such shares in accordance with the DGCL, any other applicable laws or otherwise with respect to the Merger Agreement, the Merger and the Related Transactions.
General

RESOLVED:     That all acts and deeds heretofore done by any director or officer of the Company intended to carry out the intent of the foregoing resolutions are hereby ratified and approved in all respects.
RESOLVED:     That this Written Consent of Stockholders be filed with the records of meetings of the stockholders.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this written consent as of the date set forth below.

If Stockholder is an Entity:

Print Name of Entity:             _______________________________

Signature:                _______________________________

Name of Authorized Signatory:        _______________________________

Title of Authorized Signatory:        _______________________________
Address:                _______________________________

_______________________________

Date:                    _______________________________

If Stockholder is an Individual:

Signature:                _______________________________

Print Name:                _______________________________
Address:                _______________________________

_______________________________

Date:                    _______________________________

EXHIBIT A

Merger Agreement
See attached.

EXHIBIT B

Fortis Engagement Letter
See attached.

EXHIBIT C
Delaware General Corporate Law § 262
§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
8 Del. C. 1953, § 262;  56 Del. Laws, c. 50;  56 Del. Laws, c. 186, § 24;  57 Del. Laws, c. 148, §§ 27-29;  59 Del. Laws, c. 106, § 12;  60 Del. Laws, c. 371, §§ 3-12;  63 Del. Laws, c. 25, § 14;  63 Del. Laws, c. 152, §§ 1, 2;  64 Del. Laws, c. 112, §§ 46-54;  66 Del. Laws, c. 136, §§ 30-32;  66 Del. Laws, c. 352, § 9;  67 Del. Laws, c. 376, §§ 19, 20;  68 Del. Laws, c. 337, §§ 3, 4;  69 Del. Laws, c. 61, § 10;  69 Del. Laws, c. 262, §§ 1-9;  70 Del. Laws, c. 79, § 16;  70 Del. Laws, c. 186, § 1;  70 Del. Laws, c. 299, §§ 2, 3;  70 Del. Laws, c. 349, § 22;  71 Del. Laws, c. 120, § 15;  71 Del. Laws, c. 339, §§ 49-52;  73 Del. Laws, c. 82, § 21;  76 Del. Laws, c. 145, §§ 11-16;  77 Del. Laws, c. 14, §§ 12, 13;  77 Del. Laws, c. 253, §§ 47-50;  77 Del. Laws, c. 290, §§ 16, 17;  79 Del. Laws, c. 72, §§ 10, 11;  79

Del. Laws, c. 122, §§ 6, 7;  80 Del. Laws, c. 265, §§ 8-11;  81 Del. Laws, c. 354, §§ 9, 10, 17;  82 Del. Laws, c. 45, § 15;  82 Del. Laws, c. 256, § 15;

Exhibit E
DATA ROOM INDEX
See attached.

Exhibit F
PAYING AGENT AGREEMENT
PNC Bank, National Association
PAYING AGENT AGREEMENT
This Paying Agent Agreement (this “Agreement”) dated as of June 2, 2021 (the “Agreement Date”) is entered into by and among CDK Global, Inc., a Delaware corporation (“Purchaser”), Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the stockholders of the Company (the “Stockholder Representative”) and PNC Bank, National Association, as paying agent (the “Paying Agent”).
WHEREAS, the Purchaser, Spyder Merger Corp., a Delaware corporation and a wholly-owned Subsidiary of Purchaser, Roadster, Inc., a Delaware corporation (the “Company”), and the Stockholder Representative, amongst others, have entered into that certain Agreement and Plan of Merger, dated June 2, 2021 (the “Merger Agreement”);
WHEREAS, the Purchaser and the Stockholder Representative desire that Paying Agent facilitate certain payments due to Company securityholders (“Company Securityholders”) as contemplated by the Merger Agreement, which may be subject to reduction or withholding under the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable law (“Withholding Amounts”), as applicable.
NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1)Appointment and Acceptance. The Purchaser and the Stockholder Representative hereby appoint PNC Bank, National Association to act as the Paying Agent, and PNC Bank, National Association accepts such appointment to act as Paying Agent pursuant to the terms of this Agreement.
2)Account: Payment Fund. On the date hereof (the “Payment Date”) (defined below), Purchaser shall deposit with Paying Agent, pursuant to the wire instructions on Exhibit A, immediately available funds into the payment fund (the “Payment Fund”), sufficient to pay:
a)amounts due to Company Securityholders on the date of payment thereto; and
b)fees due to the Paying Agent at the Closing as set forth on Exhibit B.
The Paying Agent shall receive the initial deposit and any additional deposits and agrees to hold the Payment Fund in a separate and distinct account (the “Account”) which is hereby established and which will be held and disbursed by the Paying Agent only in accordance with the express terms and conditions of this Agreement.
After the Payment Date, from time to time, the following additional deposits may be delivered to the Paying Agent for distribution to the Company Securityholders (the “Additional Amounts”): (i) any portion of the Indemnity Holdback Amount (as defined in the Merger Agreement) payable to the Company Securityholders (if any) pursuant to Section 2.8(c) of the Merger Agreement, (ii) any portion of the Adjustment Holdback Amount (as defined in the Merger Agreement) payable to the Company Securityholders (if any) pursuant to Section 3.3(e) of the Merger Agreement and (ii) any

cash disbursements (if any) made from the Stockholder Representative Amount (as defined in the Merger Agreement) pursuant to Section 11.3 of the Merger Agreement.
3)Spreadsheets and Payments.
a)The Stockholder Representative has caused to be delivered to Paying Agent on the date hereof a Microsoft Excel spreadsheet (the “Closing Spreadsheet”) containing a list of the Company Securityholders and the following information for each Company Securityholder:
i)name, address, email address and Tax Identification Number (if available);
ii)for each Company Securityholder who holds Company stock (a “Stockholder”), on a row-by-row basis per security, list the class of stock (e.g. common, preferred), for preferred stock, the series thereof (e.g., Series A, Series B, Series B-1), the number of shares of each (e.g., 4,650 shares), certificate number(s), and the payment amount (expressed in United States (U.S.) dollar amounts, rounded to the second decimal place) for such Stockholder;
iii)for each Company Securityholder who holds Company warrants (a “Warrantholder”), on a row-by-row basis per security, list the class and series of company stock subject thereto, the number of shares of each, the warrant certificate number, issuance date, and the payment amount (expressed in United States (U.S.) dollar amounts, rounded to the second decimal place) for such Warrantholder;
iv)for each Company Securityholder who holds Company options (an “Optionholder”), on a row-by-row basis per option grant, list the number of options granted and the grant date and the payment amount (expressed in United States (U.S.) dollar amounts, rounded to the second decimal place) for such Optionholder; and
v)any other information that a Company Securityholder must verify during completion of the Solicitation Documents (defined below) before such Company Securityholder can receive payment.
To the extent Purchaser and the Stockholder Representative desire Paying Agent to facilitate the payment of Merger Agreement related transaction expenses to non-securityholders (e.g., legal fees, investment banker fees, etc.) (“Transaction Expenses”), the Stockholder Representative shall cause the following information to be included in the Closing Spreadsheet and/or Payment Spreadsheets: payee name, address and wiring instructions.
Unless otherwise directed by Purchaser or the Stockholder Representative, any de minimis amounts attributable to rounding discrepancies may be added to or deducted from payments made to the largest Holder.
b)If the Purchaser or the Stockholder Representative desire Paying Agent to make additional payments beyond those contemplated by Section 2(a), Purchaser or the Stockholder Representative shall provide or cause to be provided to Paying Agent, at least two (2) Business Days prior to date on which such payments shall be made, with an Additional Spreadsheet in the same format as Schedule A (an “Additional Spreadsheet” and, together with the “Closing Spreadsheet,” the “Payment Spreadsheet(s)”). Solely to the extent applicable, each Payment Spreadsheet shall identify any additional tax reporting direction to the extent it differs from Section 6 of this Agreement.
c)If sufficient funds to cover the dollar amounts allocated on the Payment Spreadsheet(s) are received by Paying Agent in the Payment Fund prior to 10:00 a.m. Eastern Standard Time on the Payment Date or applicable date thereafter, Paying Agent shall make commercially reasonable best efforts to process payments to Eligible Payees (defined below) no later than two (2) Business Days after the such date in accordance with the Payment Spreadsheet(s), this Agreement, and each Company Securityholder’s payment instructions provided within the Company Securityholder’s completed Solicitation Documents. On or after the Payment Date, Paying Agent shall pay any Eligible Payees for whom Paying Agent has received all information necessary for such payment to be made. All payments shall be made in United States (U.S.) dollars and shall be made by ACH, check or wire transfer (in each case as requested by each Eligible Payee). The Paying Agent may deduct fees from an Eligible Payees payment if the Eligible Payee elects to receive payment by wire or ACH. The Paying Agent will not deduct fees for payments made by check.
d)On the Payment Date, the Purchaser shall pay or cause to be paid to the Paying Agent fees for the Paying Agent’s services hereunder as set forth in Exhibit B attached hereto. Paying Agent’s agreement to the terms and conditions of this Agreement and the fee schedule attached assumes that the Payment Spreadsheets, records of the Company or its transfer agent are accurate, received in a timely fashion and in good order so that conversion of the records may be completed efficiently and additional balancing and/or correcting of the records shall not be not required. If the records are received late, or are inaccurate, incomplete and/or otherwise not in good order, the solicitation process, mailing of materials and payments to Company Securityholders may need to be delayed and additional fees may apply as appropriate for time spent correcting and/or balancing the records. The Stockholder Representative or its counsel shall work with Paying Agent to ensure the accuracy of the Payment Spreadsheet(s) and to correct any inaccuracies or inconsistencies (if any) within the Payment Spreadsheet(s).
e)From time to time after the Payment Date, the Stockholder Representative may provide Additional Spreadsheets regarding the payments of Additional Amounts together with written instructions directing the Paying Agent to make such payments. Once sufficient funds to cover the dollar amounts allocated on the Additional Spreadsheets are received by Paying Agent, Paying Agent shall make commercially reasonable best efforts to process payments to Eligible Payees on the date on which such funds are received (and in no event later than the second Business Day following the date on which such funds are received) in accordance with the applicable Additional Spreadsheets, this Agreement, and each Company Securityholder’s payment instructions provided within the Company Securityholder’s completed Solicitation Documents. Paying Agent shall pay any Eligible Payees for whom Paying Agent has received all information necessary for such payment to be made. All payments shall be made in United States (U.S.) dollars and shall be made by ACH, check or wire transfer (in each case as requested by, and at the expense of, each Eligible Payee).
4)Document Solicitation. Approval.

a)The Paying Agent shall deliver no later than one (1) Business Day after its receipt of the Closing Spreadsheet (the “Solicitation Date”) to each Company Securityholder (using the email address provided in the Closing Spreadsheet) the applicable documents described on Exhibit C (the “Solicitation Documents”) required for completion by each Company Securityholder. Such delivery of Solicitation Documents shall be conducted electronically through Paying Agent’s online portal (“PNC PAID”) or by mail or email if (i) there is no email address for the Company Securityholder or (ii) the Company Securityholder prefers to present the Solicitation Documents offline. Such Delivery of Solicitation Documents was conducted electronically through PNC PAID or by mail if (i) there is no email address for the Company Securityholder or (ii) the Company Securityholder requested the Solicitation Documents offline. Prior to and as a condition of payment, the Company Securityholder will have delivered (online or otherwise) to the Paying Agent Solicitation Documents properly completed in accordance with the instructions therein no later than two (2) Business Days prior to the disbursement of payment thereto by the Paying Agent (such Company Securityholder referred to herein as an “Eligible Payee”). The Paying Agent may reasonably rely on the payment instructions provided by the Eligible Payee within the completed Solicitation Documents without any further authentication or validation of the payment instructions provided for the registered holder. In the event the Stockholder Representative directs Paying Agent to mail the Solicitation Documents, the Paying Agent shall send such Solicitation Documents via mail to the addresses set forth on the Payment Spreadsheet. Purchaser and the Stockholder Representative acknowledge such process may not be as timely as using PNC PAID, and additional fees will apply (as set forth on Exhibit B). Paying Agent shall send a second solicitation via PNC PAID (or, to the extent directed by the Stockholder Representative, a second mailing of Solicitation Documents) to all Company Securityholders that have failed to deliver properly completed Solicitation Documents by the date that is seven (7) months following the Solicitation Date. If requested by Paying Agent, Stockholder Representative or its counsel shall provide instruction concerning any issues related to the completion of any Solicitation Document.
b)The Paying Agent will examine the Solicitation Documents delivered or mailed to the Paying Agent by Company Securityholders to ascertain that (i) the Solicitation Documents are properly completed and duly executed in accordance with the instructions set forth therein, and (ii) any other documents contemplated by a Solicitation Document are properly completed and duly executed in accordance with the applicable Solicitation Document. In cases where any Solicitation Document has been improperly completed or executed or where the shares presented are not in proper form for transfer, or if some other irregularity exists in connection with the surrender of Company stock, Company options or Company warrants, as applicable, the Paying Agent may consult with the Purchaser and the Stockholder Representative on taking such actions as are necessary to cause such irregularity to be corrected. In this regard, the Paying Agent is authorized to waive an irregularity in connection with the surrender of shares, options or warrants after review of the irregularity with the Purchaser and the Stockholder Representative and after approval in writing of the Authorized Representatives, provided that the Paying Agent agrees that waiving such irregularity shall not cause the Paying Agent to be subjected to any potential liability related thereto and shall be indemnified in accordance with the terms of Section 7 of this Agreement. In the absence of such approval, the Paying Agent is not authorized to waive any irregularity. In the event the irregularity cannot be remedied with consultation of the Purchaser, the Stockholder Representative or by the Company Securityholders within 30 days of receipt by the Paying Agent, the Paying Agent shall return the Solicitation

Documents (if provided by mail) and certificates including any related materials to the applicable Company Securityholder indicating the irregularity which prevents the Paying Agent from performing its duties pursuant to this Agreement.
c)The Paying Agent will respond as soon as reasonably practicable to any telephone, electronic mail, or mail requests for information relating to the book-entry shares and the payment of cash with respect thereof. The Stockholder Representative acknowledges that the Paying Agent, in its discretion, may request direction from the Stockholder Representative pursuant to Company Securityholders’ requests, and the Stockholder Representative warrants that each Authorized Representative of the Stockholder Representative is authorized to provide such direction.
d)Purchaser and the Stockholder Representative hereby instruct the Paying Agent that the surrender of physical stock certificates to the Paying Agent is not expressly or strictly required under the Merger Agreement. Accordingly, surrender or delivery by Company Securityholders to the Paying Agent of original unit certificates will not be required in connection with the services contemplated by this Agreement.
e)For payments to anyone other than the Company Securityholder listed on the Payment Spreadsheet(s) (a “Transferee”), Paying Agent will not process such payment until it receives from the Transferee satisfactory written instructions/documentation supporting such request including a signature medallion guarantee by an eligible guarantor with the appropriate surety backing covering the dollar amount of the payment or direction from Purchaser or its counsel. A Transferee will be deemed to be an Eligible Payee and will receive all subsequent proceeds under the Merger (as defined in the Merger Agreement). The Paying Agent is authorized to consult with the Stockholder Representative or its counsel to resolve any inconsistencies or inaccuracies presented during this payment process.
f)Paying Agent shall require each Eligible Payee to complete and submit an Internal Revenue Service (“IRS”) Form W-9 or the applicable version of Form W-8, as applicable, and other forms and documents related to tax certification the Paying Agent may reasonably request. If Paying Agent does not receive such documentation, a portion of any payment may be withheld and remitted to the appropriate tax authorities, as required by the Code, or by state and local laws.
g)The individuals (“Authorized Representatives”) set forth on Exhibit D-1 and Exhibit D-2 are authorized to take action, give direction or execute documents on behalf of the Purchaser and Stockholder Representative, respectively, or to take any such other actions on behalf of the Purchaser or the Stockholder Representative, respectively, as may be set forth herein. For any funds transfer instructions directed by the Purchaser or the Stockholder Representative outside of the Payment Spreadsheet or completed Solicitation Documents, the Paying Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the applicable Authorized Representatives. Paying Agent, acting reasonably, may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons and telephone numbers designated for call-backs may be changed only in writing executed by an Authorized Representative and received by Paying Agent. No funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone call-back. The Stockholder Representative acknowledges this security procedure set forth herein to be commercially reasonable. The Paying Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Company Securityholders or confirmed by an Authorized Representative. The Stockholder Representative acknowledges that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and the Stockholder Representative assumes such risks.
h)The Purchaser and the Stockholder Representative may instruct Paying Agent to grant certain authorized individuals, (each an “Authorized Individual”), as set forth on Exhibit E-1 and E-2, respectively, access to information regarding the Payment Fund via PNC PAID. Each Authorized Individual must agree to comply with the PNC PAID Terms and Conditions and any other provisions required by Paying Agent to access PNC PAID. The Purchaser must provide written notice to Paying Agent to change or remove any access previously authorized and granted. The Purchaser and the Stockholder Representative each understands that revocation of the authorization will not affect any action taken by Paying Agent, or any information that Paying Agent has already released based upon the Purchaser or the Stockholder Representative’s previously granted authorization, prior to Paying Agent’s actual receipt and processing of any request to change or remove the Authorized Individual.
i)The Authorized Individual may disclose any Confidential Information to its affiliates and its and their respective directors, officers, employees, auditors and/or agents (collectively, “Authorized Individual Representatives”) who need to know such information, provided that such Authorized Individual Representatives have agreed in writing to maintain the confidentiality of the Confidential Information in a manner no less protective than as set forth herein.
5)Tax Certifications and Reporting.
a)Subject to Section 4(c), Paying Agent, Stockholder Representative and the Purchaser agree to the following tax reporting for U.S. Tax purposes:
i)Payments to Stockholders and/or Warrantholders who are U.S. Persons. Unless otherwise identified by the Stockholder Representative on the Payment Spreadsheet as dividends, interest or other reportable income (collectively, “Other Income”) not reportable on IRS Form 1099-B, for each Stockholder and/or Warrantholder who is a US person, Paying Agent will prepare and file IRS Form 1099-B and any other applicable U.S. tax forms and report such payments as gross proceeds. Notwithstanding the foregoing, if the Stockholder Representative set forth on the Payment Spreadsheet that payments made by the Paying Agent to a Stockholder and/or Warrantholder who is a U.S. person are Other Income, Stockholder Representative will cause to be provided the applicable Withholding Amounts on the Payment Spreadsheet for any such payments and Paying Agent will prepare and file the applicable U.S. tax forms as instructed by the Stockholder Representative.
ii)Payments to Stockholders and/or Warrantholder who are Foreign Payees. Unless otherwise identified by the Stockholder Representative on the Payment

Spreadsheet as Other Income, for each Stockholder and/or Warrantholder who is a Non-Resident Alien “NRA” individual or foreign entity (referred to herein as a “Foreign Payee”), Paying Agent will not report or withhold from gross proceed payments. Notwithstanding the foregoing, if the Stockholder Representative sets forth on the Payment Spreadsheet that payments made by the Paying Agent to Foreign Payees are Other Income, the Stockholder Representative will cause to be provided the applicable Withholding Amounts on the Payment Spreadsheet for any such payments and Paying Agent will make the appropriate withholding and prepare and file IRS Form 1042-S (or any other appropriate tax form).
iii)Payments to Non-Employee Option Holders who are U.S. Persons. Paying Agent will prepare and file IRS Form 1099-NEC (or any other appropriate tax form) for any payments made by the Paying Agent to Non-Employee Optionholders who are U.S. persons (actual or presumed).
iv)Payments to Non-Employee Option Holders who are Non-Resident Aliens. Paying Agent will not report nor withhold any amounts for a Foreign Payee Non-Employee Optionholder. Notwithstanding the foregoing, if the Stockholder Representativesets forth on the Payment Spreadsheet that payments made by the Paying Agent to Non-Employee Optionholders are for options in lieu of wages for work performed within the United States (including any territories thereof), the Stockholder Representative shall cause to be provided the applicable Withholding Amounts on the Payment Spreadsheet for any such payments and Paying Agent shall make the appropriate withholding and prepare and file IRS Form 1042-S (or any other appropriate tax form).
v)The securities being sold pursuant to the Merger Agreement shall not be classified as “covered securities” for purposes of the reporting requirements of the Treasury Regulations promulgated under Section 6045A of the IRC unless represented on the Closing Spreadsheet to the Paying Agent that the securities are “covered securities” for such purposes. If the securities are represented as “covered securities”, each Company Securityholder’s date of acquisition and cost basis for the applicable security shall be included on the Closing Spreadsheet, along with such other information as is reasonably requested by the Paying Agent for sending accurate and complete IRS Form 1099-B information to the Company Securityholders.
b)The Paying Agent will not report nor withhold from any amounts set forth on the Payment Spreadsheet as Transaction Expenses. The Paying Agent will have no obligation to collect any tax forms and the Paying Agent will not be deemed payor, nor withholding agent for any amounts set forth as Transaction Expenses.
c)The Stockholder Representative agrees the Paying Agent may seek tax counsel or advice from tax experts with respect to reporting and withholding as required by this Agreement or applicable tax law. Except as otherwise agreed herein, the Stockholder Representative acknowledges the Paying Agent has full, complete and final authority regarding all determinations concerning withholding requirements and responsibilities in accordance with applicable federal and state tax certification and reporting regulations.
6)Duties of Paying Agent.

a)The Paying Agent shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed in writing by Purchaser and Paying Agent which shall be deemed purely ministerial in nature and no other duties, including but not limited to any fiduciary duty and no implied duties or obligations shall be read into this Agreement.
b)The Paying Agent shall be protected in relying and acting, or refusing to act, without further investigation upon any certificate or certification, instruction, direction, statement, request, consent, agreement, records, or other instrument (collectively “Certificates and Instructions”) whatsoever furnished to the Paying Agent by an Authorized Representative, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Paying Agent shall in good faith believe to be genuine or to have been signed or presented by a proper person or persons. The Paying Agent shall have no responsibility or liability for the accuracy or inaccuracy of such Certificates and Instructions.
c)The Paying Agent shall not be required to take any action hereunder which might, in Paying Agent’s sole judgment, require Paying Agent to expend or risk its own funds or otherwise incur any financial liability or to take any legal action or commence any proceeding in connection with this Agreement.
d)The Paying Agent may consult counsel satisfactory to Paying Agent and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted by Paying Agent in good faith and in accordance with such advice or opinion of counsel and such advice of counsel.
e)The Paying Agent shall have no obligation to make any payment pursuant to this Agreement unless Purchaser has deposited sufficient amounts to fund such payments.
f)Purchaser and the Stockholder Representative acknowledge and agree that the Paying Agent is not a party to, is wholly unfamiliar with, is not bound by, and has no duties or obligations under the Merger Agreement and that all references in this Agreement to the Merger Agreement are for convenience, and that the Paying Agent shall have no implied duties beyond the express duties set forth in this Agreement. Any inconsistency between this Agreement on the one hand and the Merger Agreement and the Solicitation Documents on the other shall be resolved in favor of the Merger Agreement and the Solicitation Documents, with the qualification that (i) the Paying Agent is not a party to the Merger Agreement and as such is not subject to its terms, as noted above, and (ii) the rights and obligations of the Paying Agent shall be governed solely by the provisions of this Agreement. The Paying Agent shall not be liable or responsible for any failure of any party to the Merger Agreement or any Company Securityholder to comply with any of such party’s obligations relating to the Merger, including without limitation, obligations under applicable securities laws.
g)The Paying Agent may perform any of its duties hereunder either directly or, with Purchaser’s prior written consent, through agents or attorneys.
h)The Paying Agent is authorized to comply with a legal garnishment, attachment, levy, restraining notice or court order that is validly served with respect to any of the Payment Fund, or the delivery thereof shall be stayed or enjoined by an order of a court of competent jurisdiction, Paying Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, whether with or without jurisdiction, and in the event that Paying Agent obeys or complies with any such order it shall not be liable to the Purchaser or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.
i)The Account shall be maintained in accordance with applicable laws, rules and regulations and policies and procedures of general applicability to accounts established by the Paying Agent.
j)Purchaser and the Stockholder Representative understand and acknowledge that The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”) offers a diversified set of financial products and services, and may currently, or in the future, have relationships with parties whose interests may conflict with the interests of Purchaser and the Stockholder Representative. For the avoidance of doubt, although Stockholder Representative is a wholly-owned subsidiary of Paying Agent, Paying Agent shall act in all respects in accordance with the terms and conditions set forth in this Agreement.
7)Indemnification; Exculpation.
a)Purchaser and the Stockholder Representative (solely on behalf of the Company Securityholders and in its capacity as the Stockholder Representative, not in its individual capacity) jointly and severally agree to indemnify, defend, protect and hold harmless the Paying Agent and its officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, liabilities, claims, costs, damages or expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred or made, arising out of or in connection with this Agreement or the performance of the Paying Agent’s obligations under the provisions of this Agreement or any related transaction or any claim, litigation, investigation or proceeding related to any of the foregoing (including with respect to the successful defense, in whole or in part, of a claim that the Paying Agent engaged in willful misconduct, or acted with gross negligence, whether or not any such indemnified parties is a party thereto, including but not limited to, withholding or employment taxes or related amounts payable in respect of a payment made hereunder, acting, or refusing to act, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, report, instructions, record, including but not limited to records concerning tax certification and cost basis information provided to it, or other instrument or document believed by the Paying Agent in good faith to be valid, genuine and sufficient; provided, however, such indemnification shall not apply to any such act or omission finally adjudicated to have been directly caused by the fraud, bad faith, willful misconduct or gross negligence of the Paying Agent. As between Purchaser and the Stockholder Representative, any indemnity paid to any indemnitee hereunder shall be borne by the party determined by a court of competent jurisdiction to be responsible for causing the indemnitee losses against which the Paying Agent is entitled to indemnification or, if no such determination is made, then 50% by Purchaser and 50% by the Stockholder Representative (provided that any amounts paid by the Stockholder Representative shall be solely on behalf of the Company Securityholders).

b)The indemnities provided in Section 7 shall survive the resignation or discharge of the Paying Agent or the termination or assignment of this Agreement. Anything in this Agreement to the contrary notwithstanding: in no event shall the Paying Agent be liable under or in connection with the Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Paying Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought’ and Paying Agent shall be liable to Parent only for actual, direct damages that are solely attributable to the Paying Agent’s fraud, bad faith, gross negligence or willful misconduct in performing duties as outlined in this Paying Agent Agreement.
c)The Paying Agent shall give written notice as promptly as practicable to Purchaser and the Stockholder Representative of any suit, claim, proceeding, demand or liability of which the Paying Agent has received written notice (collectively, "Claim") arising out of or in connection with the performance of the Paying Agent's obligations under the provisions of this Agreement and will reasonably cooperate with the Stockholder Representative, at the Stockholder Representative’s expense, in the defense or settlement thereof. Failure to provide prompt notice shall not affect the indemnification provided hereunder except to the extent that the Stockholder Representative has actually and materially been prejudiced as a result of such failure. The Stockholder Representative shall have sole control over the defense of any Claim and of all negotiations for its settlement or compromise, including the retention of counsel reasonably satisfactory to the Paying Agent; provided that the Paying Agent shall have the right to be represented in any such action or proceeding by independent counsel of the Paying Agent's own choice, which independent counsel's fees shall be paid solely by the Paying Agent unless (1) the Stockholder Representative has failed to assume the defense thereof, (2) the Stockholder Representative and the Paying Agent have mutually agreed to the retention of such counsel or (3) the Stockholder Representative or Paying Agent determines in its reasonable judgment that with respect to the defense of such Claim (A) there may be legal defenses available to the Paying Agent that are not available to the Stockholder Representative or (B) a conflict of interest exists between the Stockholder Representative and the Payment Agent, in which case such fees shall be paid by the Stockholder Representative. The Stockholder Representative may not, without the prior written consent of the Paying Agent, enter into any settlement or compromise of any Claim unless such settlement or compromise includes (1) an unconditional release of the Paying Agent from all liabilities and obligations with respect to such Claim, (2) does not imposes injunctive or other equitable relief against the Paying Agent and (3) does not include a statement or admission of fault or culpability by or on behalf of the Paying Agent.
8)Term. This Agreement shall terminate upon (i) the completion of the exchange of all securities and other payments subject to this Agreement or (ii) the completion of all unclaimed property reporting and escheatment obligations arising in connection with the duties of the Paying Agent pursuant to this Agreement. Upon termination of this Agreement, the Paying Agent shall promptly deliver to the Purchaser any certificates, funds or other property then held by the Paying Agent relating to the Purchaser or the Company. After such time, any party entitled to such certificates, funds or property shall look solely to Purchaser, and not the Paying Agent therefor, and all liability of the Paying Agent with respect thereto shall cease. If after seven years from the date hereof any shares, warrants or options remain unexchanged or other payments remain unpaid and moneys and/or securities on deposit hereunder are not escheatable in accordance with unclaimed property laws and regulations, then Paying Agent may terminate this Agreement and any remaining property may be delivered to Purchaser. Thereafter, Purchaser shall be responsible for compliance with unclaimed property obligations.
9)Unclaimed Property Administration.
a)Subject to applicable unclaimed property laws, the Paying Agent will initiate unclaimed property reporting services for unclaimed shares and related cash distributions, which may be deemed abandoned or otherwise subject to applicable unclaimed property law or regulation. Such services may include preparation of unclaimed property reports, delivery of abandoned property to various states, completion of required due diligence notifications, responses to inquiries from owners, and such other services as may reasonably be necessary to comply with applicable unclaimed property laws or regulations. In connection with the foregoing, the Stockholder Representative shall assist the Paying Agent and provide such cooperation as may reasonably be necessary in the performance of the services hereunder. Paying Agent or its duly appointed agent shall remit unclaimed funds to the appropriate state or jurisdiction, as provided for under applicable unclaimed property law or regulation.
b) To the extent required by Securities and Exchange Commission (“SEC”) Rule 17Ad-17 (17 CFR § 240.17Ad-17), Paying Agent will provide one (1) written notification to each Company Securityholder who becomes an “unresponsive payee” (as defined in Rule 17Ad-17(c)(3)) that such Company Securityholder has been sent a check that has not yet been negotiated, no later than 210 days (seven (7) months) after the sending of the not yet negotiated check to such Company Securityholder.
10)Notices. Any notice, request for consent, report, or any other communication required or permitted in this Agreement shall be in writing and shall be deemed to have been given when delivered by electronic mail to the e-mail address given below, provided that written confirmation of receipt is obtained promptly from the recipient after completion of the electronic mail transmission, provided that notices will be deemed to have been given to the Paying Agent on the actual date received, provided further, that with respect to notices delivered to the Stockholder Representative, such notices shall be delivered solely via email:
If notice to Purchaser:
CDK Global, LLC
950 Hassell Road
Hoffman Estates, IL 60169
Attention: Chief Executive Officer
Email:    BK@CDK.com
With a copy (which shall not constitute notice) to
CDK Global, LLC

1950 Hassell Road
Hoffman Estates, Illinois 60169
Attention: General Counsel
Email: Lee.Brunz@cdk.com
and
Mayer Brown LLP
71 S. Wacker Dr.
Chicago, IL 60606
Attention: Jodi Simala; Jason Wagenmaker
Email: jsimala@mayerbrown.com;
jwagenmaker@mayerbrown.com
If notice to the Paying Agent:
    PNC Bank, National Association
    Attn: Lisa Sounthonevichith Kremers
    IDS Building
    80 South Eighth Street, Suite 3715
    Minneapolis Minnesota 55402
    E-mail: pncpaidadmin@pnc.com; lisa.kremers@pnc.com
    With a copy (which shall not constitute notice) to
    PNC Bank, National Association
    Legal Department
    1600 Market Street, 8th Floor
    Philadelphia, PA 19103
    ATTN: Treasury Management Counsel
    If notice to the Stockholder Representative:
    Fortis Advisors LLC

    Attention: Notices Department (Project Spyder)
    E-mail: notices@fortisrep.com

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party. In all cases, the Paying Agent shall be entitled to rely on a copy or electronic transmission of any document with the same legal effect as if it were the original of such document. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions located in Pennsylvania are authorized or obligated by law or executive order to close.
11)Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to principles of conflicts of law. The parties hereto consent to the exclusive jurisdiction of the state and federal courts sitting in the state of Delaware and consent to personal jurisdiction of and venue in such courts with respect to any and all matters or disputes arising out of this Agreement.
12)Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
13)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement and agreements, certificates, instruments and documents entered into in connection herewith by facsimile or other electronic transmission (including Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement or such agreements, certificates, instruments and documents.
14)Amendment and Waiver. The terms of this Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.
15)Assignment; Binding Effect. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns. Notwithstanding the foregoing, any entity into which the Paying Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the paying agent business of the Paying Agent may be transferred, shall be the successor Paying Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, in each case without the execution or filing of any instrument or paper or the performance of any further act (other than due notice to Purchaser and the Stockholder Representative).
16)Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Paying Agent is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Paying Agent. The parties to this Agreement agree to provide all such information as Paying Agent may reasonably request in order to satisfy the requirements of the USA Patriot Act or any other regulatory requirements, and any policy or procedure implemented by the Paying Agent to comply therewith.
17)Compliance with Laws. Each of Purchaser and the Stockholder Representative hereby represents that (i) it is not a person that is the target of any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“Sanctioned Person”); (ii) it is not directly or indirectly controlled by, or acting hereunder for or on behalf of, any Sanctioned Person; and (iii) none of the funds used to make any payments contemplated under this agreement are derived from any illegal activity.
18)Severability. If any provision of this Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.
19)Further Assurances. If at any time any of the Purchaser, the Stockholder Representative or the Paying Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement, the parties shall execute and deliver any and all such agreements or other documents and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.
20)No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
21)Force Majeure. No party to this Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, interruption or malfunctions of communications or power supplies, labor difficulties, actions of public authorities or other similar causes reasonably beyond its control, it being understood that the Paying Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.
22)Titles and Headings. All titles and headings in this Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

23)Entire Agreement. This Agreement constitutes the entire agreement between the Paying Agent, the Stockholder Representative and the Purchaser in connection with the subject matter of this Agreement, and no other agreement entered into between the Purchaser and the Stockholders, or any of them, including, without limitation, the Agreement and the Merger Agreement shall be considered as adopted or binding, in whole or in part, upon the Paying Agent notwithstanding that any such other agreement may be deposited with the Paying Agent or the Paying Agent may have knowledge thereof.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Purchaser and the Paying Agent have caused their names to be signed hereto by their duly authorized officers, all as of the date first written above.

CDK GLOBAL, INC.

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Paying Agent

By:
Name:
Title:

FORTIS ADVISORS LLC

By:
Name: Ryan Simkin
Title: Managing Director

Schedule A
Closing Spreadsheet

Exhibit A
Paying Agent Wire instructions

Exhibit B
Fee Schedule

Contracted Services	Description	Fees (USD)
Payments Administration Fee	Transaction setup, agreement negotiation and ongoing payments administration for the life of the deal; setup of the online portal	$7,500
Closing Payments	~213 holders	$75 per payment/per holder Tax reporting included
Post-closing Payment Fees	Post-closing releases (escrow releases)	$60 per payment/per holder Tax reporting included
LOT Distribution, Review and Acceptance	Web-based 0nline solicitation (LOT, payment and tax forms)	Included in the above for online delivery.
1099 Reporting	Standard 1099-B Tax Reporting (Alternative tax reporting Available at additional cost)	Electronic Delivery Included
Document solicitation (if requested)	Solicitation, review of documents, shareholder follow up and reporting (i.e. consents, joinders, 280Gs, etc.)	Available upon request ($50 per document per holder)
Escrow Administration Fee	Agreement Negotiation, Accounts Set-Up and Administration	N/A (with a different provider)

Administration fee includes the electronic solicitation of required documents, review & approval, addressing deficiencies, payment and tax reporting for the payees, set up of the account(s), agreement negotiation, and associated 1099B reporting.

Out-of-pocket expenses (when applicable) will be billed at cost at the sole discretion of PNC. Fees for services not specifically covered in this schedule will be billed in accordance with our prevailing rates. These costs may include, but are not limited to, review of IRS Form W-8IMY for foreign holders, stockholder presentment status updates, stockholder record adjustments, electronic copies of stockholder presentments and non-standard stockholder records.

Assumptions:
•Fee schedule is based on Paying agent appointment only; escrows with another provider
•PNC is Paying Agent for merger consideration and post-closing payments (three escrow releases)

Disclosures:
•Paying agent fees are payable upon closing
•Change in deal details might trigger changes to the fee schedule

Contracted Services	Description	Fees (USD)
Payments Administration Fee	Transaction setup, agreement negotiation and ongoing payments administration for the life of the deal; setup of the online portal	$7,500
Closing Payments	~213 holders	$75 per payment/per holder Tax reporting included
Post-closing Payment Fees	Post-closing releases (escrow releases)	$60 per payment/per holder Tax reporting included
LOT Distribution, Review and Acceptance	Web-based 0nline solicitation (LOT, payment and tax forms)	Included in the above for online delivery.
1099 Reporting	Standard 1099-B Tax Reporting (Alternative tax reporting Available at additional cost)	Electronic Delivery Included
Document solicitation (if requested)	Solicitation, review of documents, shareholder follow up and reporting (i.e. consents, joinders, 280Gs, etc.)	Available upon request ($50 per document per holder)
Escrow Administration Fee	Agreement Negotiation, Accounts Set-Up and Administration	N/A (with a different provider)

Administration fee includes the electronic solicitation of required documents, review & approval, addressing deficiencies, payment and tax reporting for the payees, set up of the account(s), agreement negotiation, and associated 1099B reporting.

Out-of-pocket expenses (when applicable) will be billed at cost at the sole discretion of PNC. Fees for services not specifically covered in this schedule will be billed in accordance with our prevailing rates. These costs may include, but are not limited to, review of IRS Form W-8IMY for foreign holders, stockholder presentment status updates, stockholder record adjustments, electronic copies of stockholder presentments and non-standard stockholder records.

Assumptions:
•Fee schedule is based on Paying agent appointment only; escrows with another provider
•PNC is Paying Agent for merger consideration and post-closing payments (three escrow releases)

Disclosures:
•Paying agent fees are payable upon closing
•Change in deal details might trigger changes to the fee schedule

Exhibit C
Solicitation Documents

Type of Company Securityholder	Solicitation Document Title	Exhibit	Required for Payment
Stockholders	Letter of Transmittal & Tax Form	C-1	Yes
Warrantholders	Letter of Transmittal, Warrant Cancellation Agreement & Tax Form	C-1	Yes
Non-Employee Optionholder	Letter of Transmittal & Tax Form	C-1	Yes

Exhibit C-1
Letter of Transmittal for Stockholders, Warrantholders, Non-Employee Optionholders

Exhibit D-1
List of Authorized Representatives of Purchaser

Name	Email Address	Signature	Contact Number

Exhibit D-2
List of Authorized Representatives of Stockholder Representative

(See attached Certificate of Authorized Representatives)

Exhibit E-1
List of Authorized Individuals of Purchaser

Name	Title	E-mail Address	Contact Number	Access Level - Full access will be provided unless otherwise noted below.

Paying Agent may rely upon the information provided for anyone herein listed as an Authorized Individuals. The persons and information designated on this Exhibit E-1 may be changed only in writing executed by the Purchaser and received and processed by Paying Agent.

Exhibit E-2
List of Authorized Individuals of Stockholder Representative

Name	Title	E-mail Address	Contact Number	Access Level - Full access will be provided unless otherwise noted below.
Adam Lezack	Managing Director	alezack@fortisrep.com	858-200-8692
Ryan Simkin	Managing Director	rsimkin@fortisrep.com	858-200-8691
Rick Fink	Managing Director	rfink@fortisrep.com	858-922-8950
Jacqueline Shawhan	Director, M&A Operations	jshawhan@fortisrep.com	858-200-8697
Tori Geft	SVP, M&A	tgeft@fortisrep.com	858-200-8698
Finance Team		finance@fortisrep.com	858-200-8688, x 310
Support Team		support@fortisrep.com	858-200-8688, Opt 2

Paying Agent may rely upon the information provided for anyone herein listed as an Authorized Individuals. The persons and information designated on this Exhibit E-2 may be changed only in writing executed by the Stockholder Representative and received and processed by Paying Agent.

Approved Riders:

Vesting Schedule: To be used only with serial acquirers to assist in the management and tracking of a vesting schedule whereby certain securities were subject to a vesting schedule and upon change of control, such securities became the right to receive cash – cash still subject to vesting schedule.
Language to be inserted in 2(f):
f)    If Purchaser desires Paying Agent to make payments with respect to Company Securityholders of former restricted stock subject to a vesting schedule (a “Restricted Stockholder”), Purchaser shall deliver or cause to be delivered a Microsoft Excel spreadsheet containing a list (a “Vesting Schedule”) of the Restricted Stockholders and the following information for each Restricted Stockholder:
i)name, address or email address and Tax Identification Number (if available);
ii)an IRS Form W-9 or IRS Form W-8BEN, as applicable;
iii)the date of each vesting event, the underlying security associated with each vesting event, and the corresponding dollar amount for each vesting event (in each case, all on a row-by-row basis per security); and
iv)the payment instructions for each Restricted Stockholder, the tax reporting for each payment, and whether any Withholding Amounts are applicable with respect to any payment.
On the first Business Day of each calendar month, Paying Agent shall provide Purchaser with a spreadsheet including the name of the Restricted Stockholder, the date of the vesting event and the payment amount for any vesting events occurring the month prior (e.g. April 1st report will contain vesting events achieved in March). Purchaser shall advise the Paying Agent whether or not each Restricted Stockholder was employed by Purchaser as of the vesting event date and is eligible for payment. If the Restricted Stockholder was not employed through the vesting event date and eligible for payment, Purchaser shall provide direction on the disposition of any remaining amounts originally allocated on the Vesting Schedule to the Restricted Stockholder.

Exhibit G
WARRANT CANCELLATION AGREEMENT
THIS WARRANT CANCELLATION AGREEMENT (the “Cancellation Agreement”), dated [__], 2021, is entered into by and among Roadster, Inc., a Delaware corporation (the “Company”), CDK Global, Inc., a Delaware corporation (the “Purchaser”), and the Person listed as the warrantholder on the signature page hereto (“Holder”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, the Company has previously granted to Holder a warrant to purchase shares of the Common Stock as set forth on Exhibit A (the “Shares”) of the Company pursuant to that certain warrant described on Exhibit A (the “Warrant”);
WHEREAS, the Company has entered into an Agreement and Plan of Merger (as may be amended, modified or restated, the “Merger Agreement”), dated June 2, 2021, by and among the Company, the Purchaser, Spyder Merger Corp., a Delaware corporation (the “Merger Sub”) and the Stockholder Representative (as defined in the Merger Agreement), pursuant to which, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and thereby becoming a wholly-owned subsidiary of Purchaser (collectively, the “Transaction”);
WHEREAS, the terms of the Merger Agreement do not require Purchaser to assume the obligations of the Warrant;
WHEREAS, in lieu of exercising its rights to purchase the Shares, Holder and the Company desire to cancel the Warrant immediately prior to the Closing in exchange for consideration from the Company as described herein;
WHEREAS, pursuant to the terms of the Merger Agreement, at Closing, Purchaser will deliver or cause to be delivered an amount equal to the Stockholder Representative Amount to the Stockholder Representative to hold as a reserve fund to pay certain amounts that may become payable by the Equityholders and the Stockholder Representative after the Closing;
WHEREAS, pursuant to the terms of the Merger Agreement and the PPP Escrow Agreement, upon Closing, Purchaser will deliver an amount equal to the Estimated Merger Consideration less the Adjustment Holdback Amount, less the Indemnity Holdback Amount (the Adjustment Holdback Amount and the Indemnity Holdback Amount together, the “Holdback Amount”), less the Stockholder Representative Amount and less the PPP Escrow Amount to PNC Bank, National Association, to be distributed to the Equityholders pursuant to the terms of the under the Merger Agreement; and

WHEREAS, the Stockholder Representative Amount, the PPP Escrow Amount and the Holdback Amount will be funded in part by a portion of the consideration that would otherwise be payable to Holder hereunder.
NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Purchaser and Holder hereby agree as follows:
1.Cancellation of Warrant.
(a)Cancellation. Holder hereby irrevocably and unconditionally cancels, surrenders and waives all of Holder’s rights under the Warrant, whether vested or unvested, effective as of the Closing; provided that the foregoing shall not be effective unless the Closing actually occurs.
(b)Cancellation Payment. In consideration for the surrender and cancellation of the Warrant and all rights related to the Warrant, upon surrender of the document evidencing the Warrant and presentment of this duly executed Cancellation Agreement (collectively, the “Warrant Cancellation Deliveries”), Purchaser and the Company shall cause the Paying Agent to deliver a cash payment to Holder as set forth on Exhibit A (the “Cash Cancellation Payment”). The Cash Cancellation Payment shall be in an amount equal to the pro rata portion of the aggregate consideration Holder would have received in consideration for the Shares issued upon exercise of the Warrant in connection with the Transaction had Holder exercised the Warrant immediately prior to the Closing, less (without duplication) the sum of (i) the exercise price therefor as set forth in the Warrant; (ii) Holder’s pro rata share of the Holdback Amount, which amount is set forth on Exhibit A; (iii) Holder’s pro rata share of the Stockholder Representative Amount, which amount is set forth on Exhibit A; and (iv) Holder’s pro rata share of the PPP Escrow Amount, which amounts are set forth on Exhibit A. Holder understands that following the execution and effectiveness of this Cancellation Agreement, Holder shall have no further rights with respect to the Warrant or any shares of stock, or rights to acquire the shares of stock, underlying the Warrant.
(c)Waiver of Notice Rights and Requirements. Holder hereby waives (i) any requirement under the Warrant to provide Holder with any notice regarding the Transaction, (ii) any requirement under the Warrant to provide Holder with any time period to exercise or exchange the Warrant prior to, or after, the Transaction, and (iii) any provisions of the Warrant regarding the termination or assumption of the Warrant and any other provision of the Warrant inconsistent with this Cancellation Agreement.
(d)Consent to Holdback Amount. Holder hereby acknowledges and agrees that a portion of consideration otherwise payable to Holder at Closing and designated as the Holdback Amount as set forth on Exhibit A, will be held back and retained by the Purchaser and disbursed in accordance with Sections, 2.8, 3.3 and 10.2 of the Merger Agreement. In the event any portion of the Holdback Amount is distributed to the

Equityholders, Holder shall receive an amount proportionate to the amount Holder’s pro rata share of the Holdback Amount bears to the total Holdback Amount.
(e)Consent to PPP Escrow Amount. Holder hereby acknowledges and agrees that a portion of consideration otherwise payable to Holder at Closing and designated as the PPP Escrow Amount, as set forth on Exhibit A, will be deposited into bank accounts and held in escrow by Silicon Valley Bank, and disbursed in accordance with the terms of the PPP Escrow Agreement. In the event any portion of any PPP Escrow Amount is distributed to the Equityholders, Holder shall receive an amount proportionate to the amount Holder’s pro rata share of the Escrow Amount bears to the total Escrow Amount.
(f)Appointment of Stockholder Representative. In connection with the Transaction, Holder acknowledges that Fortis Advisors LLC will be appointed under the Merger Agreement to act on behalf of the Equityholders thereunder as the Stockholder Representative. Holder hereby irrevocably constitutes and appoints Fortis Advisors LLC to serve as the Stockholder Representative on behalf of Holder, as the true and lawful agent and attorney-in-fact of Holder with full powers of substitution to act in the name, place and stead of Holder with respect to the transactions contemplated by this Cancellation Agreement, the Merger Agreement and the PPP Escrow Agreement, as each may be amended, including, without limitation, to act as agent for the Stockholder Representative Amount, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of Holder as Stockholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated by this Cancellation Agreement, the Merger Agreement, the Escrow Agreement and the PPP Escrow Agreement, as each may be amended, including, without limitation, the Reserve Amount and the Escrow Amount. Purchaser shall be entitled to rely on any and all action taken by the Stockholder Representative without any liability to, or obligation to inquire of, Holder.
(g)Holder Representations. Holder represents and warrants that Holder does not currently own any warrants other than the Warrant described herein and has not exercised in whole or in part its purchase rights represented by the Warrant. Holder further represents and warrants that it has full power and authority to enter into this Cancellation Agreement and to perform its obligations hereunder, including to surrender for cancellation the Warrant. Holder represents and warrants that this Cancellation Agreement constitutes the valid and binding obligation of Holder, enforceable against Holder in accordance with its terms. Holder further represents and warrants that the execution and delivery by Holder of this Cancellation Agreement and compliance with the terms hereof by Holder, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, any material law, statute, rule or regulation to which Holder is subject, or any material agreement, organizational document, instrument, order, judgment or decree to which Holder is a party or by which it is bound. Holder represents and warrants that, other than any pledge or assignment of Holder’s interests in the Warrant to or any other obligation of Holder to the Small Business Administration or its designee or otherwise in relation to any requirement under the Small Business Investment Act of 1958, as amended and in effect from time to time, and the regulations promulgated thereunder (in each case which will be fully released contemporaneously with the execution of this Cancellation Agreement), Holder is the record and beneficial owner of the Warrant free and clear of all security interests, liens, restrictions, charges, encumbrances or other obligations relating to the surrender, sale or transfer thereof (other than pursuant to the Warrant) and the Warrant will not be subject to any adverse claims. Upon request, Holder will execute and deliver any additional documents or take such additional reasonable actions as deemed by the Company to be necessary or desirable to complete the surrender and cancellation of the Warrant pursuant to this Cancellation Agreement.
2.Confidentiality. Holder agrees to at all times keep confidential and not divulge, furnish or make accessible any information regarding or relating to the Merger Agreement, this Agreement or the Merger or any of the other transactions contemplated hereby or thereby, or any claim or dispute arising therefrom or relating thereto, to anyone (other than to directors, officers, managers, attorneys, accountants, or financial advisors of Holder, in each case who have a need to know such information in order to fulfill their obligations to the Holder, are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are either bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 2 or are bound by legally enforceable codes of professional responsibility that require maintenance of confidentiality of such information, provided that any such Persons to whom such information is disclosed are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 2; provided further that Holder shall be liable to Purchaser for any Losses resulting from any failure to maintain such confidentiality by any Person to whom disclosures were made by Holder pursuant to the foregoing clauses (a) or (b) except, in each case, to the extent that (i) such information has otherwise been made public (other than as a result of disclosure by Holder in violation of the terms of this Cancellation Agreement, any Person to whom any Holder disclosed such information who violated the terms of any confidentiality obligation to such Holder or by the Company or the Stockholder Representative in violation of the confidentiality provisions in the Merger Agreement); (ii) such Holder is required by applicable Law to divulge or disclose such information, in which case Holder shall use his, her or its commercially reasonable efforts to cooperate with Purchaser to limit such disclosure to the greatest extent permitted under applicable Law; or (iii) Holder is required by an applicable process, subpoena or order, provided that Holder gives Purchaser notice, to the extent permitted by applicable Law, that is reasonable in the circumstances and uses his, her or its commercially efforts to cooperate with Purchaser to obtain a protective order to take such other legal steps to protect its interest in such information.
3.Release. Effective on payment of the Cash Cancellation Payment to Holder:

(a)To the fullest extent permitted by applicable Law, Holder acknowledges and agrees, on behalf of himself, herself or itself and each of his, her or its Affiliates and each of their respective directors, officers, managers, employees, agents, representatives, insurance providers, advisors, successors and assigns (collectively, “Releasor”) that Releasor hereby irrevocably and unconditionally releases and forever discharges the Company, Purchaser, Merger Sub, and their respective directors, officers, managers, employees, agents, representatives, insurance providers, and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), successors or assigns (collectively, the “Releasees”) from any and all Proceedings, allegations, assertions, complaints, controversies, charges, duties, grievances, Liabilities, promises, commitments, agreements, guarantees, endorsements, duties and Losses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) arising contemporaneously with or having occurred at any time prior to the Closing or on account of, arising out of, or based in whole or in part on any act, omission, matter, cause, event, or circumstance whatsoever occurring contemporaneously with or having occurred at any time prior to the Closing (collectively, “Released Claims”). Notwithstanding the foregoing, the Released Claims shall not include, and the foregoing release shall not (i) affect or in any way limit Purchaser’s obligation to deliver the Merger Consideration to Holder pursuant to the terms of the Merger Agreement or (ii) release any rights of Releasor or any obligations of the Releasees pursuant to the Merger Agreement or any Related Agreement.
(b)Releasor acknowledges that (i) Purchaser and Merger Sub are relying on, among other things, the provisions of this Section 3, in consummating the transactions contemplated by the Merger Agreement, (ii) Purchaser and Merger Sub would not be consummating such transactions in the absence of the release contemplated in this Section 3 and (iii) Releasor will derive a material and substantial benefit, directly or indirectly, from the transactions contemplated thereby.
4.Successors and Assigns. This Cancellation Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.
5.Governing Law. This Cancellation Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to the conflict of laws provisions of such state.
6.Counterparts. This Cancellation Agreement may be executed in multiple counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original and all of which together shall constitute one agreement.
7.Severability. To the fullest extent possible, each provision of this Cancellation Agreement shall be interpreted in such manner as to be effective and valid under applicable law,

but if any provision of this Cancellation Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Cancellation Agreement.
8.Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a party’s intent or the effectiveness of such signature. No party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such party forever waives any such defense.
9.Complete Agreement. This Cancellation Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
10.Waiver of Jury Trial. Each party to this Cancellation Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action arising under this Cancellation Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Cancellation Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Each party to this Cancellation Agreement hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Cancellation Agreement may file an original counterpart of a copy of this Cancellation Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.
11.Amendment and Waiver. Any provision of this Cancellation Agreement may be amended or waived only in writing signed by the Company, Purchaser and Holder. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
12.Third Party Beneficiary. Each of the Stockholder Representative, the Equityholders, Merger Sub and each other Released Party shall be an intended third-party beneficiary of this Cancellation Agreement, with the right to enforce the terms of this Cancellation Agreement against Holder as if named as a party hereto.

[Signature page follows]

IN WITNESS WHEREOF, this Cancellation Agreement has been executed on behalf of the Company, Purchaser and Holder effective as of the day and year first above written.

COMPANY:
ROADSTER, INC.
By:
Name:
Title:

IN WITNESS WHEREOF, this Cancellation Agreement has been executed on behalf of the Company, Purchaser and Holder effective as of the day and year first above written.

PURCHASER:
CDK GLOBAL, INC.
By:
Name:
Title:

IN WITNESS WHEREOF, this Cancellation Agreement has been executed on behalf of the Company, Purchaser and Holder effective as of the day and year first above written.

HOLDER:
By:

Name:

Title:
(if entity, trustee or other authorized party)

Date:_____________________________________

EXHIBIT A

HOLDER:__________________________________________________

WARRANT

Issue Date	Number and Class of Shares	Class of Shares	Exercise Price Per Share	Aggregate Exercise Price
[_______]	[____]	[____]	$[____]	$[____]

CANCELLATION AND ESCROW PAYMENTS

Cash Cancellation Payment	Reserve Amount	Adjustment Escrow Amount	PPP Escrow Amount
$[____]	$[____]	$[____]	$[____]

Exhibit H
PPP ESCROW AGREEMENT
SUMMARY OF TERMS
The following Summary of Terms (“Summary”) together with the Escrow Agreement Terms and Conditions (“Terms and Conditions”) and any exhibits or schedules attached hereto sets forth terms on which Silicon Valley Bank (the “Escrow Agent”) will facilitate and regularize the receipt of monies due, and disbursement of those monies in connection with the Transaction (as described below). The Escrow Agent will receive funds due and disburse the funds per instructions described in this Escrow Agreement (referred herein as this “Agreement”). This Agreement is entered among the Escrow Agent, Depositor and Beneficiary, collectively referred to herein as “Parties.” Reference is hereby made the Deposit Agreement and Disclosure Statement – Business Accounts (“Deposit Agreement”), and this Agreement shall be deemed a related agreement to the Deposit Agreement. The details listed below set forth a summary of the terms of the Account which are explained in further detail in the Terms and Conditions. If there is a conflict between the terms of this Summary and those of the Terms and Conditions, the terms of the Summary will control. If any provision of this Summary is opposite a box that is not checked or otherwise marked to indicate that it is applicable, such provision shall not apply to this Agreement and shall be null, void and of no force or effect. Capitalized terms used but not defined herein shall have the definitions ascribed to such terms in the Terms and Conditions.
Effective Date: This Agreement shall become effective on the day and year of the last signature received below.
Escrow Agent: Silicon Valley Bank, its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054.

Depositor:	Roadster, Inc.	Beneficiary:	Silicon Valley Bank, as lender
	(individually and collectively, “Depositor”)		(individually and collectively, “Beneficiary”)
Address:	300 De Haro St., #334,	Address:	3003 Tasman Drive
	San Francisco, CA, 94103		Santa Clara, CA 95054

Escrow Account #: _____________________________
(Assigned upon receipt of signed escrow agreement)
Interest Rate:    [ 0.01    ]% per annum (the “Interest Rate”).
Transaction:
This Agreement is being entered into among the Depositor, the Beneficiary and the Escrow Agent in connection with the U.S. Small Business Administration (“SBA”) Paycheck Protection Program Note executed by the Depositor on [4/30/2020] for [8168057205] SBA Loan No. [8168057205 ] (the “PPP Loan”).
Escrow Amount: $    [$2,123,179.54 ].
The Escrow Amount will accrue interest at the Interest Rate from the date funded until the date the Escrow Amount is disbursed in accordance with this Agreement.
Disbursement Eligible Date.
The “Disbursement Eligible Date” will be the earliest of the occurrence of the following events:
(1)    [8/30/2021 ];

(2)    the date upon which SVB receives notice from the SBA of the denial with prejudice of the forgiveness of the Depositor’s PPP Loan;
(3)    the date upon which SVB receives funds from the SBA in partial forgiveness of the Depositor’s PPP Loan; and
(4)    the date upon which SVB receives funds from the SBA in full forgiveness of the Depositor’s PPP Loan (the “Full Repayment Date”).
Parties agree that no disbursements from the Escrow Account will occur prior to the Disbursement Eligible Date.
On or within ten (10) business days after a Disbursement Eligible Date other than a Full Repayment Date, Depositor and Beneficiary agree that in accordance with the Escrow Account Disbursement Instruction Letters, attached hereto as Exhibits C-1 and C-2, funds in the Escrow Account will be released:
(1)    first, to the Beneficiary in the amount (not exceed the outstanding obligations under the PPP Loan) set forth in the written notice delivered by the Beneficiary to the Escrow Agent and the Depositor, which funds will be applied to repay the PPP Loan in full; and
(2)    second, to the Depositor (or as directed by the Depositor), all funds remaining in the Escrow Account, less any fees payable in connection with this Agreement.
On or within ten (10) business days after a Disbursement Eligible Date that is a Full Repayment Date, as evidenced by a written notice provided by the Beneficiary to the Escrow Agent and the Depositor, all funds in the Escrow Account, less any fees payable in connection with this Agreement, will be released to the Depositor (or as directed by the Depositor) in accordance with the Escrow Account Disbursement Instruction Letter. All amounts released to the Depositor pursuant to this Section shall include the interest or other income earned on such amounts at the Interest Rate.
Escrow Account Disbursement Instructions.
Upon the execution of this Agreement, the Beneficiary and the Depositor shall deliver to the Escrow Agent written instructions, substantially in the form of Exhibit C hereto, regarding the accounts into which disbursements shall be made. Upon receipt of written notice from the Beneficiary regarding the forgiveness status of the PPP Loan, as outlined above, the Escrow Agent shall release the amount(s) requested, less any fees payable in connection with this Agreement.
Fees.
Fees in connection with this Agreement are outlined in Exhibit A. It is the responsibility of the Depositor to pay required fees to the Escrow Agent. Any fees not paid will be deducted from the Escrow Amount prior to disbursement of the funds.
Miscellaneous.
The Depositor and Beneficiary each state that they have read the Agreement, including those terms found in the Terms and Conditions pages which follow this signature page, understand and agree to it, and acknowledge receipt of a copy of the same. The Depositor and the Beneficiary further acknowledge that this Agreement shall not be effective until signed by the Escrow Agent.
By signing this Agreement in the space indicated below, each party signifies its intent to accept the terms of the Agreement and be legally bound as of the Effective Date. All parties may execute this form by electronic means and each party recognizes and accepts the use of electronic signatures and records by any other party in connection with the storage and execution of this form and its items as provided for in the federal Electronic Signatures in Global and National Commerce Act and any applicable state law governing electronic transactions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year of the last signature below.

Depositor:	Beneficiary:
By:	By:
Name/Title:	Name/Title:
Date:	Date:
Phone:	Phone:
Email:	Email:

Escrow Agent: Silicon Valley Bank
By:
Name/Title:
Date:

Address for Notices:
Attn: Deposit Escrow Services
Silicon Valley Bank
3003 Tasman Drive, HF-151
Santa Clara, CA 95054
Fax: (408) 728-9746
Email: escrowservices@svb.com

ESCROW AGREEMENT
TERMS AND CONDITIONS
The Summary is attached hereto and made a part of these Terms and Conditions, and together the Summary, these Terms of Conditions and any exhibits or schedules attached hereto form the Escrow Agreement (the “Agreement”) between Escrow Agent, Depositor, and Beneficiary, dated as of the Effective Date. To the extent any provision of the Summary conflicts with these Terms and Conditions, the terms of the Summary shall control. Terms not otherwise defined herein shall have the meanings ascribed to them in the Summary. The parties hereby agree as follows:
SECTION 1. APPOINTMENT OF THE ESCROW AGENT.
Depositor and Beneficiary do hereby appoint, constitute and designate Silicon Valley Bank as their Escrow Agent for the purposes set forth herein, and the Escrow Agent accepts the agency created under this Agreement and agrees to the obligations stated herein.
SECTION 2. CONFLICT WITH OTHER AGREEMENTS.
Depositor and Beneficiary agree that this Agreement supersedes any conflicting terms contained in any other agreement or understanding pertaining to the monies.
SECTION 3. DELIVERIES TO ESCROW AGENT.
The Depositor shall deliver to the Escrow Agent via wire transfer or book transfer the sum identified in the Summary as the Escrow Amount as an initial deposit or any subsequent deposits. Escrow Agent agrees to hold and disburse said amount in accordance with the terms and conditions of this Agreement and for the uses and purposes stated herein. Such amount shall be delivered into escrow in accordance with the instructions in Exhibit B.
SECTION 4. INVESTMENT OF FUNDS.
All such funds will be deposited to the Escrow Account. Parties hereby agree that the Escrow Agent does not provide, nor shall any communication from Escrow Agent be construed as, investment advice or an offer of investment advice. Parties specifically disclaim any right or claim against Escrow Agent for information or communications presented to any Party and misconstrued as investment advice. If the Escrow Account is interest bearing, interest will be allocated as identified in the Summary and reported as earned, even if not distributed. Escrow Agent may withhold taxes as required.
SECTION 5. RESPONSIBILITIES OF ESCROW AGENT.
The duties and responsibilities of the Escrow Agent shall be those expressly set forth in this Agreement. No implied duties of the Escrow Agent shall be read into this Agreement and the Escrow Agent shall not be subject to, or obligated to recognize any other agreement between or direction or instruction of, any or all of the parties hereto. The Escrow Agent shall also not be responsible for the duties of Depositor and Beneficiary to each other. Notwithstanding any provision to the contrary contained in any other agreement between any of the parties hereto, the Escrow Agent shall have no interest in the Escrow Amount except as provided in this Agreement.
SECTION 6. DISBURSEMENTS.
Section 6.1. Parties agree that any disbursements shall be made into an account held by the Depositor or Beneficiary in accordance with the wire transfer instructions contained therein. Notwithstanding this requirement, even if Parties mutually agree to disbursement to a third party, Escrow Agent is not obligated to make such disbursement to an account controlled by an entity other than Depositor or Beneficiary if doing so violates Escrow Agent policy or may create regulatory risk or obligation on Escrow Agent.
Section 6.2. Parties agree that any disbursements made are final. Escrow Agent shall have no obligation to attempt a return of funds absent a showing of gross negligence or willful misconduct by Escrow Agent.
SECTION 7. INSTRUCTIONS AND DIRECTIONS TO AGENT.

Instructions to Escrow Agent shall be provided by the Parties via email to the following email address: grouescrowservices@svb.com
If Escrow Agent receives an instruction after (12 PM Pacific Time), such instruction shall be considered received on the next Business Day. A “Business Day” means any day that Escrow Agent is open, which is all days except Saturdays, Sundays, federal holidays, or when closures or emergency conditions occur due to unforeseen circumstances outside of Escrow Agent’s control.
Escrow Agent provides certain procedures, features and functionality (“Security Procedures”) to help secure and protect account data from misuse, fraud, and theft and to verify the authenticity of directions received. These Security Procedures include but are not limited to process controls, technological controls and third-party applications, described in this Agreement or an applicable Related Agreement. Escrow Agent is authorized to rely on the authenticity of an instruction which purports to be from Depositor and Beneficiary. The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any person or entity, except notices or instructions as provided for in this Agreement by the undersigned or an Authorized Signer (as such phrase is used in the Deposit Agreement), if designated, and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment, or decree shall be made or entered by any court affecting such property or any party hereto, then in any such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside, or vacated.
SECTION 8. Agent’s Right to Rely on Genuineness of Instrument.
The Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any instrument furnished to it hereunder and believed by it to be genuine and believed by it to have been signed or presented by the appropriate party or parties described in this Agreement. The Escrow Agent shall not be responsible nor liable in any respect on account of the lack of authority, or lack of right of any such person executing, or delivering or purporting to execute, deposit or deliver any such document, funds or endorsement of this Agreement or on account of or by reason of forgeries, or false representations.
SECTION 9. Indemnity and Hold Harmless of Bank.
Depositor and Beneficiary hereby agree to indemnify and hold harmless Escrow Agent, its affiliates and their respective directors, officers, agents and employees (“Indemnified Persons”) against any and all claims, causes of action, liabilities, lawsuits, demands and damages (each, a “Claim”) arising from this Agreement, including without limitation, any and all court costs and reasonable attorneys’ fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, including, but not limited to, any Claims arising as a result of Escrow Agent’s adherence to instructions from Depositor and Beneficiary; provided that no Indemnified Person shall be entitled to be indemnified to the extent that such Claims result from an Indemnified Person’s gross negligence or willful misconduct. Depositor and Beneficiary grant Escrow Agent a security interest in any Escrow Account, including all current or future deposits or renewals and the interest proceeds thereof, for amounts owing to Escrow Agent now or later under this Agreement or any related agreement. This provision shall survive the termination of this Agreement.
SECTION 10. Disagreements.
In the event of any disagreement between the parties and/or any other person, resulting in an adverse claim or demand being made in connection with this Agreement, Escrow Agent shall not become liable to the parties for damages or interest for Escrow Agent’s failure or refusal to comply with conflicting or adverse demands, and Escrow Agent may continue to refuse to act until the disagreement is resolved by the parties or by the court in which the Escrow Agent files a request for interpleader.
SECTION 11. JURY TRIAL WAIVER; JUDICIAL REFERENCE

TO THE EXTENT ALLOWED BY LAW, IF A DISPUTE ARISES BETWEEN ANY PARTY REGARDING THE AGREEMENT OR ANY SERVICE, ALL PARTIES WAIVE ANY RIGHT THAT IT MAY HAVE TO REQUEST A JURY TRIAL. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if and to the extent the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a referee who shall be a retired state or federal judge with judicial experience in civil matters, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The referenced proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.2, inclusive. The referee shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential, and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a referee has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the appropriate court in the Northern District of the State of California for such relief. The proceeding before the referee shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery, which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The referee shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed referee shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). The referee shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph. The following matters shall not be subject to reference to a referee as set forth in this paragraph: (i) non-judicial foreclosure of any collateral (real or personal property), (ii) exercise of self-help remedies (including set off or recoupment), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions).
SECTION 12. WAIVER.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, DEPOSITOR AND BENEFICIARY EACH WAIVE, AND THEY AGREE THAT THEY SHALL NOT SEEK FROM ESCROW AGENT UNDER ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION ANY THEORY IN TORT), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT.
SECTION 13. RESIGNATION OF THE AGENT.
The Agent reserves the right to resign as Escrow Agent at any time by giving thirty (30) days advance written notice to Depositor and Beneficiary. Within thirty days after receipt of notice of resignation, Depositor and Beneficiary shall inform the Escrow Agent of a successor escrow agent to which the Escrow Agent shall distribute the property then held hereunder, less its fees, costs and expenses (including counsel fees and expenses). If Depositor and Beneficiary are unable to appoint a successor escrow agent within thirty days and there is property held under this Agreement, then Depositor and Beneficiary shall cause the property to be disbursed.
If, upon resignation and termination of Escrow Agent, funds are not able to be disbursed, and neither Depositor nor Beneficiary are able to provide mutually agreed upon instructions for disposition of funds, Parties acknowledge and agree that Escrow Agent may interplead any or all Escrow Account funds to a court of competent jurisdiction for interpleading purposes. In addition, Escrow Agent retains authority to follow its own escheatment processes if required.
SECTION 14. GENERAL PROVISIONS
Section 14.1. Choice of Law. This Agreement will be governed by the laws of the State of California without regard to its conflicts of law provisions. All Parties each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

Section 14.2. Call Monitoring and Recording. Depositor and Beneficiary authorizes Escrow Agent to monitor, and to record, telephone conversations and other electronic communications Depositor and Beneficiary has with Escrow Agent and with Escrow Agent’s representatives for reasonable business purposes, including security and quality assurance. Escrow Agent will not remind Depositor and Beneficiary or Grantor that Escrow Agent may be monitoring or recording a call at the outset of the call unless required by law to do so.
Section 14.3. Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Depositor and Beneficiary may not assign this Agreement or any rights or obligations hereunder without Escrow Agent’s prior written consent which may be granted or withheld in Escrow Agent’s sole discretion. Escrow Agent has the right, without the consent of or notice to Depositor and Beneficiary, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Escrow Agent’s obligations, rights, and benefits under this Agreement and any other agreed documents.
Section 14.4. Notices. Any notice or other communication related to this Agreement, other than transaction instructions as identified above, shall be in writing and shall be sent by United States mail, overnight courier, facsimile or electronic mail to the noted addresses set forth below the parties’ signatures. For all purposes hereof any notice so mailed shall be as effectual as though served upon the person of the party to whom it was mailed at the time of the deposit in the United States mail, faxed or electronic mail.
Section 14.5. Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining enforceability of any provision.
Section 14.6. Counterparts. For convenience, this Agreement may be executed in any number of counterparts with the same effect as if each party had executed the same document. This shall include any electronic signatures or electronic execution methods.
Section 14.7. Integration; Amendments. This Agreement, any Exhibits herein, as well as any related documents contain the entire understanding of the parties on this subject. No purported amendment or modification of any document, or waiver, discharge or termination of any obligation shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on the Agreement.
Section 14.8. Term and Survival. Unless terminated earlier, this Agreement shall remain in effect until all amounts received by the Escrow Agent have been disbursed as provided herein above. In no case will the termination of this Agreement relieve the parties of their responsibility to pay any fees due to the Escrow Agent and payable under this Agreement. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms (other any other obligations which, by their terms, are to survive the termination of this Agreement).
Section 14.9. Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Depositor and Beneficiary and Escrow Agent arising out of or relating to the documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
Section 14.10. Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any documents shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
Section 14.11. Headings. The headings used in this Agreement are for convenience only and shall not affect interpretation.
Section 14.12. Construction of Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

Section 14.13. Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship not contemplated or agreed to in this Agreement with duties or incidents different from those of parties to an arm’s-length contract.
Section 14.14. Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or, (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
Section 14.15. Legal Process. Escrow Agent reserves all rights, and Depositor and Beneficiary explicitly acknowledge and agree to such reservation, related to Escrow Agents obligations under any legal process served unto it in any way related to the Depositor and Beneficiary. In any action or proceeding between Escrow Agent and any other party to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.
Section 14.16. Acknowledgment and Amendments. All Parties understand and agree to the terms and conditions in this Agreement. Parties agree that all terms under this Agreement, including any obligations on Escrow Agent, are subject to applicable laws. Either Depositor or Beneficiary may be subject to other agreements with Escrow Agent. By signing this Agreement, the Parties acknowledge that they have read this Agreement, and Depositor and/or Beneficiary have discussed this Agreement with a lawyer of their choosing, if desired, or that Depositor and Beneficiary have been afforded such opportunity and that Depositor and Beneficiary are signing this Agreement without duress of any kind. The provisions of this Agreement may only be altered, modified or amended by instrument in writing duly executed by all of the Parties hereto.
Section 14.17. Interpretation. This Agreement is the most reliable evidence of the Agreement between Parties. If any Party goes to court for any reason, that Party can use a copy, filmed or electronic, of any periodic statement, this Agreement, or any other document to prove that Parties obligations or that a transaction has taken place. The copy, microfilm, microfiche, or optical image will have the same validity as the original. Unless otherwise specified herein, all “days” referred to in this Agreement shall be business days. Whenever under the terms hereof the time giving a notice or performing an act falls upon a Saturday, Sunday or federal holiday, such time shall be extended to the next following business day.
Section 14.18. Errors and Omissions. Typos on documents which are not material to the terms of the Agreement, such as accidental misspellings or clerical errors, shall not affect the validity of this Agreement.
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Exhibit A
Fee Schedule
In accordance with this Agreement, the following fees are due to the Escrow Agent and shall be assessed against the Funds held in escrow unless specifically identified otherwise:

Type of Fee:	Amount	Due:
Escrow Fee*:	$0	Payable at the time the escrow account is established
Renewal Fee: (if applicable)	$0	Payable on the first and subsequent anniversaries of the escrow account

* An additional fee may be charged if revisions to the agreement are requested (you will be notified if the additional fee applies at the time of the request).

Exhibit B
Delivery Instructions
In accordance with this Agreement, all funds to be deposited to the Escrow Account should be delivered as follows:
Remittance Via Wire Transfer:

Account Name: _________________ Escrow Account
Bank:	Silicon Valley Bank
Account #:
ABA #:	121140399
SWIFT:	SVBKUS6S
Address:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

Exhibit C – 1
Escrow Account Disbursement Instruction Letter
(PPP - Depositor)

Silicon Valley Bank Deposit Escrow Services 3003 Tasman Drive, HF-151 Santa Clara, CA 95054 Fax: (408) 728-9746 Escrow Agreement dated:

Depositor:	Roadster, Inc.	Beneficiary:	Silicon Valley Bank, as lender

This letter is delivered pursuant to the Escrow Agreement identified above, by and among the Depositor, Beneficiary and Silicon Valley Bank as Escrow Agent.
The Transaction relating to this Agreement:
☐Is Ongoing
☒Is Final
A Disbursement Eligible Date has occurred and the Depositor hereby instructs Escrow Agent to release funds from the Escrow Account into the account as identified below, in accordance with the Escrow Agreement. This funds transfer will occur after the Beneficiary has confirmed that all amounts outstanding on the PPP Loan, after forgiveness if applicable, have been repaid in full.

$_________________________
Name on Account:
Address as listed on the account:

Bank Name:
Account Number:
Bank ABA/Routing Number:
Reference:

The undersigned has caused its duly authorized representative to execute this letter as of the date hereof.

DEPOSITOR
By:
Name/Title:
Date:

Exhibit C – 2
Escrow Account Disbursement Instruction Letter
(PPP - Beneficiary)

Silicon Valley Bank Deposit Escrow Services 3003 Tasman Drive, HF-151 Santa Clara, CA 95054 Fax: (408) 728-9746 Escrow Agreement dated:

Depositor:	Roadster, Inc.	Beneficiary:	Silicon Valley Bank, as lender

This letter is delivered pursuant to the Escrow Agreement identified above, by and among the Depositor, Beneficiary and Silicon Valley Bank as Escrow Agent.
The Transaction relating to this Agreement:
☐Is Ongoing
☒Is Final
A Disbursement Eligible Date has occurred and the Beneficiary hereby instructs Escrow Agent to release funds from the Escrow Account into the account in the name of Beneficiary as identified below, in accordance with the Escrow Agreement. These funds will be used by the Beneficiary to repay all amounts outstanding on the PPP Loan, after forgiveness if applicable.

$_________________________
Name on Account:	Silicon Valley Bank
Bank Name:
Account Number:
Bank ABA/Routing Number:
Reference:

The execution and delivery of this Instruction by the individual named below have been duly authorized by all necessary action on the part of the Beneficiary.

SILICON VALLEY BANK, as Beneficiary
By:
Name/Title:
Date: